UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Norfolk Southern Corporation

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NORFOLK SOUTHERN

# 2021
Notice of the
# ANNUAL MEETING OF SHAREHOLDERS
and
# PROXY STATEMENT

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Proxy Statement are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, including but not limited to statements included in the letter from Lead Director Steven F. Leer and in the section titled “Business Highlights.” In some cases, forward-looking statements may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar terminology with references to the future. Forward-looking statements reflect our good-faith evaluation of information available at the time the forward-looking statements were made. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Corporation’s control. These and other important factors, including those discussed under “Risk Factors” in the Corporation’s Form 10-K for the year ended December 31, 2020, as well as the Corporation’s other public filings with the Securities and Exchange Commission (“SEC”), may cause our actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Norfolk Southern Corporation
Three Commercial Place
Norfolk, Virginia 23510

Notice of 2021 Annual Meeting of Shareholders

AGENDA
At the Annual Meeting of Norfolk Southern Corporation (“Norfolk Southern” or the “Corporation”), shareholders will vote on the following items:
ITEM 1	Election of the 13 directors named in the proxy statement for a one-year term
ITEM 2	Ratification of the appointment of KPMG LLP, independent registered public accounting firm, as our independent auditors for 2021
ITEM 3	Approval of advisory resolution on executive compensation
ITEM 4	A shareholder proposal regarding revisions to ownership requirements for proxy access, if properly presented at the meeting
ITEM 5	A shareholder proposal regarding a report on lobbying activity alignment with Paris Climate Agreement, if properly presented at the meeting

Such other business as properly may come before the meeting and any adjournments or postponements.

VOTING

Each share of common stock is entitled to one vote on each of the items to be voted on at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT

If you do not expect to attend the virtual Annual Meeting, we urge you to vote by telephone or Internet as described below, or, if you received your materials by mail, by completing, dating, and signing the proxy card/voting instruction form, and returning it in the accompanying envelope. You may revoke your proxy or instructions at any time before your shares are voted by following the procedures described in “Voting and Proxies” beginning on page 76.

PROXY VOTING METHODS

Even if you plan to attend the virtual Annual Meeting, please vote right away by using one of the following advance voting methods (see “Voting and Proxies” beginning on page 76 for additional details). Make sure to have the proxy card/voting instruction form or Notice of Internet Availability in hand, and follow the instructions. You can vote in advance in one of three ways:

VIA THE INTERNET	BY TELEPHONE	BY MAIL

Visit the website listed on the proxy card/voting instruction form or Notice of Internet Availability to vote	Call the telephone number on the proxy card/voting instruction form or Notice of Internet Availability to vote	Complete, sign, and date, and then return the proxy card/ voting instruction form in the enclosed envelope to vote

Date and Time

Thursday, May 13, 2021, 8:30 A.M., Eastern Daylight Time

Virtual Meeting

This year's meeting is a virtual shareholders meeting at: www.virtualshareholdermeeting.com/NSC2021

Record Date

Only shareholders of record as of the close of business on March 5, 2021, will be entitled to notice of and to vote at the Annual Meeting.

Attendance

Only shareholders or their legal proxies may attend the virtual Annual Meeting. Please refer to page 78 for more information about joining the virtual Annual Meeting.

By order of the Board of Directors,

DENISE W. HUTSON

Corporate Secretary

Dated: March 31, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 13, 2021

Pursuant to rules promulgated by the Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. On or about March 31, 2021, we are sending an Important Notice Regarding the Availability of Proxy Materials (the "Notice of Internet Availability") to certain of our shareholders of record, and we are sending a paper copy of the proxy materials to those shareholders of record who have requested a paper copy. Brokers and other nominees who hold shares on behalf of beneficial owners may be sending their own similar notice.

In accordance with SEC rules, you may access our Notice and Proxy Statement, our Annual Report, and our form of proxy at http://www.proxyvote.com, which does not have “cookies” that identify visitors to the site. The Notice of Internet Availability also includes instructions for shareholders to request, at no charge, a printed copy of these materials. In addition, our Notice and Proxy Statement and Annual Report are available on our website at www.norfolksouthern.com.

March 31, 2021

Fellow Shareholder,

On behalf of your Board of Directors, I invite you to join our 2021 Annual Meeting of Shareholders on Thursday, May 13, 2021.

In light of the success of last year's virtual Annual Meeting, which allowed for greater participation by our shareholders regardless of their geographic location, and the continuing public health concerns regarding the coronavirus pandemic, your Board has decided the Annual Meeting will again be held as a virtual-only meeting.

Please refer to the Notice of Meeting page for instructions on how to access the virtual Annual Meeting. As always, our first priority is the health and safety of our shareholders, employees, and communities.

This document includes the formal notice of the meeting and proxy statement. The proxy statement tells you about the agenda, procedures, and rules of conduct for the meeting. It also describes how the Board operates, gives information about our director candidates, and provides information about items of business to be conducted at the meeting.

Your vote is important! I encourage you to review the proxy materials and vote as soon as possible to ensure that your shares are represented and voted. You may vote by telephone or over the Internet, or, if you receive these materials by mail, by completing, signing, dating, and returning the enclosed proxy card/voting instruction form.

2020 Performance. Throughout 2020, despite historic challenges, our management team pressed forward to adopt a precision scheduled railroad-based operating plan to the changing business environment, while seizing efficiency opportunities that resulted in a record fourth quarter operating ratio. Although we experienced significant pandemic-related volume declines during the first half of the year, the management team increased productivity by handling increased volumes in the second half of the year with reduced resources.

Thanks to tight controls on both capital and operating expenses, your Board approved shareholder distributions totaling $2.4 billion through dividends and share repurchases, and recently announced an increase to our long-term target dividend payout ratio from 33% to a range of 35-40% of net income. Your Board maintains a focus on returning capital to shareholders, while ensuring the company has strong liquidity.

Norfolk Southern’s strong 2020 results were a testament to the tremendous agility of our company’s management and employees in the face of the global pandemic. Their hard work and dedication, including in adapting to the past year’s unprecedented circumstances, allowed Norfolk Southern to continue to meet its commitments, serve our communities, and enhance shareholder value.

Financial information is provided in the 2020 Annual Report on Form 10-K, enclosed with the proxy materials or made available online to all shareholders. Your Board looks forward to the Corporation’s continued success in the year ahead.

New Corporate Headquarters. Significant progress continued to be made on the consolidation of our corporate headquarters to a new building in Atlanta. Construction has continued throughout the pandemic, and transition of employees to Atlanta is ongoing. By this time next year, we expect that employees will have settled into the new building, bringing our headquarters functions together and encouraging both in-person and virtual collaborative opportunities.

Corporate Responsibility. Our leadership in sustainability resonates with our customers and the markets we serve. Transporting freight by rail is 3 to 4 times more fuel-efficient than transport by truck, and our improved operating practices allowed us to achieve record locomotive fuel efficiency in 2020. Our efforts are earning recognition, including being listed on the Wall Street Journal’s 100 Most Sustainably Managed Companies in the World for 2020.

To underscore our commitment to cultivating a workplace experience where the unique experiences, perspectives, and contributions of all our people are valued, our senior management team in 2020 signed a pledge reaffirming our commitment to diversity, equity, and inclusion. By leveraging the unique backgrounds and viewpoints of all of our employees, we create a culture of innovation and respect. This strengthens our organization by attracting, retaining, and developing the best talent to improve safety, service, and business results.

Corporate Governance. The entire Board is focused on active oversight, prudent governance, and representing your interests both today and in the future. We are interested in understanding your views on topics such as diversity, compensation, financial performance, and climate change, and are committed to management’s continued shareholder engagement efforts to better assess your interests.

Your Board provides independent oversight of Norfolk Southern’s management team for our shareholders. This includes a focus on executive succession planning, ensuring the Corporation has highly qualified executives that will

Letter to Shareholders

maximize the value of our franchise. During 2020, we welcomed Cindy Sanborn as our new executive vice president and chief operating officer, and promoted Vanessa Allen Sutherland to executive vice president and chief legal officer. Cindy joined Norfolk Southern with more than 30 years of railroad experience, with a commitment to driving operational improvement. Vanessa joined in 2018 and has played an integral role in helping us navigate the economic, political, legal, and regulatory environment.

The Board is committed to safety as a core value of Norfolk Southern, and we review safety topics regularly. To allow us to delve into the topic on a deeper level and enhance our oversight of the Corporation’s commitment to safety, we formed a standing Safety Committee in 2020 to review, monitor, and evaluate the Corporation’s compliance with safety programs and practices.

Your Board has significantly refreshed its membership in recent years, to ensure that it remains a strategic asset. Since the start of 2018, we have added four new directors to our Board, each of whom has bolstered the Board’s skills and expertise. We remain focused on maintaining an appropriate balance of new perspectives and ideas with longer-term expertise. I encourage you to review the qualifications, skills, and experience of each of our 13 director nominees as presented in this Proxy Statement.

Thank you for allowing me the honor to serve the interests of all shareholders as your Lead Director on our Board of Directors. And thank you for your continued confidence and investment in Norfolk Southern Corporation.

Sincerely,

Steven F. Leer

Lead Director

2021 Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement before voting.

Voting Matters

ITEM	DESCRIPTION	BOARD RECOMMENDATION	PAGE
1	Election of the 13 directors named in the proxy statement for a one-year term	FOR EACH NOMINEE	9
2	Ratification of appointment of independent registered public accounting firm	FOR	27
3	Approval of advisory resolution on executive compensation	FOR	29
4	Shareholder proposal regarding revisions to ownership requirements for proxy access	AGAINST	66
5	Shareholder proposal regarding a report on lobbying activity alignment with Paris Climate Agreement	AGAINST	69

Norfolk Southern Corporation	Page 1	www.norfolksouthern.com

2021 Proxy Summary | 2021 Annual Meeting and Proxy Statement

Director Nominees

•	12 of 13 director nominees are independent
•	Highly-qualified directors with diversity of skills, background, and experience
•	Average director tenure is 6.6 years

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Thomas D. Bell, Jr.	71	2010	Chairman Mesa Capital Partners, LLC	✓	Compensation Finance and Risk Management
Mitchell E. Daniels, Jr.	72	2016	President Purdue University	✓	Compensation Executive Governance and Nominating (Chair)
Marcela E. Donadio	66	2016	Former Partner and Americas Oil & Gas Sector Leader Ernst & Young LLP	✓	Audit Finance and Risk Management
John C. Huffard, Jr.	53	2020	Co-Founder Tenable Network Security, Inc. Tenable Holdings, Inc.	✓	Compensation Finance and Risk Management
Christopher T. Jones	57	2020	Former Corporate Vice President and President Technology Services Sector Northrop Grumman Corporation	✓	Audit Governance and Nominating
Thomas C. Kelleher	63	2019	Former President Morgan Stanley	✓	Audit Executive Finance and Risk Management (Chair)
Steven F. Leer (Lead Director)	68	1999	Former CEO and Chairman Arch Coal, Inc.	✓	Compensation Executive Governance and Nominating
Michael D. Lockhart	72	2008	Former Chairman, President and CEO Armstrong World Industries, Inc.	✓	Audit Executive Finance and Risk Management Safety (Chair)
Amy E. Miles	54	2014	Former Chair and CEO Regal Entertainment Group, Inc.	✓	Audit (Chair) Executive Governance and Nominating
Claude Mongeau	59	2019	Former President and CEO Canadian National Railway	✓	Compensation Finance and Risk Management Safety
Jennifer F. Scanlon	54	2018	President and CEO and Director UL	✓	Compensation Governance and Nominating Safety
James A. Squires	59	2014	Chairman, President and CEO Norfolk Southern Corporation		Executive (Chair)
John R. Thompson	69	2013	Former Senior Vice President and General Manager BestBuy.com LLC	✓	Compensation (Chair) Executive Governance and Nominating

Norfolk Southern Corporation	Page 2	www.norfolksouthern.com

Business Highlights

This summary provides highlights from our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission (“SEC”) on February 4, 2021 (the “2020 Form 10-K”), and from our Fourth-Quarter Earnings Presentation, filed with the SEC on Form 8-K on January 27, 2021, to assist you in reviewing Norfolk Southern’s 2020 performance. The information contained below is only a summary, and you should refer to the more comprehensive discussions contained in our 2020 Form 10-K, as supplemented by our Form 8-Ks filed during 2020 and in January 2021, for additional information about these highlights.

2020 Business Highlights

In 2020, we continued the implementation of our strategic plan, including the transformation of our operations to generate efficiencies, improve customer service, and deliver strong financial results.

During 2020, business levels were significantly disrupted by the dual impacts of the global pandemic and energy market changes, resulting in a year-over-year volume decline of 12 percent and a revenue decline of 13 percent. During the year we reported a $385 million non-cash locomotive rationalization charge and a $99 million non-cash investment impairment charge. For 2020, we achieved the following results:

•	diluted earnings per share of $7.84;
•	income from railway operations of $3 billion; and
•	operating ratio of 69.3 percent.

Excluding the non-cash charges, we drove down operating expenses by 14 percent,* exceeding the revenue percentage decline, and produced record free cash flow* and a fifth consecutive year of operating ratio improvement. We achieved these results by pressing forward with our precision scheduled railroading implementation, including the idling of four hump operations and consolidation of trains. Adjusted 2020 results were as follows:

•	adjusted earnings per share of $9.25;*
•	adjusted income from railway operations of $3.5 billion;* and
•	adjusted operating ratio of 64.4* percent, a 30 basis point improvement over the prior year’s record.

Our network performance throughout most of 2020 was strong, with many quarterly operating performance metrics at record levels even with unprecedented volume volatility. In a year of challenges, we committed to protecting liquidity, maintaining our network, and returning capital to shareholders. We reduced our capital expenditures in 2020 to $1.5 billion, a target we established early in the year, which was a 26 percent reduction from 2019 levels. We moved to this lower target to allow us to keep priority on the health of the network while recognizing the challenging environment presented by the pandemic.

At the same time, we returned $2.4 billion to shareholders through dividends and share repurchases. We repurchased approximately $1.4 billion of Norfolk Southern stock, and we paid $960 million in dividends during the year. We recently announced a 5 percent increase in our quarterly dividend, from 94 to 99 cents per share, and also announced an increase to our long-term target dividend payout ratio from 33 percent to a range of 35-40 percent of net income. We have delivered a 10 percent compound annual growth in dividends per share over the last 10 calendar years.

*	Reconciliation of this non-GAAP financial measure is provided on page 80 of this Proxy Statement under “Reconciliation of Non-GAAP Financial Measures.”

Norfolk Southern Corporation	Page 3	www.norfolksouthern.com

Business Highlights | 2021 Annual Meeting and Proxy Statement

*	This graph compares the cumulative stockholder return on Norfolk Southern Corporation common stock with the other identified indices. It assumes an investment of $100 in NSC common stock and each index on Dec. 31, 2015, and that all dividends were reinvested over the five-year period, ending Dec. 31, 2020. Data furnished by Bloomberg Financial Markets.

Norfolk Southern Corporation	Page 4	www.norfolksouthern.com

Business Highlights | 2021 Annual Meeting and Proxy Statement

Corporate Responsibility Highlights

We have integrated sustainability into daily operations in ways that advance our business goals and honor our environmental and social commitments as a responsible corporate citizen. We strive to satisfy these commitments while driving business forward, to ensure long-term success for all stakeholders: investors, customers, employees, communities, and industry partners. Our Governance and Nominating Committee oversees sustainability initiatives, while our Safety Committee evaluates our compliance with safety programs and practices.

Economy

Norfolk Southern plays an essential role in the U.S. economy, moving the goods and materials that power growth, enabling commerce, and providing access to international markets. This role requires us to maintain and modernize our extensive rail network and invest in advanced technologies.

Safety

Safety is a way of life at Norfolk Southern, extending beyond our rail operations and into the communities where we live and work. This commitment is reflected by the Board of Directors establishing a Safety Committee.

Diversity, Equity,
and Inclusion

Because we value the unique experiences, perspectives, and contributions of all our people, we endeavor to promote diversity, equity, and inclusion in the workplace and in the communities we serve.

Environment

Running our network efficiently is good for our business as well as for the environment.

Additionally, we take environmental stewardship seriously and are involved in several initiatives that go beyond reducing our carbon footprint.

Our Corporate Responsibility Report which highlights our accomplishments in integrating sustainable business practices into daily operations is published annually. The report is available on our website at http://www.norfolksouthern.com/content/nscorp/en/about-ns/sustainability.html. Please note that information contained on our website is not incorporated by reference in this Proxy Statement or considered to be part of this document.

Norfolk Southern Corporation	Page 5	www.norfolksouthern.com

Business Highlights | 2021 Annual Meeting and Proxy Statement

Highlights from 2020

15% year-over-year decline in number of train accidents	$1.5 billion invested to promote safe, efficient operations, modernize our technology, and support economic growth	21% drop in total reportable injuries	60% of Executive Vice Presidents are female
55% of trainee and intern hires for 2020 were a racial minority and/or female	$166 million spent with diverse suppliers in 2020	15 million metric tons of carbon emissions avoided through shipping by rail	240,000 metric tons of CO2 captured through our Trees and Trains 10,000-acre reforestation project

Economy

Shipping: Norfolk Southern kept the economy moving in 2020, shipping over $2.1 billion in agriculture, forest, and consumer products, $1.3 billion in metals and construction merchandise, and $2.6 billion in intermodal shipments.

Providing: Provided employee compensation and benefits worth more than $2.3 billion, purchased approximately $2.9 billion in goods and services, and paid more than $276 million in local and state taxes in 22 states and the District of Columbia.

Investing: In 2020, we invested $1.5 billion to promote safe, efficient operations, modernize our technology, and support economic growth in the communities we serve.

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Business Highlights | 2021 Annual Meeting and Proxy Statement

Safety

Protecting our Employees: Year-over-year decline of 20% in serious injuries and 21% drop in total reportable injuries.	Innovating: Led the industry in tapping into Waze, a mobile navigation app, providing targeted messaging to motorists approaching highway-rail grade crossings.

Focus on Accident Prevention: Year-over-year decline in number of train accidents of 15%.	Investing: In 2020, invested $53 million on positive train control safety spending, bringing the total invested to date in this safety initiative to just over $2 billion.

Oversight: In 2020, our Board of Directors established a Safety Committee to review and monitor our company’s safety program.

Diversity, Equity, and Inclusion

Recruiting: To enhance diversity at NS, we have a multi-faceted talent acquisition strategy focused on sourcing highly qualified talent at all organizational levels, both internally and externally, from a broad range of backgrounds, relevant industries, and locations across the country. Our sourcing efforts prioritize partnerships with diverse organizations including Historically Black Colleges and Universities, the Society of Hispanic Professional Engineers, Women in Engineering, and many other opportunities to connect with diverse talent. In 2020, 61% of senior manager and executive leader hires, and 55% of trainee and intern hires, were a racial minority and/or female.

Including: NS is committed to programs that celebrate each employee’s unique background and circumstances. These initiatives include a flexible holiday program to provide employees with the choice to observe holidays with the most personal significance, dress for your day, and a new telework program – all of which create a work environment that feels more accepting and inclusive of each employee’s diverse experiences and personal circumstances.

Joining: Norfolk Southern became the first Class I railroad to join the CEO Action for Diversity and Inclusion coalition in 2018 and maintains this commitment to cultivate a workplace that values all individuals for their unique perspectives and experiences.	Leading: Senior leaders from across the company are part of an Inclusion Leadership Council, accountable for setting our enterprise inclusion goals and the actions needed to achieve them.

Developing: NS is facilitating professional development around inclusive leadership practices to support efforts to build a workplace where every employee feels fully valued and included.	Supporting: Norfolk Southern spent $166 million with diverse suppliers in 2020.

Norfolk Southern Corporation	Page 7	www.norfolksouthern.com

Business Highlights | 2021 Annual Meeting and Proxy Statement

Environment

Reducing: Every year, we help customers avoid almost 15 million metric tons of carbon emissions through shipping by rail rather than truck. This prevents the use of the equivalent of approximately 1.5 billion gallons of truck diesel.

Eliminating: We joined the Operation Clean Sweep Pledge to eliminate plastic pollution, aiming for zero loss of plastic resin into the environment.

Improving Efficiency: Over a five-year period, with 2015 as a baseline, NS improved fuel efficiency by 9.4%, exceeding our target of 8.6%.	Reporting: Annual climate strategy disclosure to CDP (Carbon Disclosure Project) since 2009.

Capturing: Our Trees and Trains 10,000-acre reforestation project has captured over 240,000 metric tons of CO2 from the atmosphere and is removing another 50,000 metric tons annually.	Oversight: Our Governance and Nominating Committee’s charter includes oversight of sustainability initiatives.

Corporate Responsibility Recognitions

We were honored to be the recent recipients of a number of awards and recognitions, including the following:

2020 List of the 100 Most Sustainably Managed Companies in the World	2020 List of 75 Green Supply Chain Partners	River Star Business Hall of Fame 2021
— Wall Street Journal	— Inbound Logistics	— Elizabeth River Project

2021 List of America’s Most Responsible Companies	2020 Military Friendly Company	Top-Scoring Company on the 2020 Disability Equality Index	2020 Trendsetter for political disclosure practices and accountability
— Newsweek Magazine	— Military Friendly® Spouse Employer	— Disability Equality Index	— Center for Political Accountability (CPA)– Zicklin Index

Norfolk Southern Corporation	Page 8	www.norfolksouthern.com

Corporate Governance and the Board

ITEM 1	Election of the 13 Directors Named in The Proxy Statement for a One-Year Term ✓ The Board of Directors unanimously recommends that shareholders vote FOR each of the nominees for election as directors.

The following individuals have been nominated for election as directors for a one-year term expiring at the 2022 Annual Meeting: Thomas D. Bell, Jr., Mitchell E. Daniels, Jr., Marcela E. Donadio, John C. Huffard, Jr., Christopher T. Jones, Thomas C. Kelleher, Steven F. Leer, Michael D. Lockhart, Amy E. Miles, Claude Mongeau, Jennifer F. Scanlon, James A. Squires, and John R. Thompson.

If any nominee becomes unable to serve, your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the size of the Board.

So that you have information concerning the independence of the process by which our Board of Directors selected the nominees, we confirm, as required by the SEC, that (1) there are no family relationships among any of the nominees or among any of the nominees and any officer, and (2) there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected. The age listed for each director nominee is as of May 13, 2021. Additional information on the experience and expertise of the director nominees can be found on the following pages.

Nominees

Thomas D. Bell, Jr. Compensation, Finance and Risk Management	Director since 2010 Independent Age 71

Career Highlights

Mr. Bell is the Chairman of Mesa Capital Partners, LLC, a real estate investment company. Mr. Bell previously served as Chairman and CEO of Cousins Properties, a publicly-traded real estate investment trust that invests in office buildings throughout the South, from 2002 to 2009. He is also a director of Southern Company Gas (formerly AGL Resources) and was a director of Regal Entertainment Group, Inc. until its acquisition in March 2018.

Areas of Expertise

CEO/Senior Officer; Environmental and Safety; Governance/Board; Governmental and Stakeholder Relations; Human Resources and Compensation; Marketing; Strategic Planning

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Corporate Governance | 2021 Annual Meeting and Proxy Statement

Mitchell E. Daniels, Jr. Compensation, Executive, Governance and Nominating (Chair)	Director since 2016 Independent Age 72

Career Highlights

Mr. Daniels has been President of Purdue University since 2013 and served as Governor of Indiana from 2005 to 2013. From 1990 to 2000, Mr. Daniels worked for Eli Lilly and Company, holding the executive positions of President of North American Pharmaceutical Operations and Senior Vice President of Corporate Strategy and Policy. Mr. Daniels is also a director of Cerner Corporation.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Governmental and Stakeholder Relations; Strategic Planning

Marcela E. Donadio Audit, Finance and Risk Management	Director since 2016 Independent Age 66

Career Highlights

Ms. Donadio retired as a partner of Ernst & Young LLP, a multinational professional services firm, in 2014. From 2007 until her retirement, Ms. Donadio was Americas Oil & Gas Sector Leader, with responsibility for one of Ernst & Young’s significant industry groups helping set firm strategy for oil and gas industry clients in the United States and throughout the Americas. Ms. Donadio is also a director of Marathon Oil Corporation and NOV Inc.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Human Resources and Compensation; Strategic Planning

John C. Huffard, Jr. Compensation, Finance and Risk Management	Director since 2020 Independent Age 53

Career Highlights

Mr. Huffard is a co-founder of Tenable Network Security, Inc. and Tenable Holdings, Inc., a cybersecurity software company. Mr. Huffard served as President and Chief Operating Officer and a director of Tenable Network Security, Inc. from 2002 to 2018, where he was responsible for driving Tenable’s global corporate strategy and business operations and was instrumental in the venture funding and IPO process. From 2018 to 2019, Mr. Huffard focused exclusively on business operations as chief operating officer of Tenable Holdings, Inc. Mr. Huffard has been a director of Tenable Holdings, Inc. since 2016.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Human Resources and Compensation; Information Technology

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Corporate Governance | 2021 Annual Meeting and Proxy Statement

Christopher T. Jones Audit, Governance and Nominating	Director since 2020 Independent Age 57

Career Highlights

Mr. Jones served as Corporate Vice President and President of the technology services sector of Northrop Grumman Corporation, a global aerospace and defense technology company, from January 2013 through December 2019. Previously, he served as Vice President and General Manager of Northrop Grumman’s integrated logistics and modernization division from 2010 through 2012. Mr. Jones was a maintenance officer in the Connecticut Air National Guard from 1997 to 2011.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governmental and Stakeholder Relations; Information Technology; Strategic Planning

Thomas C. Kelleher Audit, Executive, Finance and Risk Management (Chair)	Director since 2019 Independent Age 63

Career Highlights

Mr. Kelleher served as President of Morgan Stanley, a leading global financial services firm, from 2016 until his retirement in June 2019. He also served as Chairman and Chief Executive Officer of Morgan Stanley Bank, N.A. until June 2019. Previously, he was President of Morgan Stanley Institutional Securities from 2010 to 2016, CEO of Morgan Stanley International from 2011 to 2016, Chief Financial Officer and co-head of Corporate Strategy from 2007 to early 2010, and served as Morgan Stanley’s Head of Global Capital Markets from 2006 to 2007.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Governmental and Stakeholder Relations; Human Resources and Compensation; Strategic Planning

Steven F. Leer Lead Independent Director Compensation, Executive, Governance and Nominating	Director since 1999 Independent Age 68

Career Highlights

Mr. Leer served as the Chief Executive Officer of Arch Coal, Inc., a company engaged in coal mining and related businesses, from 1992 through 2012. He was Chairman of its board from 2006 through 2012 and its Executive Chairman from 2012 through 2014. He then served as Senior Advisor to the President and CEO of Arch Coal from 2014 through May 2015. Mr. Leer is also a director of Cenovus Energy Inc. and Parsons Corporation. Mr. Leer served as the non-executive Chairman of USG Corporation until April 2019.

Areas of Expertise

CEO/Senior Officer; Environmental and Safety; Governance/Board; Governmental and Stakeholder Relations; Human Resources and Compensation; Marketing; Strategic Planning; Transportation

Norfolk Southern Corporation	Page 11	www.norfolksouthern.com

Corporate Governance | 2021 Annual Meeting and Proxy Statement

Michael D. Lockhart Audit, Executive, Finance and Risk Management, Safety (Chair)	Director since 2008 Independent Age 72

Career Highlights

Mr. Lockhart served as Chairman of the Board, President and Chief Executive Officer of Armstrong World Industries, Inc., and its predecessor, Armstrong Holdings, Inc., a leading global producer of flooring products and ceiling systems, from 2000 until his retirement in February 2010. Mr. Lockhart previously served as Chairman and Chief Executive Officer of General Signal Corporation, a diversified manufacturer, from September 1995 until it was acquired in 1998.

Areas of Expertise

CEO/Senior Officer; Environmental and Safety; Finance and Accounting; Governance/ Board; Marketing; Strategic Planning; Transportation

Amy E. Miles Audit (Chair), Executive, Governance and Nominating	Director since 2014 Independent Age 54

Career Highlights

Ms. Miles served as Chief Executive Officer of Regal Entertainment Group, Inc., a leading motion picture exhibitor, from 2009 until its acquisition in March 2018. During that time, she served as a director of Regal and was named Chair of its board in 2015. Ms. Miles previously served as Regal Entertainment’s Executive Vice President, Chief Financial Officer and Treasurer from 2002 to 2009. Ms. Miles has been a director of The Gap, Inc. since April 2020 and Amgen, Inc. since July 2020.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Information Technology; Marketing; Strategic Planning

Claude Mongeau Compensation, Finance and Risk Management, Safety	Director since 2019 Independent Age 59

Career Highlights

Mr. Mongeau served as President and Chief Executive Officer of Canadian National Railway Company (CN), a North American railroad and transportation company, from January 2010 to June 2016 and as a director of CN from October 2009 to June 2016. During his 22-year career at CN, he also served as Executive Vice President and Chief Financial Officer, Vice President Strategic and Financial Planning, and Assistant Vice President Corporate Development. Mr. Mongeau is also a director of Cenovus Energy and Toronto-Dominion Bank. He was formerly a director of Telus from 2017 to 2019.

Areas of Expertise

CEO/Senior Officer; Environmental and Safety; Finance and Accounting; Governance/ Board; Governmental and Stakeholder Relations; Human Resources and Compensation; Marketing; Strategic Planning; Transportation.

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Corporate Governance | 2021 Annual Meeting and Proxy Statement

Jennifer F. Scanlon Compensation, Governance and Nominating, Safety	Director since 2018 Independent Age 54

Career Highlights

Ms. Scanlon has been President and Chief Executive Officer and Director of UL, a global science safety organization, since September 30, 2019. She is the first woman to lead the organization. She previously served as President and Chief Executive Officer of USG Corporation from 2016 until its acquisition in April 2019. During that time, she served as a director of USG. Ms. Scanlon also previously served as President of USG’s international business, President of its L&W Supply Corporation, and Chief Information Officer and Chairman of the Board for USG Boral Building Products.

Areas of Expertise

CEO/Senior Officer; Environmental and Safety; Governance/Board; Information Technology; Marketing; Strategic Planning; Transportation

James A. Squires Executive (Chair)	Director since 2014 Age 59

Career Highlights

Mr. Squires has been President of Norfolk Southern since 2013 and Chief Executive Officer since June 2015. Mr. Squires was named Chairman of the Board of Norfolk Southern in October 2015. Mr. Squires previously served as Norfolk Southern’s Executive Vice President-Administration, Executive Vice President-Finance and Chief Financial Officer, Senior Vice President Finance, Senior Vice President Law, and Vice President Law.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Governmental and Stakeholder Relations; Human Resources and Compensation; Marketing; Strategic Planning; Transportation

John R. Thompson Compensation (Chair), Executive, Governance and Nominating	Director since 2013 Independent Age 69

Career Highlights

Mr. Thompson served as a government relations consultant for Best Buy Co., Inc., a multinational consumer electronics corporation, from October 2012 to April 2016, and as Senior Vice President and General Manager of BestBuy.com LLC, a subsidiary of Best Buy Co., Inc., from 2002 through 2012. Mr. Thompson was formerly a director of Belk, Inc. and Wendy’s International, Inc.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Governmental and Stakeholder Relations; Human Resources and Compensation; Information Technology; Marketing; Strategic Planning

Norfolk Southern Corporation	Page 13	www.norfolksouthern.com

Corporate Governance | 2021 Annual Meeting and Proxy Statement

Qualifications of Directors and Nominees

Our directors have diverse backgrounds and provide critical experience and expertise to Norfolk Southern. The Governance and Nominating Committee carefully considers the experience and qualifications of each director standing for re-election and potential nominees for election, including how the director will contribute to the diversity of the Board, to ensure that the Board can effectively carry out its oversight role on behalf of our shareholders.

The Governance and Nominating Committee has identified ten areas of expertise that are of particular importance to Norfolk Southern given the nature of our business and our expectations for the future of our company. The categories identified by the Governance and Nominating Committee are as follows:

CEO/Senior Officer	Experience working as a CEO or senior executive of a major public, private, or non-profit entity.
Environmental and Safety	A thorough understanding of safety and environmental issues and transportation industry regulations.
Finance and Accounting	Senior executive level experience in financial accounting and reporting, auditing, corporate finance, and/or internal controls.
Governance/Board	Prior or current experience as a board member of a major public, private, or non-profit entity.
Governmental and Stakeholder Relations	Experience in or a strong understanding of the workings of government and public policy on a local, state, and national level and stakeholder strategy and engagement.
Human Resources and Compensation	Senior executive level experience or membership on a board compensation committee with an extensive understanding of compensation programs, particularly compensation programs for executive level employees and incentive-based compensation programs.
Information Technology	Senior executive level or board experience with information technology issues for a major public, private, or non-profit entity.
Marketing	Senior executive level experience in marketing combined with a strong working knowledge of Norfolk Southern’s markets, customers, and strategy.
Strategic Planning	Senior executive level experience in strategic planning for a major public, private, or non-profit entity.
Transportation	Extensive knowledge and experience in the transportation industry, either as a senior executive of a transportation or logistics company or as a senior executive of a customer of a transportation company.

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Corporate Governance | 2021 Annual Meeting and Proxy Statement

The table and chart below summarize the areas of expertise that our Governance and Nominating Committee has identified as being represented on our Board, both from an individual and collective standpoint. In addition to these areas of expertise, the Governance and Nominating Committee also considers ethical integrity, board dynamics, reputation of potential nominees, recommendations of director search firms, and diversity of the Board.

Norfolk Southern defines diversity as the collective mixture of similarities and differences that impact our workforce, workplace, and marketplace. Our Governance and Nominating Committee views diversity broadly, seeking to nominate individuals from varied backgrounds, perspectives, and experiences. The Governance and Nominating Committee does not have a specific written policy on the diversity of the Board of Directors at this time. However, more information on Norfolk Southern’s diversity principles and philosophy can be found on our website on the “Work at NS” page under “Learn more about NS.”

	Bell	Daniels	Donadio	Huffard	Jones	Kelleher	Leer	Lockhart	Miles	Mongeau	Scanlon	Squires	Thompson	Director with Skill/Experience
CEO/Senior Officer — Experience working as a CEO or senior executive of a major public, private, or non-profit entity.	•	•	•	•	•	•	•	•	•	•	•	•	•	13/13
Environmental and Safety — A thorough understanding of safety and environmental issues and transportation industry regulations.	•						•	•		•	•			5/13
Finance and Accounting — Senior executive level experience in financial accounting and reporting, auditing, corporate finance, and/or internal controls.		•	•	•	•	•		•	•	•		•	•	10/13
Governance/Board — Prior or current experience as a board member of a major public, private, or non-profit entity.	•	•	•	•		•	•	•	•	•	•	•	•	12/13

Governmental and Stakeholder Relations — Experience in or a strong understanding of the workings of government and public policy on a local, state, and national level and stakeholder strategy and engagement.

	•	•			•	•	•			•		•	•	8/13
Human Resources and Compensation — Senior executive level experience or membership on a board compensation committee with an extensive understanding of compensation programs, particularly compensation programs for executive level employees and incentive-based compensation programs.	•		•	•		•	•			•		•	•	8/13
Information Technology — Senior executive level or board experience with information technology issues for a major public, private, or non-profit entity.				•	•				•		•		•	5/13
Marketing — Senior executive level experience in marketing combined with a strong working knowledge of Norfolk Southern’s markets, customers, and strategy.	•						•	•	•	•	•	•	•	8/13
Strategic Planning — Senior executive level experience in strategic planning for a major public, private, or non-profit entity.	•	•	•		•	•	•	•	•	•	•	•	•	12/13
Transportation — Extensive knowledge and experience in the transportation industry, either as a senior executive of a transportation or logistics company or as a senior executive of a customer of a transportation company.							•	•		•	•	•		5/13

More information on director qualifications and nomination is contained in Norfolk Southern’s Corporate Governance Guidelines, posted on the “Invest in NS” page under “Corporate Governance Documents” on our website.

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Corporate Governance | 2021 Annual Meeting and Proxy Statement

Director Independence

The Board of Directors has considered whether the members of our Board of Directors are independent. A director is considered “independent” if the Board determines that the director has no material relationship with Norfolk Southern (directly or as a partner, shareholder, or officer of an organization that has a relationship with Norfolk Southern). The Board makes these determinations after full deliberation, considering all relevant facts and circumstances. To aid in its evaluation of director independence, the Board has adopted categorical independence standards. Under the standards, an individual director is “independent,” unless the Board determines otherwise, if none of the following relationships exist between Norfolk Southern and the director:

•	the director is, or has been within the last three years, an employee, or an immediate family member of the director is, or has been within the last three years, an Executive Officer of Norfolk Southern or any of our consolidated subsidiaries;
•	the director or an immediate family member of the director has received during any twelve-month period within the last three years more than $120,000 in direct compensation from Norfolk Southern or any of our consolidated subsidiaries, other than director and committee fees and deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service);
•	(a) the director is a current partner or employee of a present or former internal or external auditor of Norfolk Southern or any of our consolidated subsidiaries, (b) the director has an immediate family member who is a current partner of such a firm, (c) the director has an immediate family member who is a current employee of such a firm and personally works on Norfolk Southern’s audit, or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Norfolk Southern’s audit within that time;
•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where one of our Executive Officers serves as a director and sits on that company’s compensation committee;
•	the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, Norfolk Southern or any of our consolidated subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; and
•	the director is an executive officer or compensated employee, or an immediate family member of the director is an executive officer, of a charitable organization that receives donations from Norfolk Southern, any of our consolidated subsidiaries, or the Norfolk Southern Foundation in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such charitable organization’s donations.

For purposes of these categorical standards, “immediate family member” has the definition used in the New York Stock Exchange’s Listing Standards. These categorical independence standards are available on our website at www.norfolksouthern.com on the “Invest in NS” page under “Corporate Governance Documents.”

The Board has determined that all the director nominees other than Mr. Squires satisfy the above categorical standards and qualify as independent directors of Norfolk Southern. Mr. Squires serves as our Chairman, President and Chief Executive Officer and, therefore, is not an independent director. In addition, the Board determined that Mr. Carp, who served as a director during 2020 but was not a director nominee at our 2020 Annual Meeting, was an “independent” director. In making these independence determinations, our Board of Directors considered the following transactions:

•	The Norfolk Southern Foundation made charitable grants to Purdue University during the past three years, pursuant to Norfolk Southern’s College Partnership program. From time to time, the Norfolk Southern Foundation makes charitable contributions to Purdue University pursuant to the Foundation’s employee-directed matching gift program. Mr. Daniels has been President of Purdue University since January 2013.
•	Mr. Kelleher served as President of Morgan Stanley from 2016 until his retirement in June 2019. Morgan Stanley provided banking/financial advisory services to Norfolk Southern in the past and is a participating lender in Norfolk Southern’s credit facility. These transactions were in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable services provided by other investment banks and participating lenders in the credit facility, and the dollar amounts involved were not material to either Norfolk Southern or Morgan Stanley.

These transactions did not exceed our categorical independence standards and were not sufficiently material as to require disclosure as a Related Persons Transaction under Item 404(a) of Regulation S-K. In addition, the Board considered these relationships in its nomination of Messrs. Daniels and Kelleher and determined that their independence as directors of Norfolk Southern is not impaired.

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Corporate Governance | 2021 Annual Meeting and Proxy Statement

Governance Framework and Practices

The Board of Directors has adopted Corporate Governance Guidelines that, among other matters, describe procedures for shareholders and other interested parties to communicate with the non-employee members of the Board (the “outside” directors). Communications will be forwarded to the Lead Independent Director after review by the Corporate Secretary, as appropriate. Communications that are unrelated to the duties and responsibilities of the Board may not be forwarded. These include matters involving individual grievances or that are otherwise not of general concern to all shareholders, and items that are business solicitations or advertisements, resumes or other job-related inquiries, spam, and hostile, threatening, or similarly unsuitable communications, each of which will be handled by management, as appropriate. However, all shareholder and interested parties’ communications are made available to the Board of Directors upon the Board’s request. The Corporate Governance Guidelines are available on our website at www.norfolksouthern.com on the “Invest in NS” page under “Corporate Governance Documents.”

Board Leadership Structure

Mr. Squires has served as Chief Executive Officer since June 1, 2015, and as Chairman since October 1, 2015. While the Board believes that combining the CEO and Chairman positions provides a leadership structure that is in the best interests of Norfolk Southern and our shareholders, the Board of Directors recognizes the importance of strong independent board leadership and has provided for such leadership by designating a Lead Independent Director, as discussed in detail below under “Lead Independent Director.”

Combining the CEO and Chairman positions provides for consistency of leadership of the Board and management and maintains clear lines of authority. Given that Mr. Squires’ knowledge of the Corporation is more extensive than that of any other director, he is particularly well equipped to lead the Board and set the Board’s agenda in collaboration with our Lead Independent Director. Further, Mr. Squires’ experience gives him a depth of knowledge about the broader industry that the Board believes is a highly valuable feature for the Chairman.

Lead Independent Director

In order to provide strong independent Board leadership, the Board’s leadership structure is enhanced by the role of our Lead Independent Director, who:

•	is selected from the independent directors of the Board by the independent directors;
•	presides at all meetings of the Board at which the Chairman is not present, including all meetings of the outside directors;
•	calls additional meetings of the outside directors as necessary;
•	serves as a liaison between the Chairman and CEO and the independent directors, conferring with the Chairman and CEO on a number of topics, including the effectiveness of Board meetings;
•	develops and approves, together with the Chairman and CEO, Board and committee meeting agendas, meeting schedules, and other materials to be distributed to the Board in order to ensure sufficient time for informed discussions of complex issues;
•	monitors the flow of information from the committee chairs to the directors, reviews shareholder communications, meets with significant shareholders as appropriate, and interviews potential director candidates; and
•	presides over our annual board self-evaluation process.

Mr. Leer was selected by the independent directors to be our Lead Independent Director in 2013. Mr. Leer is an experienced director with extensive knowledge of Norfolk Southern’s business, drawing from his perspectives both as a board member and as a former customer. While Mr. Leer has extensive experience as a public company CEO and chairman, because he is not currently a standing executive he is able to devote extensive time and focus to his role as Lead Independent Director. Mr. Leer has served as a director of Norfolk Southern through two leadership transitions and has been instrumental in providing continuity in the leadership of the Board, and in facilitating communication amongst board members. More information on the position of Lead Independent Director is contained in Norfolk Southern’s Corporate Governance Guidelines, posted on the “Invest in NS” page under “Corporate Governance Documents” on our website.

Board Self-Evaluation Process

Our Lead Independent Director presides over our annual board self-evaluation process. For the 2020 evaluation, the Board retained a third-party firm to facilitate the evaluation, with evaluation results sent directly to the directors without input or interpretation by management. The evaluation included an assessment of the effectiveness of the Board and its committees, director performance, board dynamics, director succession planning, the effectiveness of our Lead Independent Director and committee chairs, and the level of independence between the Lead Independent Director and our Chairman and CEO. The individual assessments were organized and summarized by the third-party firm for discussion by our Lead Independent Director with the Board. In addition, our Lead Independent Director supplemented the evaluation process with one-on-one reviews with individual directors following the evaluation as he deemed appropriate. The Board believes utilizing a third-party firm and reviewing and updating the questionnaire each year as appropriate ensures the evaluation process remains robust and that the process is free from any conflicts of interest and is truly an independent review.

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Corporate Governance | 2021 Annual Meeting and Proxy Statement

Board Refreshment and Succession Planning Policy

Our Governance and Nominating Committee adopted a policy under our Corporate Governance Guidelines requiring that it discuss succession planning for directors, including the committee chair and lead director positions, at least annually. The Committee considers any upcoming retirements under its retirement policy for directors, desired skills and expertise for the Board, and tenure of current directors. In evaluating tenure, the Committee reviews average tenure and distribution of individual tenures for the Board (that is, the number of directors having less than five years of service, five to ten years of service, and over ten years of service), with the goal of maintaining an appropriate balance of new perspectives and longer-term expertise.

Retirement Policy

Under our Corporate Governance Guidelines, a director must retire effective as of the date of the annual meeting that falls on or next follows the date of that director’s 75th birthday.

Director Education

Directors will receive continuing education from time to time through presentations about the Corporation and new legal and regulatory developments relating to directors. Directors are encouraged to participate in outside director education seminars at the Corporation’s expense. In addition, Directors periodically participate in site visits to our railroad facilities.

Director Elections Majority Voting Policy and Resignation Requirement

Norfolk Southern’s Bylaws require that in an uncontested election of directors, a director will be elected by a majority of votes cast. Any incumbent director who is not re-elected will promptly tender his or her resignation to the Board of Directors for consideration by our Governance and Nominating Committee. The Governance and Nominating Committee will promptly consider the resignation and recommend to the Board of Directors whether to accept or reject the tendered resignation. The Board of Directors will act on the Committee’s recommendation within 90 days following certification of the election results. Any director who tenders his or her resignation pursuant to this provision will not participate in the Governance and Nominating Committee’s recommendation or Board of Directors’ consideration regarding whether or not to accept the tendered resignation. If the resignation is accepted, the Governance and Nominating Committee will recommend to the Board whether to fill the vacancy or reduce the size of the Board. We will publicly disclose the Board of Directors’ decision within four business days, including a full explanation of the process by which the decision was reached and, if applicable, the reasons why the Board rejected the director’s resignation.

Proxy Access

The Corporation’s Bylaws permit a group of shareholders holding 3% of our outstanding shares for at least 3 years, and who otherwise comply with the Corporation’s Bylaws, to nominate up to 20% of the Board of Directors (with a minimum of 2 nominees). Up to 20 shareholders may aggregate their holdings to reach the 3% threshold. Our Bylaws are posted on our website on the “Invest in NS” page under “Corporate Governance Documents.”

Special Meetings

A special meeting will be called by the Corporate Secretary of the Corporation upon written request by one or more shareholders who in the aggregate represent at least 20% of the Corporation’s voting shares and who otherwise comply with the Corporation’s Bylaws, which are posted on our website on the “Invest in NS” page under “Corporate Governance Documents.”

Shareholder Engagement

Norfolk Southern regularly engages with its shareholders on our strategic plan, governance, executive compensation, sustainability, and other matters of interest to shareholders. During 2020, we continued our shareholder outreach program and met with many of our largest institutional investors. Our outreach program included one-on-one meetings with members of our governance team, as well as members of our investor relations, human resources, and sustainability teams. Feedback we received from shareholders was presented to our Board of Directors and to our Governance and Nominating Committee or Compensation Committee, as appropriate, for that committee’s consideration. Our Governance and Nominating Committee discussed both the process for conducting this outreach program and the results of these shareholder meetings with our Board of Directors.

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Corporate Governance | 2021 Annual Meeting and Proxy Statement

Risk Oversight

Norfolk Southern, through its Enterprise Risk Management (“ERM”) program and disclosure procedures, considers and manages opportunities, threats, and uncertainties that may impact the Corporation’s business objectives by employing a robust ERM program. The ERM program supports the Corporation’s achievement of business objectives by enabling a collaborative risk management environment to proactively identify, assess, monitor, and mitigate business risk.

While the Board of Directors is ultimately responsible for oversight of the ERM program, the Finance and Risk Management Committee has been delegated oversight of the ERM program. The Finance and Risk Management Committee:

•	recommends ERM program procedures and processes to the Board;
•	oversees the ERM program and requests reports from management on its monitoring and mitigation of risks;
•	discusses with management the relationship between Norfolk Southern’s risk appetite and business strategies; and
•	collaborates with the Audit Committee to assist it in its review of major financial risk exposures and its oversight of the guidelines and policies used to govern the ERM program.

Other Board committees also play a role in risk oversight:

•	The Audit Committee is responsible for oversight of ERM program guidelines and policies, and considers Norfolk Southern’s major financial risk exposures, as well as risks associated with financial reporting and fraud.
•	The Compensation Committee considers major compensation-related risks when reviewing our compensation strategy, plans, and programs.

Management implements the ERM program through its Enterprise Risk Council. The Council comprises executive leadership and the chief risk officer, who coordinate with business leaders across Norfolk Southern to assess and mitigate enterprise risks. Management provides regular presentations and updates on risk management efforts to the Finance and Risk Management Committee. In addition, the Board or the Finance and Risk Management Committee may conduct additional risk assessments at any time, and the Board — and each of its committees — is empowered to engage outside advisors to assist in performing its risk oversight duties.

Through the ERM program, Norfolk Southern reviews and monitors sustainability and climate change risks relating to legislative and regulatory efforts to limit greenhouse gas emissions, volatility in energy prices, and business interruptions from severe weather. Our Board receives updates on these risks, and our management works with employees to identify, assess, and mitigate these risks and any potential emerging risks associated with sustainability and climate change.

Similarly, management provides periodic reports to the Board on data protection and cybersecurity matters. To mitigate cybersecurity risks, our chief information officer and chief information security officer lead a team responsible for establishing enterprise-wide security strategy, policy, standards, architecture, and processes, and have reported to the Board on such matters. All management employees receive mandatory periodic training on how to identify potential cybersecurity risks and protect the Corporation’s resources and information which is supplemented by company-wide testing initiatives, including periodic phishing tests. Our risk-based information security program helps ensure our defenses and resources are aligned to address the most likely and most damaging potential attacks, to provide support for our organizational mission and operational objectives, and to keep us in the best position to detect, mitigate, and recover from a wide variety of potential attacks in a timely fashion.

For more information on these risks, please see our annual and quarterly reports filed with the SEC.

Related Persons Transactions

During 2020, Norfolk Southern did not have any related persons transactions.

We may occasionally participate in transactions with certain “related persons.” Related persons include our Executive Officers, directors, beneficial owners of 5% or more of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related persons transactions.” We have adopted a written policy to prohibit related persons transactions unless they are determined to be in Norfolk Southern’s best interests. Under this policy, the Audit Committee of our Board is responsible for the review and approval of each related persons transaction exceeding $120,000. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related persons transaction, the Chair of the Audit Committee has been delegated authority to act between Audit Committee meetings. The Audit Committee, or its Chair, considers all relevant factors when determining whether to approve a related persons transaction, including whether the proposed transaction is on terms and made under circumstances that are at least as favorable to Norfolk Southern as would be available in comparable transactions with or involving unaffiliated third parties. Among other relevant factors, they consider:

•	the size of the transaction and the amount of consideration payable to the related person(s);
•	the nature of the interest of the applicable director, director nominee, Executive Officer, or 5% shareholder, in the transaction; and
•	whether we have developed an appropriate plan to monitor or otherwise manage the potential conflict of interest.

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Corporate Governance | 2021 Annual Meeting and Proxy Statement

The Chair must report any action taken pursuant to this delegated authority to the Audit Committee at its next meeting. In addition, at the Audit Committee’s first meeting of each fiscal year, it reviews all previously approved related persons transactions that remain ongoing and have a remaining term or remaining amounts payable to or receivable from us of more than $120,000. Based on all relevant facts and circumstances, taking into consideration our contractual obligations, the Audit Committee determines whether it is in our and our shareholders’ best interest to continue, modify, or terminate the related persons transaction.

Anti-Hedging and Anti-Pledging Policies

The Corporation’s anti-hedging policy, which applies to all officers and members of the Board, provides that the Corporation’s executive and non-executive officers and members of its Board of Directors are prohibited from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, exchange funds) that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Corporation’s securities, whether granted by the Corporation as part of the officer’s or director’s compensation or held, directly or indirectly, by the officer or director. Corporation policy also prohibits executive officers from entering into pledging transactions or positions regarding the Corporation’s securities. The Corporation is not aware of any violation of these policies.

The Thoroughbred Code of Ethics

The Board has approved and adopted The Thoroughbred Code of Ethics, which applies to all directors, officers, and employees of Norfolk Southern, and a Code of Ethical Conduct for Senior Financial Officers that applies to specified financial officers. These documents and our Corporate Governance Guidelines are available on our website at www.norfolksouthern.com on the “Invest in NS” page under “Corporate Governance Documents.” Any shareholder may request printed copies of our Corporate Governance Guidelines, The Thoroughbred Code of Ethics, or Code of Ethical Conduct for Senior Financial Officers by contacting: Denise W. Hutson, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510 (telephone 757-823-5567).

Board Composition and Attendance

The Board met nine times in 2020. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

The Corporate Governance Guidelines also describe the Board’s policy with respect to director attendance at the Annual Meeting of Shareholders, which provides that, to the extent possible, each director is expected to attend the Annual Meeting. We work hard to coordinate schedules so that all our directors can attend, but occasionally events arise that we are unable to schedule around. All directors standing for election in 2020 attended our 2020 Annual Meeting of Shareholders.

Committees of the Board

Our Board committees and their responsibilities are described below. Each committee operates under a charter approved by the Board of Directors that requires the committee to evaluate its performance at least annually. The committee’s evaluation includes effectiveness, size and composition, the quality of information and presentations given to the committee by management, the suitability of the committee’s duties, and other issues that the committee deems appropriate. Committee membership and copies of the committee charters are available on our website on the “Invest in NS” page under “Corporate Governance Documents.” Any shareholder may request a printed copy of one or more of the committee charters by contacting: Denise W. Hutson, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510 (telephone 757-823-5567).

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Corporate Governance | 2021 Annual Meeting and Proxy Statement

Executive Committee

Current members:	James A. Squires (Chair)
Mitchell E. Daniels, Jr.
Thomas C. Kelleher
Steven F. Leer
Michael D. Lockhart
Amy E. Miles
John R. Thompson

Meetings in 2020: One

When the Board is not in session, and except as otherwise provided by law, the Executive Committee has and may exercise all the authority of the Board, including the authority to declare a quarterly dividend on our common stock at the rate of the quarterly dividend most recently declared by the Board. All actions taken by the Executive Committee are reported to the Board at its next meeting and are subject to revision or alteration by the Board.

Audit Committee

Current members:	Amy E. Miles (Chair)
Marcela E. Donadio
Christopher T. Jones
Thomas C. Kelleher
Michael D. Lockhart

Meetings in 2020: Seven

All members of the Audit Committee are independent (see information under “Director Independence” on page 16), satisfy all additional requirements for service on an Audit Committee, as defined by the applicable New York Stock Exchange Listing Standards and SEC rules, and qualify as “audit committee financial experts,” as that term is defined by SEC rules. No member of the Committee serves on more than three public company audit committees.

During 2020 the Audit Committee:

•	assisted board oversight of the accuracy and integrity of our financial statements, financial reporting process, and internal control systems;
•	engaged an independent registered public accounting firm (subject to shareholder ratification) based on an assessment of their qualifications and independence, and pre-approved all services associated with their engagement;
•	evaluated the efforts and effectiveness of our independent registered public accounting firm and Audit and Compliance Department, including their independence and professionalism;
•	facilitated communication among the Board, the independent registered public accounting firm, our financial and senior management, and our Audit and Compliance Department;
•	assisted board oversight of our compliance with applicable legal and regulatory requirements;
•	reviewed procedures established for the receipt, retention, and treatment of complaints received, including confidential, anonymous submissions by employees, or others, of concerns regarding questionable accounting or auditing matters, and significant cases of alleged employee conflict of interest, ethical violations, misconduct, or fraud, the volume and nature of calls to the “Ethics and Compliance Hotline” and other matters similar in nature;
•	discussed the Corporation’s guidelines and policies with respect to risk assessment and risk management, including the Corporation’s major financial risk exposures, and the steps management has taken to monitor and control such exposures; and
•	prepared the “Audit Committee Report” that SEC rules require be included in our annual proxy statement.

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Compensation Committee

Current members:	John R. Thompson (Chair)
Thomas D. Bell, Jr.
Mitchell E. Daniels, Jr.
John C. Huffard, Jr.
Steven F. Leer
Claude Mongeau
Jennifer F. Scanlon

Meetings in 2020: Six

All members of the Compensation Committee are independent (see information under “Director Independence” on page 16) and satisfy all additional requirements for service on a Compensation Committee, as defined by the applicable New York Stock Exchange Listing Standards and the SEC rules.

During 2020 the Compensation Committee:

•	considered and made recommendations to the Board concerning the compensation levels, plans, and programs for the directors, chief executive officer, and executive officers;
•	reviewed and approved corporate goals and objectives relevant to the chief executive officer’s compensation and considered and recommended to the independent members of the Board the compensation of the chief executive officer based on an evaluation of his performance relative to those corporate goals and objectives;
•	considered the results of the shareholder advisory vote on executive compensation in connection with its review of Norfolk Southern’s executive compensation strategy, plans, and programs;
•	provided oversight of each management annual incentive plan, deferred compensation plan, long-term incentive plan, and other executive compensation plan that the Board has adopted and granted, and recommended or approved awards under the plans;
•	made compensation decisions for which it was desirable to achieve the protections afforded by Rule 16b-3, or by other laws or regulations relevant in this area and in which only disinterested directors may participate; and
•	oversaw disclosures included in the Compensation Discussion and Analysis (“CD&A”) and produced a Compensation Committee Report indicating that it has reviewed and discussed the CD&A with management and approved its inclusion in the annual proxy statement.

Finance and Risk Management Committee

Current members:	Thomas C. Kelleher (Chair)
Thomas D. Bell
Marcela E. Donadio
John C. Huffard, Jr.
Michael D. Lockhart
Claude Mongeau

Meetings in 2020: Five

All members of the Finance and Risk Management Committee are independent (see information under “Director Independence” on page 16).

During 2020 the Finance and Risk Management Committee:

•	oversaw implementation of policies concerning our capital structure, including evaluating the appropriate structure of our long-term debt, mix of long-term debt and equity, and strategies to manage our interest burden, and recommended to the Board the declaration of dividends, share repurchases, and the issuance of debt securities;
•	reviewed and evaluated tax and treasury matters and financial returns of our transactions, including management of cash flows, tax planning activities, and evaluating financial returns of proposed mergers, acquisitions, and divestitures; and
•	provided oversight of our Enterprise Risk Management program, including recommending Enterprise Risk Management procedures and processes to the Board, requesting reports from management on its monitoring and mitigation of risks, and discussing with management the relationship between Norfolk Southern’s risk appetite and business strategies.

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Corporate Governance | 2021 Annual Meeting and Proxy Statement

Governance and Nominating Committee

Current members:	Mitchell E. Daniels, Jr. (Chair)
Christopher T. Jones
Steven F. Leer
Amy E. Miles
Jennifer F. Scanlon
John R. Thompson

Meetings in 2020: Six

All members of the Governance and Nominating Committee are independent (see information under “Director Independence” on page 16).

During 2020 the Governance and Nominating Committee:

•	recommended to the Board qualified individuals to be nominated as members of the Board;
•	recommended to the Board qualified individuals to be elected as our officers;
•	evaluated and considered whether to recommend the adoption of any amendments to our Corporate Governance Guidelines;
•	monitored legislative developments relevant to us and oversaw efforts to affect legislation and other public policy;
•	provided oversight of our sustainability initiatives, political contributions, and charitable giving;
•	oversaw our relations with shareholders; and
•	monitored corporate governance trends and practices and made recommendations to the Board of Directors concerning corporate governance issues.

Safety Committee

Current members:	Michael D. Lockhart (Chair)
Claude Mongeau
Jennifer F. Scanlon

Meetings in 2020: Three

All members of the Safety Committee are independent (see information under “Director Independence” on page 16).

During 2020 the Safety Committee:

•	reviewed and evaluated the safety program and practices of the Corporation;
•	monitored the Corporation’s compliance with the safety program;
•	reviewed and evaluated the Corporation’s compliance with applicable rules and regulations;
•	reviewed the Corporation’s train statistics and traffic trends;
•	reviewed and evaluated the Corporation’s safety program data; and
•	reviewed and evaluated the Corporation’s process for collection and dissemination of safety data.

Compensation Committee Interlocks and Insider Participation

During 2020, each of John R. Thompson, Chair, Daniel A. Carp (retired May 14, 2020), Thomas D. Bell, Jr., Mitchell E. Daniels, Jr., John C. Huffard, Jr. (joined February 21, 2020), Steven F. Leer, Claude Mongeau, and Jennifer F. Scanlon served on our Compensation Committee. None of these members have ever been employed by Norfolk Southern, and no members had any relationship with us during 2020 requiring disclosure as a transaction with a related person, promoter, or control person under Item 404 of Regulation S-K or under the Compensation Committee Interlocks disclosure requirements of Item 407(e)(4) of Regulation S-K.

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Corporate Governance | 2021 Annual Meeting and Proxy Statement

Compensation of Directors

2020 Non-Employee Director Compensation Table1

Name	Fees Earned or Paid in Cash[3] ($)	Stock Awards[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5] ($)	All Other Compensation[6] ($)	Total ($)
Thomas D. Bell, Jr.	122,500	172,789		25,000	320,289
Daniel A. Carp[2]	73,750	172,789		10,000	256,539
Mitchell E. Daniels, Jr.	122,500	172,789		0	295,289
Marcela E. Donadio	112,500	172,789		10,500	295,789
John C. Huffard, Jr.[2]	112,500	148,539		0	261,039
Christopher T. Jones[2]	112,500	148,539		0	261,039
Thomas C. Kelleher	122,500	172,789		0	295,289
Steven F. Leer	162,500	172,789	16,205	5,113	356,607
Michael D. Lockhart	132,500	172,789		5,000	310,289
Amy E. Miles	132,500	172,789		0	305,289
Claude Mongeau	120,000	172,789		0	292,789
Jennifer F. Scanlon	120,000	172,789		5,000	297,789
John R. Thompson	127,500	172,789		10,000	310,289

[1]	Mr. Squires received no compensation for Board or committee service in 2020, and Mr. Squires will not receive compensation for Board or committee service in 2021. Therefore, neither this table nor the narrative that follows contains compensation information for Mr. Squires. For compensation information for Mr. Squires, see the Summary Compensation Table on page 49.
[2]	Mr. Carp served as a director through May 14, 2020. Messrs. Huffard and Jones each began service as a director on February 21, 2020.
[3]	Includes amounts elected to be received on a deferred basis pursuant to the Directors’ Deferred Fee Plan. For a discussion of this plan, as well as our other director compensation plans, see the narrative discussion below.
[4]	Represents the full grant date fair value computed in accordance with FASB ASC Topic 718 of the restricted stock units granted to directors pursuant to our Long-Term Incentive Plan on January 30, 2020, or for Mr. Huffard and Mr. Jones, on February 21, 2020. All of the restricted stock units granted to our directors under the Long-Term Incentive Plan are vested upon grant and acceptance of the award, but are subject to a restriction period of one year and, depending on the director’s election, may be subject to a retention period that ends upon the director’s termination of service. Each director serving on the Board as of December 31, 2020, and who was elected to the Board before 2015, also held 3,000 restricted shares granted pursuant to the Directors’ Restricted Stock Plan. See below under “Non-Employee Director Compensation – Long-Term Incentive Plan” and “Non-Employee Director Compensation – Directors’ Restricted Stock Plan” for more information.
[5]	Represents the amounts by which 2020 interest accrued on fees deferred prior to 2001 by Mr. Leer under the Directors’ Deferred Fee Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code.
[6]	Represents the dollar amounts we contributed to charitable organizations on behalf of directors pursuant to our matching gift programs.

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Narrative to Non-Employee Director Compensation

Below is a discussion of the material factors necessary to an understanding of the compensation disclosed in the above table.

How We Set Director Compensation. The Compensation Committee and the Board of Directors determine the annual compensation of non-employee directors each year. The Committee consults with its compensation consultant on the director compensation program and reviews survey information to determine whether changes are advisable. The Committee reviews both a comparison to the market amount of compensation paid to directors serving on boards of similar companies and reviews the allocation of this compensation between cash retainer and equity grants. In general, the Compensation Committee and the Board seek to make any changes to non-employee director compensation in a gradual and incremental fashion.

The Corporation pays for or reimburses directors for expenses related to attending Board and committee meetings, director education programs, and other company business meetings.

Fees. In 2020, each member of the Board received a quarterly fee of $28,125 for service on the Board and its standing committees. Directors who served as committee chairpersons received an additional quarterly fee of $5,000 for such service, and our Lead Independent Director received an additional quarterly fee of $12,500. For the first two quarters of 2020, members of the special-purpose safety committee received an additional quarterly fee of $3,750, and that committee’s chairperson received a quarterly fee of $5,000.

Long-Term Incentive Plan. Each of our then current non-employee directors was granted restricted stock units effective January 2020, and Messrs. Huffard and Jones were granted restricted stock units upon their appointment to the Board in February 2020. Each restricted stock unit represents the economic equivalent of one share of our common stock, and will be settled in shares of our stock. Beginning in 2020, each director was offered a choice as to the form for settlement of shares for the restricted stock unit award between (1) distribution one year after grant, with cash dividend equivalent payments made on the restricted stock units in an amount equal to, and commensurate with, regular quarterly dividends paid on our common stock, or (2) distribution upon leaving the Board, either in a lump sum or in ten annual distributions in accordance with the director’s prior election, with the award credited with dividend equivalents as dividends are paid on our common stock and the dividend equivalents converted into additional restricted stock units based on the fair market value of our stock on the dividend payment date.

Under the Long-Term Incentive Plan, if a new non-employee director is appointed after the date of the Plan awards for the year, the new director will receive an award under the same terms as made to other non-employee directors for the year but with the amount of the award prorated based on the number of days remaining in the year that the individual became a director. Messrs. Huffard and Jones received such prorated awards in February 2020.

Directors’ Deferred Fee Plan. A director may elect to defer receipt of all or a portion of the director’s compensation. Amounts deferred are credited to a separate account maintained in the name of each participating director. Five directors elected to defer compensation that would have been payable in 2020 into the Directors’ Deferred Fee Plan.

Amounts deferred on or after January 1, 2001, are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the director. The hypothetical investment options include NS stock units and various mutual funds as crediting indices. NS stock units are phantom units whose value is measured by the market value of shares of our common stock, but the units will be settled in cash, not in shares of stock. These amounts will be distributed in accordance with the director’s elected distribution option in one lump sum or a stream of annual cash payments over 5, 10, or 15 years.

Amounts deferred before January 1, 2001, earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. The fixed interest rate under the plan is determined based on the director’s age at the time of the deferral, which rate was 10% for deferrals made when a director was between ages 45-54. Amounts set forth in the table above represent the extent to which this rate exceeds 120% of the applicable federal long-term rate. These amounts will be distributed in ten annual installments beginning in the year following the year in which the participant ceases to be a director.

Our commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance. If the Board of Directors determines at any time that changes in the law affect our ability to recover the cost of providing the benefits payable under the Directors’ Deferred Fee Plan, the Board may reduce the interest and/or earnings on deferrals to a rate not less than one half the rate otherwise provided for in the Directors’ Deferred Fee Plan.

Directors’ Charitable Award Program. Each director who has served for one year is entitled to nominate up to five tax-exempt institutions to receive, in the aggregate, up to $500,000 from Norfolk Southern following the director’s death. Directors are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. Following the director’s death, we will distribute the donations in five equal annual installments.

The Directors’ Charitable Award Program supports our long-standing commitment to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same. We fund some of the charitable contributions made under the program out of general corporate assets, and some of the charitable contributions with proceeds from life insurance policies we purchased before 2011 on some of the directors’ lives. We are the owner and

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Corporate Governance | 2021 Annual Meeting and Proxy Statement

beneficiary of these policies, and the directors have no rights to any policy benefits. Upon directors’ deaths, we receive these life insurance death benefits free of income tax, which provide a source from which we can be reimbursed for donations made under the program. No premiums were paid for these life insurance policies after 2019.

Because we make the charitable contributions (and are entitled to the related deduction) and are the owner and the beneficiary of the life insurance policies, directors receive no direct financial benefit from this program. In the event the proceeds from any of these policies exceed the donations we are required to make under the program, we contribute the excess proceeds to the Norfolk Southern Foundation. Amounts the Norfolk Southern Foundation receives under this program may reduce what we otherwise would contribute from general corporate resources to support the Foundation’s activities.

Directors’ Restricted Stock Plan. Before 2015, each non-employee director received a grant of 3,000 shares of restricted stock upon election to the Board. Restricted stock was registered in the name of the director, who has the right to vote the shares and receive dividends, but restricted stock may not be sold, pledged, or otherwise encumbered during the restriction period. The restriction period begins when the restricted stock was granted and ends on the earlier of death or the director ceasing to serve on the Board because of disability or retirement. Effective January 2015, the Board of Directors amended the Directors’ Restricted Stock Plan to provide that no additional awards will be made under the plan.

Share Ownership Guidelines for Directors

Our Board of Directors has established as part of our Corporate Governance Guidelines that each non-employee director should own shares of Norfolk Southern stock equal to at least five times the annual amount of quarterly fees paid for service on the Board and its standing committees. The Board of Directors believes this stock ownership guideline is reasonable and aligns director and shareholder interests. Norfolk Southern common stock, restricted stock, and deferred and restricted stock units held in Norfolk Southern’s Long-Term Incentive Plan or under the Directors’ Deferred Fee Plan count toward this guideline. Directors may acquire such holdings over a five-year period. All directors currently meet this guideline or are expected to meet the guideline within the five-year period.

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Audit Committee Matters

ITEM 2

Ratification of Appointment of Independent Registered Public Accounting Firm

✓ The Audit Committee unanimously recommends, and the Board of Directors concurs, that shareholders vote FOR the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021.

The Audit Committee of the Board of Directors has appointed KPMG LLP, independent registered public accounting firm, to perform the integrated audit of our consolidated financial statements and internal control over financial reporting for 2021. KPMG and its predecessors have been the Corporation’s external auditor since 1982.

Selection of KPMG. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the Corporation’s independent registered public accounting firm and consequently is involved in the selection of the lead audit partner for the engagement. In addition, the Audit Committee is responsible for negotiating and approving the fees paid to KPMG. In determining whether to reappoint KPMG this year, the Committee reviewed KPMG’s performance and independence and considered a number of factors, including:

•	the quality of its interactions and discussion with KPMG;
•	KPMG’s performance in the audit engagement;
•	the qualifications of the lead audit partner and audit team;
•	KPMG’s independence program and processes for maintaining independence;
•	KPMG’s expertise and global reach;
•	the length of time KPMG has been engaged; and
•	the potential impact of changing our independent registered public accounting firm.

Due to KPMG’s high quality performance and strong independence, the Audit Committee and the Board of Directors believe that the continued engagement of KPMG as the Corporation’s independent registered public accounting firm is in the best interests of the Corporation and its shareholders.

KPMG Fees. For the years ended December 31, 2020, and December 31, 2019, KPMG billed us for the following services:

	2020	2019
Audit Fees[1]	$2,939,000	$3,178,997
Audit-Related Fees[2]	$215,000	$215,000
Tax Fees[3]	$136,940	$39,349
All Other Fees	$0	$0
Total Fees	$3,290,940	$3,433,346

[1]	Audit Fees include fees for the audit of our consolidated financial statements and internal control over financial reporting (integrated audit), the review of our consolidated financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.
[2]	Audit-Related Fees principally include fees for employee benefit plan audits and other attestation services.
[3]	Tax Fees consist of tax advice, tax planning, and tax compliance services.

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Audit Committee Matters | 2021 Annual Meeting and Proxy Statement

Pre-Approval Policy. The Audit Committee requires that management obtain the Committee’s prior approval for all audit and permissible non-audit services. The Committee considers and approves at each January meeting anticipated services to be provided during the year, as well as the projected fees for those services. The Committee considers and pre-approves additional services and projected fees as needed at each meeting. The Audit Committee has delegated authority to its Chair to pre-approve services between meetings, provided that the Chair reports any such pre-approval to the Audit Committee at its next meeting. The Audit Committee will not approve non-audit engagements that would violate SEC rules or impair the independence of our independent registered public accounting firm. All services rendered to us by KPMG in 2020 and 2019 were pre-approved in accordance with these procedures.

Representatives of KPMG are expected to attend the 2021 Annual Meeting. They will have the opportunity to make a statement, if they so desire, and be available to respond to appropriate questions.

Audit Committee Report

Before our Annual Report on Form 10-K for the year ended December 31, 2020, was filed with the SEC, the Audit Committee of the Board of Directors reviewed and discussed with management our audited financial statements for the year ended December 31, 2020.

The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Amy E. Miles, Chair
Marcela E. Donadio
Christopher T. Jones
Thomas C. Kelleher
Michael D. Lockhart

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Executive Compensation

ITEM 3

Approval of Advisory Resolution on Executive Compensation

✓ The Board of Directors recommends that shareholders vote FOR the advisory resolution approving the compensation of our Named Executive Officers.

We are asking our shareholders to vote to support the compensation of our Named Executive Officers, as disclosed in this Proxy Statement. Our executive compensation program is described in detail in the “Compensation Discussion and Analysis” beginning on page 33 and our “Executive Compensation Tables” beginning on page 49. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies, and practices described in this Proxy Statement. While this “Say-on-Pay” vote is advisory, and therefore not binding on the Board, the Compensation Committee will consider the results of the vote in evaluating our executive compensation program in the future.

As more fully described in our Compensation Discussion and Analysis, our executive compensation program is designed to align executives’ compensation with the Corporation’s overall business strategies, to attract and retain highly qualified executives, and to provide incentives that drive shareholder value. Accordingly, the compensation program consists of a mix of the following compensation components that the Committee believes best serve to achieve those objectives:

Long-Term Incentive Awards	Annual Incentive	Salary

•  Target longer-term achievement of corporate objectives by aligning interest of executives with shareholders

•  Include performance shares that are earned over a 3-year performance cycle, stock options, and time-based restricted stock units

•  See page 44 for further details

	• Compensate executives based on achievement of annual corporate goals • Earn based on performance against financial and operating metrics • See page 41 for further details	• Help attract and retain executives • Provide a fixed level of compensation • See page 41 for further details

*	Average for Ms. Adams, Mr. George, and Mr. Shaw. Ms. Sanborn is omitted from this chart because she joined the Corporation on September 1, 2020. As described further in the Summary Compensation Table and in the Form 8-K filed on July 27, 2020, Ms. Sanborn was granted a signing bonus and inducement equity award effective upon her hire, which awards are distinct from the annual compensation components the Committee granted to our Named Executive Officers. Mr. Scheib is omitted from this chart as he resigned effective June 1, 2020, and Mr. Wheeler is omitted as he retired effective October 1, 2020.

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Executive Compensation | 2021 Annual Meeting and Proxy Statement

Under the direction of our Compensation Committee, our executive compensation program emphasizes performance-based compensation, including compensation that is contingent upon performance conditions or subsequent stock price appreciation. The Committee considers the annual cash incentive, long-term performance share units, and stock options to be performance-based awards. The annual cash incentive and performance share units are at risk of having no value unless threshold goals are achieved, and the stock options are at risk of having no value unless our stock price appreciates.

The Committee believes such performance-based compensation creates a strong alignment between the interests of our executive officers and our shareholders. In 2020, our Chief Executive Officer’s target compensation was 71% performance-based, and the other continuing Named Executive Officers’ target compensation was on average 61% performance-based.

The Committee establishes financial and operating metrics for the annual cash incentive, and financial and stock performance criteria for our performance share unit (PSU) long-term stock incentive, and establishes challenging goals for payouts to be awarded. For the annual and long-term incentives that ended in 2020, the results and Committee action were as follows:

2020 Annual Incentive: The corporate performance achieved for the 2020 annual incentive reflected the significant impact of the global pandemic on our business. The corporate performance achieved was 20.5% based on (i) below-target performance for the operating ratio metric, and (ii) operating income below the threshold performance necessary to achieve an earnout, and the Committee used discretion to adjust the payout as described below.

The Committee met throughout 2020 to consider the impact of the pandemic on the 2020 annual incentive goals, keeping in mind that the incentive program serves an important purpose of both effectively motivating and retaining key employees. After the conclusion of the performance year, the Committee met in January 2021 to consider the corporate performance achieved for the annual incentive, and the impact of the COVID-19 pandemic relative to the performance-based incentive targets that the Committee established in January 2020. The Committee considered a number of factors, including the extent to which the results of the pandemic affected our financial and operating results, and management’s efforts to navigate the company through the disruption caused by the pandemic.

In particular, the Committee evaluated overall corporate performance for the year. The Committee determined that the year’s performance was significantly impacted by a volume and revenue trough in the second quarter resulting from business shutdowns and slowdowns caused by the COVID-19 pandemic. The Committee noted that we continued improving our operating ratio performance and that, when the second quarter was omitted, the operating ratio for 2020 would have been significantly better. As such, the Committee determined that corporate performance for the year was strong, and decided to assess whether to use its discretion to adjust the annual incentive award payout.

In considering the use of discretion, the Committee focused on management’s execution in a number of key areas that were critical to enhancing the company’s resilience to the disruption and uncertainty caused by the pandemic. The Committee determined that the executive officers successfully managed the Corporation through the macroeconomic uncertainty caused by the pandemic by:

•	safeguarding the Corporation’s liquidity while protecting and promoting shareholder value through continued share repurchases and dividends;
•	delivering cost savings and efficiencies through optimization of the operating plan and headcount, and rationalization of facilities, with a constant focus on service and productivity; and
•	aggressively pursuing human capital imperatives.

More fundamentally, the Committee found that the actions of our executive officers supported sustainable, long-term growth and promoted shareholder value. The Committee’s considerations are further described in the Compensation Discussion & Analysis section.

Based on the executive officers’ considerable contributions during the year, the Committee determined to use its discretion under the annual incentive program to increase the 2020 annual incentive payout from 20.5% to 31.5%. As described in the Form 8-K filed on January 8, 2021, the payout represents less than half of the annual incentive award target that the Committee had established for the 2020 performance year.

2018-2020 PSU Performance Cycle: A payout of 95.0% of target was achieved for the three-year cycle, based on performance against goals that were established in January 2018 for return on average invested capital (ROAIC). The earnout was not further modified on the basis of the Corporation’s relative total shareholder return (TSR) as compared with the other publicly traded North American Class I railroads, as the Corporation’s relative TSR ranked third out of the six railroads. The Committee did not take action to offset the pandemic’s impact upon the earnout for the three-year performance cycle.

The Committee grants stock options with a ten-year term, providing incentives to our executives to promote long-term shareholder interests. The value of stock options is inextricably linked to the creation of shareholder value, since options generate value for executives when Norfolk Southern creates value for shareholders through price appreciation.

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Executive Compensation | 2021 Annual Meeting and Proxy Statement

Shareholder Support for Norfolk Southern’s Executive Compensation Program

Shareholders have repeatedly expressed strong support for Norfolk Southern’s executive compensation program. We regularly engage in a shareholder outreach program to solicit feedback concerning our executive compensation program. This process allows shareholders to provide input to the Committee on our executive compensation program and disclosure beyond the annual advisory vote on compensation. In the meetings held during 2020, shareholders generally expressed satisfaction with Norfolk Southern’s compensation program and with our disclosures related to the program in the proxy statement.

The Board of Directors and its Compensation Committee believe the compensation program for the Named Executive Officers is appropriately designed to support our goals. Since this advisory vote was first held in 2011, shareholders have agreed, as they have strongly supported our executive compensation program with 94% or more of the votes cast in support each year, including 94% in 2020, in favor of our executive compensation program.

We therefore ask that you express your support by voting FOR the following advisory resolution:

RESOLVED, that the shareholders of Norfolk Southern Corporation approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table, and the other related tables and disclosures.

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Executive Compensation | 2021 Annual Meeting and Proxy Statement

Compensation Committee Report

The Compensation Committee of our Board of Directors oversees the executive compensation program on behalf of the Board. In fulfilling its oversight responsibilities, we reviewed and discussed with management the “Compensation Discussion and Analysis” set forth in this Proxy Statement.

The Compensation Discussion and Analysis discloses the material elements of Norfolk Southern’s executive compensation program. We are committed to a compensation program that is designed to align executives’ compensation with Norfolk Southern’s overall business strategies, attract and retain highly qualified executives, and provide incentives that drive shareholder value. The Compensation Discussion and Analysis describes how our decisions regarding Norfolk Southern’s executive compensation program for 2020 implemented these design elements.

In reliance on the review and discussions with management referred to above, we recommended to the Board that the Compensation Discussion and Analysis be included in Norfolk Southern’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and this Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE

John R. Thompson, Chair
Thomas D. Bell, Jr.
Mitchell E. Daniels, Jr.
John C. Huffard, Jr.
Steven F. Leer

Claude Mongeau
Jennifer F. Scanlon

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Executive Compensation | 2021 Annual Meeting and Proxy Statement

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the objectives, governance, and policies that guide our executive compensation program, the compensation components that made up that program during 2020, and the performance goals and results.

Our 2020 Named Executive Officers

Name		Position
	James A. Squires	Chairman, President and Chief Executive Officer
	Mark R. George	Executive Vice President Finance and Chief Financial Officer
	Ann A. Adams	Executive Vice President and Chief Transformation Officer
	Cynthia M. Sanborn	Executive Vice President and Chief Operating Officer
	Alan H. Shaw	Executive Vice President and Chief Marketing Officer
	John M. Scheib	Former Executive Vice President and Chief Strategy Officer
	Michael J. Wheeler	Former Executive Vice President and Chief Operating Officer

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Executive Compensation | 2021 Annual Meeting and Proxy Statement

Executive Summary

Our 2020 Executive Compensation Program

The following chart summarizes the key characteristics and performance metrics that apply to the compensation program for our Named Executive Officers for 2020:

Element	Form	Key Characteristics & Performance Metrics
Base Salary	Fixed Cash	• Reviewed annually and periodically adjusted based on market data, individual performance and experience, changes in position or duties, or other circumstances
Annual Incentive	Performance- Based Cash

•   Designed to compensate executives based on achievement of annual corporate performance goals

•   Performance metrics chosen to encourage employees to do all they can individually and as a team to increase revenue, reduce expenses, and improve operating performance

Performance metrics for 2020:

Long-Term Incentive Awards	Performance Share Units (60%)

•   Performance metric chosen to promote efficient utilization of corporate assets and enhancement of shareholder value

•   The performance metric is return on average invested capital, with total shareholder return versus publicly-traded North American Class I railroads as a modifier that may reduce or increase payout (if any) by up to 25%

•   Vest at the end of a 3-year period if performance goal is achieved

	Restricted Stock Units (25% CEO, 30% Other NEOs)	• Serve as a retention tool for valued members of management • Vest ratably in 4 installments beginning on the 1st anniversary of the date of grant
	Stock Options (15% CEO, 10% Other NEOs)	• Provide the ability to retain key employees and at the same time increase shareholder value • Vest on the 4th anniversary of the date of grant

2020 Compensation Alignment

The Compensation Committee aligns compensation to performance by emphasizing performance-based compensation components. These components include an annual cash incentive, long-term performance share units with a three-year cycle, and stock options.

In February 2019, we announced our three-year strategic plan focused on increased productivity, efficiency, and revenue growth. In 2020, we continued the implementation of that strategic plan, including tactical changes to the operating plan, to generate operational efficiencies, improve customer service, and deliver strong financial results. Although the COVID-19 pandemic caused significant economic disruption and reduced the demand for our services, we executed on operational initiatives to generate efficiencies and lower our cost structure.

As described in the “Business Highlights” beginning on page 3, in the face of economic headwinds that resulted in a year-over-year revenue decline of 13 percent and volume decline of 12 percent, we executed a plan to align our assets and resources with demand, as reflected by driving year-over-year average headcount down by 18 percent, and increased asset utilization through rationalization of our locomotive fleet. We achieved an operating ratio of 69.4 percent for the year and diluted earnings per share of $7.84. The exclusion of a $385 million non-cash locomotive rationalization charge during the first quarter of 2020, and a $99 million non-cash investment impairment charge in the

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Executive Compensation | 2021 Annual Meeting and Proxy Statement

third quarter of 2020, resulted in an adjusted operating ratio of 64.4* percent for the year and adjusted diluted earnings per share of $9.25.* The 2020 adjusted operating ratio* was a 30 basis point improvement as compared with the prior year’s record. We remain committed to driving our operating ratio down and still have a goal of 60 percent.

In 2020, we invested $1.5 billion through our capital spending and replacement program. We continued to distribute cash to shareholders by maintaining the dividend while moderating share repurchase activity, resulting in $960 million in dividend payments and the repurchase of $1.4 billion of our stock in 2020.

* Reconciliation of this non-GAAP financial measure is provided on page 80 of this Proxy Statement under “Reconciliation of Non-GAAP Financial Measures.”

The Committee is committed to tying executives’ annual and long-term incentive compensation to our performance and strategic plan goals.

Annual Incentive. The corporate performance achieved was 20.5%, resulting from below-target performance for the operating ratio metric and not achieving the threshold for an earnout for the operating income metric. As described beginning on page 43, the Committee considered the impact of the pandemic on the operating and financial goals established in January 2020 for the annual incentive, the executive team’s efforts during 2020 in managing the Corporation in the face of the unprecedented economic and operational disruption caused by the global pandemic, and the resulting overall corporate performance, and used its discretion under the plan to increase the award earnout from 20.5% to 31.5%. The adjusted award is less than half of the target payout that the Committee established in January 2020.

Performance Share Units. Our Named Executive Officers earned a payout at 95.0% of target for the performance share units for the three-year cycle ending in 2020, based on after-tax return on average invested capital (ROAIC). Our total shareholder return ranked third out of the six publicly traded North American railroads during the three-year period ending December 31, 2020, resulting in a TSR modifier of 1.0, which did not impact the payout for the 2018-2020 performance cycle.

Leading Compensation Governance Practices

Embedded in our overall executive compensation program are features that reflect leading governance principles and demonstrate our commitment to best practices in executive compensation:

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Key 2020 Compensation Decisions

As the Committee continues its focus on aligning executives’ compensation with our strategic plan goals and overall business strategies, attracting and retaining highly qualified executives, and providing incentives that drive shareholder value, the Committee made the following key decisions with respect to executive compensation for 2020:

•	Established Challenging 2020 Annual Incentive Performance Targets Aligned to Our Strategic Plan Goals. The Committee again selected operating ratio and operating income as performance measures for the 2020 annual incentive, as these measures reflect our operational efficiency and financial profitability. The Committee determined, however, that the weighting of the two measures would be 60% operating ratio and 40% operating income to assist in driving the Corporation toward our 2021 goal of an operating ratio of 60% or better.

In January 2020, pre-pandemic, the Committee set challenging financial and operating targets consistent with the 2020 goals established under our three-year strategic plan which, if met, would have produced a 67% annual incentive payout. In establishing performance targets for operating ratio and operating income for 2020, the Committee considered:

•	the goals of the three-year strategic plan, with a particular focus on the 2021 goal of an operating ratio of 60%;
•	2019 results and the forecasted business environment for 2020, including continuing challenges to volumes that would not likely be fully offset by margin improvement; and
•	our continued focus on service while improving productivity and efficiency.

The Committee thus:

•	increased the performance necessary to achieve the threshold, target, and maximum payout levels for operating ratio, and established our 2019 results as the threshold to earn a minimum payout for the operating ratio measure; and
•	decreased the performance necessary to achieve the threshold, target and maximum payout for operating income.

Against these challenging performance measures, and in light of the business challenges presented by the COVID-19 pandemic, we achieved a below-target 20.5% calculated payout based on the performance measures for our 2020 annual incentive. As noted below, the Committee used discretion in setting the final 2020 annual incentive payout amount.

•	Consideration of the Impact of the Pandemic on Corporate Performance and Incentive Compensation. Throughout the year, the Committee met with management and its independent compensation consultant to consider the impact of the pandemic on the established 2020 annual incentive goals and to consider the best course of action for the Corporation. Given the uncertainty for business conditions for much of the year, the Committee did not attempt to reset the financial and operating targets that the Committee had established for the annual incentive in January 2020. Rather, the Committee evaluated how it might exercise judgment and discretion following the close of 2020 to determine an appropriate annual incentive award following a year of management’s tireless efforts to keep the railroad operating through unprecedented conditions.

As a result of these conversations, in November 2020, the Committee recommended, and our Board of Directors approved, an amendment to the annual incentive plan that permitted the Committee to increase the corporate performance factor earned under the plan.

Then in January 2021, the Committee reviewed the impact of the pandemic on corporate performance and management’s performance in response in determining whether to adjust the 2020 corporate performance factor under the plan, as further described on page 43.

In light of these considerations, the Committee exercised its discretion under the plan to increase the annual incentive payout from 20.5% to 31.5%. The adjusted annual incentive payout is less than half of the target payout the Committee established in January 2020. The Committee’s action affected the annual incentive payout for approximately 20% of our management workforce, as their annual incentive payout is determined on the same basis as for the executive officers.

The Committee did not take action to offset the pandemic’s impact upon the earnout for the 2018-2020 performance cycle for the performance share units.

•	Established Compensation for CEO that is 71% Performance-Based. The Committee established Mr. Squires’ 2020 compensation, which provided 74% of his targeted compensation in the form of equity-based awards that are aligned with shareholder interests, and 71% as performance-based compensation.
•	Granted Long-Term Incentive Awards that are Performance-Based. The Committee continued to grant annual long-term incentive awards, the majority of which consist of performance share units and of stock options whose ultimate value is based on shareholder return and which may not have any value at the end of the vesting period. The value of these long-term incentives is closely tied to delivery of results under our three-year strategic plan.
•	Granted Inducement Awards to COO. The Committee determined it was in the best interest of the Corporation to provide a new-hire equity grant to Ms. Sanborn to serve as an inducement for her to join Norfolk Southern as our Chief Operating Officer in 2020. This equity award created immediate alignment with shareholder interests, and incentivized Ms. Sanborn as part of our leadership team to drive long-term value creation. In addition, the Committee provided Ms. Sanborn with a cash signing bonus, in part to replace compensation opportunities she forfeited by

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leaving her former employer. The amounts and terms of these compensation arrangements were deemed necessary by the Committee to recruit the best executive in a competitive market for talent.

•	Established the Executive Severance Plan. The Committee consulted with its independent compensation consultant to develop a market-based executive severance plan for its executive vice presidents and selected senior vice presidents. The Corporation previously did not maintain any severance arrangements specifically for its senior or executive vice presidents.

Objectives of Compensation Program

Our executive compensation program is primarily designed to:

•	Align executives’ compensation with overall business strategies.
•	Provide incentives that drive shareholder value.
•	Attract and retain highly qualified executives.

Compensation Governance

The Committee works closely with its independent compensation consultant throughout the year to develop the executive compensation program and to align pay with performance and with pay at comparable companies. While the Committee discusses current and proposed compensation structures with management, the Committee acts independently of management and has the full authority to retain any advisors it deems appropriate to assist it in making these decisions.

Role of Independent Compensation Consultant

The Committee engaged an independent compensation consultant, Pay Governance LLC, to provide executive compensation consulting services during 2020. Pay Governance does not provide services to Norfolk Southern other than those provided at the request of the Committee.

At the Committee’s request, Pay Governance compiled compensation data for the peer group selected by the Committee. Pay Governance also provided requested reports and information to the Committee, including at the Committee’s request, recommendations regarding individual pay and compensation program design. Pay Governance attended Committee meetings as requested by the Committee. The Committee used the information provided by Pay Governance, and considers Pay Governance’s analysis and recommendations, as a starting point for its compensation decisions.

More specifically, in 2020, Pay Governance:

•	conducted a market pay assessment of our compensation levels relative to both the competitive market and our compensation philosophy, including identifying and reviewing available market benchmark positions and pay data;
•	assisted with the development of long-term incentive grant guidelines for the officer and management groups, based on Pay Governance’s competitive pay assessment;
•	advised the Committee on the development of an executive severance plan;
•	provided market data on compensation arrangements to assist with leadership transitions;
•	reviewed emerging trends and issues in executive compensation with the Committee, including with respect to the COVID-19 pandemic and discussed the implications for Norfolk Southern; and
•	provided an analysis of the difficulty of achieving the threshold, target, and maximum performance goals for the annual incentive and the performance share units, and of the current plans’ effectiveness in driving achievement of threshold, target, and maximum payouts.

For 2020 and 2021, following a review of its records and policies, Pay Governance provided the Committee with a report regarding its conformance with independence factors under applicable SEC rules and the listing standards of the New York Stock Exchange. The Committee considered the independence factors and determined that Pay Governance is independent and free from potential conflicts of interest.

Performance Reviews

The Committee annually reviews the performance of the Chief Executive Officer and considers this performance when establishing his compensation package. The Committee also reviews the performance of the other Named Executive Officers with the assistance of the Chief Executive Officer, and considers both its own assessment of the executives’ performance and the assessment of the CEO in establishing a compensation package for the other Named Executive Officers.

Committee Consideration of Management Recommendations

Management does not make recommendations on the compensation of the Chief Executive Officer. Pay Governance makes recommendations to the Committee on any adjustments to compensation for the Chief Executive Officer, and the Chief Executive Officer is not present when the Committee makes decisions on his compensation package.

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The Chief Executive Officer provided recommendations to the Committee on any adjustments to compensation for the Named Executive Officers, other than the Chief Executive Officer. Such adjustments were based on each individual’s performance, level of responsibility, time in position, and internal pay equity.

In addition to individual adjustments, the Chief Executive Officer provided recommendations to the Committee on adjustments to compensation to address hiring or retention needs, performance goals, market pay equity, overall corporate performance, and general economic conditions. While the Committee considers the recommendations of management in these areas, it makes compensation decisions independently after considering Pay Governance’s recommendations.

Consideration of Shareholder Advisory Vote on Compensation and Shareholder Engagement

At Norfolk Southern’s 2020 Annual Meeting of Shareholders, approximately 94% of the votes cast supported the advisory resolution on the compensation of our Named Executive Officers. The Committee compared the results of the advisory vote to our peer group average results and the average results amongst the S&P 500 companies. The Committee viewed the results of the advisory vote as demonstrating broad shareholder support for our current executive compensation program. Given the results of the shareholder advisory vote and the Committee’s ongoing review of our compensation programs, the Committee believes that our existing compensation program effectively aligns the interests of the Named Executive Officers with our long-term goals. While the shareholder vote on compensation is advisory in nature, the Board and the Committee carefully consider the results of any such vote in future compensation decisions.

We engage in a shareholder outreach program with our institutional investors to solicit feedback concerning our executive compensation program, and this shareholder feedback is reported to the Committee and the Board for consideration. This process allows shareholders to provide input to the Committee on our executive compensation program and disclosure beyond the annual advisory vote on compensation. In response to specific concerns expressed by shareholders during these discussions, the Committee has taken several actions over the past years to enhance the design of our executive compensation program.

Compensation Policies

In setting compensation for the Named Executive Officers, our Compensation Committee considers:

•	each officer’s performance, experience, qualifications, responsibilities, and tenure;
•	current and historical salary levels, targeted annual incentive opportunities, and long-term incentive awards;
•	expected corporate performance and general economic conditions;
•	general industry compensation survey data; and
•	comparative market data, provided by the independent compensation consultant, for other North American Class I railroads, as a guideline. The Committee considers total direct compensation (salary plus target annual incentive plus the expected value of long-term incentive awards) relative to the 50th percentile for the Chief Executive Officer and the other Named Executive Officers as compared to the peer group.

The Committee does not consider amounts realized from prior performance-based or stock-based compensation awards when setting the current year’s target total direct compensation, regardless of whether such realized amounts may have resulted in a higher or lower payout than targeted in prior years. Since the nature and purpose of performance-based and stock-based compensation is to tie executives’ compensation to future performance, the Committee believes that considering amounts realized from prior compensation awards in making current compensation decisions is inconsistent with this purpose.

Peer Group

Our Compensation Committee monitors the continuing appropriateness of its selection of the peer group companies. The Committee believes its focus should be on ensuring the peer group includes the other North American Class I railroads or their holding companies (“Class I railroads”) because we are primarily in competition with those companies for key executive talent. As a result, the Committee determined that reference to the pay levels at the other Class I railroads was the most relevant comparator for the Named Executive Officers. The Class I railroads that make up the peer group companies for 2020 (“Peer Group Companies”) are: BNSF Railway Company, Canadian National Railway Company, Canadian Pacific Railway Limited, CSX Corporation, Kansas City Southern, and Union Pacific Corporation.

Our Committee applies its executive compensation policies consistently to all Named Executive Officers, and the application of these policies produces differing amounts of compensation for each officer based on his or her responsibilities and tenure as compared to the compensation set for comparable positions by the Peer Group Companies. In setting the Chief Executive Officer’s compensation, the Committee strives to balance comparative market data for chief executive officers of Peer Group Companies with its goal to provide incentive opportunities that are significantly performance-based and thus designed to drive shareholder value. Because the Chief Executive Officer’s job carries the highest level of responsibility and has the greatest ability to drive shareholder value, his total compensation contains a higher performance-based component than that of the other Named Executive Officers.

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Compensation Components

Overview

Our Compensation Committee has designed a balanced compensation program that provides our Named Executive Officers with an appropriate base salary along with competitive annual and long-term incentive compensation. The program directly links executives’ compensation to our strategic goals and financial performance, and thus aligns their interests with those of our shareholders. Our total compensation for our Named Executive Officers is weighted heavily toward performance-based incentive compensation, rather than base salary, so that a substantial portion of targeted executive compensation aligns with shareholder interests.

2020 CEO Target Total Compensation Mix

2020 Average Target Total Compensation Mix for Other Continuing NEOs*

*	Average for Ms. Adams, Mr. George, and Mr. Shaw. Ms. Sanborn is omitted from this chart because she joined the Corporation on September 1, 2020. As described further in the Summary Compensation Table and in the Form 8-K filed on July 27, 2020, Ms. Sanborn was granted a signing bonus and inducement equity award effective upon her hire, which awards are distinct from the annual compensation components the Committee granted to our Named Executive Officers. Mr. Scheib is omitted from this chart as he resigned effective June 1, 2020, and Mr. Wheeler is omitted as he retired effective October 1, 2020.

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In setting executives’ total direct compensation and the compensation component mix, the Committee considers the advice of its independent compensation consultant and then makes its own judgments to determine appropriate compensation levels and mix. The Committee considers each executive’s performance, responsibilities, time in position, and internal pay equity. With respect to newly hired executives, the Committee considers the executive’s responsibilities and competitive pay, including pay appropriate to encourage the executive to accept our offer of employment. In addition, the Committee uses market data of the Peer Group Companies when available as a reference point for determining the appropriate compensation, considering where the expected total direct compensation for the upcoming year falls relative to the 50th percentile for the Chief Executive Officer and the other Named Executive Officers. In making its final determinations, the Committee generally considers comparable market data, tenure, and internal pay equity.

After considering the available market data and other considerations, at the beginning of 2020, the Committee maintained the total direct compensation targets for each of the Named Executive Officers employed at that time as the Committee determined that each officer’s compensation was positioned at a competitive range around the median compensation as compared with comparable positions at the Peer Group Companies. In July 2020, the Committee established the total direct compensation target for Ms. Sanborn, which became effective upon her joining the Corporation on September 1, 2020.

For 2020, the portion of total direct compensation awarded as total cash compensation versus long-term incentive compensation for the continuing NEOs was approximately:*

*	Omitted from this table are Ms. Sanborn, who joined the Corporation on September 1, 2020, Mr. Scheib, who resigned effective June 1, 2020, and Mr. Wheeler, who retired effective October 1, 2020.

The Committee further considers the portion of total direct compensation to be awarded as long-term compensation and how the long-term portion should be allocated among performance share units, restricted stock units, and stock options. This allocation is based on general market practices, compensation trends, governance practices, and business issues. In making this determination, the Committee takes into account the potential dilutive effect of stock-based awards, including guidance on these measures from proxy advisory services, and further considers the purpose behind each element of long-term compensation and how the allocation among these elements will support its overall compensation objectives. For 2020, the Committee maintained the same percentage allocation of long-term incentive awards as granted in 2019.

*	Omitted from this graphic are Ms. Sanborn, who joined the Corporation on September 1, 2020, Mr. Scheib, who resigned effective June 1, 2020, and Mr. Wheeler, who retired effective October 1, 2020.

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Salaries

The Board establishes competitive base salaries for our executive officers to attract and retain key executive talent. Our Compensation Committee reviews the Named Executive Officers’ base salaries annually and periodically makes recommendations to our Board of Directors to adjust salaries based on market data, individual performance and experience, changes in position or responsibilities, or for other circumstances.

After the Committee’s annual salary review in January 2020, the Committee did not recommend any adjustments to the salaries for 2020 for the Named Executive Officers employed at that time, as the Committee determined that those salaries were appropriate based on comparisons for total direct compensation among peers at the Peer Group Companies.

In July 2020, the Committee recommended a salary to become effective upon the September 2020 hire of Ms. Sanborn as Executive Vice President and Chief Operating Officer, and the Board approved this salary.

Annual Incentive

Each of our Named Executive Officers participates in our Executive Management Incentive Plan (“EMIP”), which is designed to compensate executives based on achievement of annual corporate performance goals. Each year, the Committee establishes a maximum opportunity for each Named Executive Officer at the level of Executive Vice President or above. The opportunity is determined using relevant market data and internal pay equity, and is expressed as a percentage of base salary:

						Corporate Performance Percentage Achieved	+	Committee's Discretionary Adjustment to Corporate Performance	=	Individual Payout ($)
Annual Base Salary ($)	X	Maximum Opportunity	–	Committee's Discretionary Adjustment for Individual Performance	X

For 2020, the Committee established annual incentive opportunities of 225% of base salary for the Chief Executive Officer and 135% for the Executive Vice President level. The Committee then established performance levels, including at the threshold, target, and maximum performance levels as shown below. The Committee established goals to produce an overall 67% targeted corporate performance payout which, if met, would result in annual incentive payouts equal to the following percentages of each officer’s salary:

Position	Annual Incentive Opportunity		Target Performance Level	Percent of Salary Paid as Annual Incentive at Target Performance
Chief Executive Officer	225%	x	67%	=	151%
Executive Vice President	135%	x	67%	=	90%

The Committee may reduce the annual incentive paid to any executive based on performance. For 2020, the Committee did not make any adjustments to the annual incentive payout based on individual performance, and approved payouts to Mr. Squires based on a 225% opportunity and to the Executive Vice Presidents based on a 135% opportunity.

2020 Performance Metrics. Under EMIP, each participant has an opportunity to earn an annual incentive that is determined by our performance relative to goals established by the Committee. In 2020, the Committee established goals for operating ratio and operating income, weighted 60% and 40%, respectively. Approximately 20% of our management workforce had an opportunity to earn an annual incentive in 2020 based on the achievement of the same annual corporate performance goals that the Committee established under EMIP.

The Committee selected operating ratio, or operating expenses as a percentage of revenue, as the metric for operational efficiency. Operating income, consisting of operating revenue less the sum of operating expenses, is the metric for our financial profitability. The portions of the annual incentive based on operating ratio and operating income each vest independently, so it is possible to earn an annual incentive by achieving the threshold on only one of these metrics. The Committee selected these metrics for 2020 because it believed that use of such metrics encourages employees to do all they can individually and as a team to increase revenue, improve efficiency, and reduce expenses.

Performance Goals for 2020 Metrics. The Committee sets target performance at levels considered challenging with a reasonable likelihood of being achieved and that represent strong levels of performance based on our overall business outlook, general economic conditions expected during the performance year, and long-term strategic plan. The Committee established the maximum annual incentive opportunity at a level so that the full amount would be earned only if actual performance far exceeded forecasted performance.

Performance levels for the operating ratio and operating income metrics are established based on the annual financial plan established at the beginning of the year, and were tied to our 2020 goals under the three-year strategic plan announced in February 2019.

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For 2020, the Committee set the following threshold, target, and maximum payouts for each of the corporate performance payout metrics for the annual incentive:

	If Norfolk Southern achieved only one of each threshold performance measure listed below, then a threshold payout of:	If Norfolk Southern achieved the target or maximum performance measures listed below, then a payout of:
Operating Ratio	Threshold	Target	Maximum
Outcome	64.7%	62.4%	≤ 60.9%
Corporate Performance Payout Percentage	15%	67%	150%
	or	and	and
Operating Income	Threshold	Target	Maximum
Outcome	$3.82 billion	$4.170 billion	≥ $4.466 billion
Corporate Performance Payout Percentage	10%	67%	150%

Overall, the Committee established the following threshold, target, and maximum payouts for the annual incentive which would be multiplied by the executive’s annual incentive opportunity shown on the previous page:

	If Norfolk Southern achieved threshold performance for only the operating income measure, then a threshold payout of:	If Norfolk Southern achieved the target for each of the performance measures listed above, then a payout of:	If Norfolk Southern achieved the maximum for each of the performance measures listed above, then a payout of:
Overall Result	Threshold	Target	Maximum
Corporate Performance Payout Percentage	10%	67%	150%

The dollar amounts corresponding to the above-listed threshold, target, and maximum opportunities for each of the Named Executive Officers can be found under Grants of Plan-Based Awards on page 51.

For each of the performance metrics, the Committee sets performance levels and resulting payouts at intervals between the threshold, target, and maximum. When the Committee met in January 2020 and established the performance metrics for the annual incentive, the Committee considered our forecasted business environment, our continued focus on service, and the goals of the three-year strategic plan. As a result, the Committee increased the performance necessary to achieve the threshold, target, and maximum payout levels for operating ratio as compared with 2019, and established a threshold level for this metric equal to 2019 performance. Due to expected lower income from volume declines that the Committee thought unlikely to be fully offset by margin improvement, the Committee decreased the performance necessary to achieve any payout level for operating income as compared with 2019. The Committee increased the payout that would be made upon achievement of the threshold for operating ratio and operating income as compared with 2019 in light of the significant performance required to achieve a payout at the threshold level for either of these metrics. The Committee maintained a maximum payout for operating income and operating ratio at the 150% earnout level to incent achievement of the strategic plan goals.

The performance metrics that the Committee established in January 2020 for operating ratio and operating income, and the corresponding payouts, are shown in the table below:

Operating Ratio	Payout	Operating Income (billions)	Payout
60.9%	150%	$4.466	150%
61.9%	100%	$4.285	100%
62.4%	67%	$4.170	67%
63.6%	45%	$3.987	45%
64.7%	25%	$3.820	25%
>64.7%	0%	<$3.820	0%

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The payout for the annual incentive is calculated using a weighted average of the payouts for each performance metric as illustrated in the table above and, if applicable, adjusted using the Committee’s discretionary authority under EMIP to increase the resulting corporate performance factor by up to 25 percentage points.

Committee’s Consideration of and Use of Discretion to Adjust the 2020 Annual Incentive. At the start of 2021, our management requested, and Pay Governance recommended, that the Committee consider using discretion to increase the 2020 EMIP award.

As a starting point, the Committee reviewed the 2020 corporate performance achieved against the operating ratio and operating income metrics established in January 2020 under EMIP. We achieved an earnout for 2020 for the operating ratio performance metric that was just above half of the established target, and did not meet the threshold to achieve a payout for the operating income performance metric. Therefore, the overall calculated payout was 20.5%.

The Committee discussed this issue and determined that support for a discretionary increase was warranted given the resilience demonstrated by our executive officers in successfully managing the Corporation through the macroeconomic uncertainty caused by the pandemic. The Committee determined that some increase was warranted so as to properly reward the management team’s success, but that such an increase needed to be balanced in a manner sensitive to our shareholders and other stakeholders.

In considering the amount of the discretionary increase, the Committee considered that overall corporate performance for the year was significantly impacted by a volume and revenue trough in the second quarter resulting from business shutdowns and slowdowns caused by the COVID-19 pandemic. The Committee noted that we continued our quest of rapidly improving our operating ratio performance and that, when the second quarter was omitted, 2020 would have produced a significantly better operating ratio. Given this operating ratio performance, the Committee felt that overall performance for the year was strong. The Committee additionally evaluated the significant resiliency actions taken by our executive officers to drive performance during the pandemic, which included the following actions:

•	Safeguarding the Corporation’s liquidity while protecting and promoting shareholder value through continued share repurchases and dividends. Our officers scrutinized the capital budget early in the year to preserve capital in a time of uncertainty, which enabled record free cash flow* generation in 2020. In addition, they developed and implemented rigorous protocols for monitoring and managing customer payment issues. These liquidity measures enabled us to continue our dividend payments at the same amount as before the pandemic, and allowed us to repurchase more shares in the second quarter than the rest of the publicly traded rail industry combined.

•	Delivering cost savings and efficiencies through optimization of the operating plan and headcount, and rationalization of facilities, with a constant focus on service and productivity. The officers oversaw initiatives to right-size our workforce, resulting in a year-over-year headcount reduction from an average number of employees of 24,600 in 2019 to 20,200 in 2020, with approximately 19,100 employees as of the end of 2020. The ongoing shift to a Precision Scheduled Railroading operating model that has reduced reliance on major terminals allowed us to idle humping operations at four railroad yards in 2020. We closed one of our two heavy locomotive repair shops, reflecting the importance of ensuring we maintain the right mix of people and facilities, in the right locations, to deliver exceptional customer service. And, management seized the opportunity to redesign the entire auto network following the North American auto plant shutdown and slowdowns in the second quarter, so that when the plants came back online nearly all auto traffic was absorbed into the existing network.

•	Aggressively pursuing human capital imperatives. At a critical time for the country, we ensured that our employees could continue delivering for the economy and communities across America. Throughout the year, we enacted protocols consistent with Centers for Disease Control and Prevention (CDC) guidelines in all facets of work. Our management moved quickly in the second quarter to set up remote operations to distance our employees while protecting our essential on-site workforce. For the critical workforce that was on-site, we procured massive quantities of hand sanitizer, cleaning supplies, and masks to keep employees on the front lines safe from COVID-19. For employees working remotely, management oversaw the accelerated rollout of an online collaboration platform with chat functionality, virtual team meetings and, document sharing, which quickly became a key enabler for corporate productivity and employee engagement. The shift to a remote workforce included the deployment of hundreds of laptop computers and enabling technologies for direct radio communications with trains and remotely integrating our customer relationship management system for employees to perform customer service work from home.

More fundamentally, the Committee found that the actions of our executive officers supported sustainable, long-term growth and promoted shareholder value. This performance was reflected in our one-year total shareholder return, which for 2020 exceeded the TSR of each of the S&P 500 and the Dow Jones Transportation Average.

In light of these considerations, the Committee exercised its discretion under the plan to increase the annual incentive corporate performance payout by 11 percentage points, from 20.5% to 31.5%. The EMIP permits an adjustment of 25 percentage points, but the Committee used less than half of that permissible amount in exercising its discretion under the annual incentive plan. In addition, the adjusted EMIP award payout is less than half of the target the Committee established in January 2020.

*	Reconciliation of this non-GAAP financial measure is provided on page 80 of this Proxy Statement under “Reconciliation of Non-GAAP Financial Measures.”

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The corporate performance for the 2020 award, determined under the EMIP’s terms and solely for purposes of establishing the annual incentive payout, as subsequently adjusted by the Committee using its discretionary authority, is detailed below:

Performance Metric	Performance	% of Award Earned	Component Weighting	Subtotal
Operating Ratio[1,2]	64.2%	34.1%	60%	20.5%
Operating Income (billions)[1,2]	$3.507	0%	40%	0%
Total (rounded)[1,2]				20.5%
Compensation Committee’s Discretionary Adjustment				11.0%
Adjusted Total (rounded)[2]				31.5%

1	Excludes the $385 million first-quarter locomotive impairment charge, $99 million third-quarter investment impairment charge, and a $10 million fourth-quarter charge for one-time separation costs, each pursuant to the terms of the EMIP.
2	Excludes the impact of the Committee’s discretionary adjustment to the annual incentive payout.

Annual incentive award targets and payout ranges for 2020, as well as the actual annual incentive award payouts for each of the Named Executive Officers for 2020, are:*

Named Executive Officer	67% Target Incentive	Range of Potential Payouts	Award Actually Earned
James A. Squires	$1,658,250	$0 - $3,712,500	$779,625
Each of Mark R. George, Ann A. Adams, and Alan H. Shaw	$ 542,700	$0 - $1,012,500	$255,150
Cynthia M. Sanborn*	$ 180,900	$ 0 - $405,000	$ 85,050
Michael J. Wheeler*	$ 407,025	$ 0 - $675,000	$191,363

*	The amounts shown for Ms. Sanborn and Mr. Wheeler are based on prorated salary, since each was employed for less than a full year. Mr. Scheib is omitted as he was ineligible for an annual incentive payout after his resignation.

Under the terms of the Executive Management Incentive Plan, the annual incentive paid to any individual executive under the plan will not exceed the lesser of three-tenths of one percent of Norfolk Southern’s income from railway operations for the incentive year or ten million dollars.

Long-Term Incentive Awards

We believe the most effective means to achieve long-term corporate performance is to align the interests of our Named Executive Officers with shareholders. The Committee achieves this alignment by granting equity-based awards that are earned based on continued employment, and at least half of which vest on achievement of predetermined performance goals. The Committee believes that the use of long-term incentive compensation for executives reinforces their focus on the importance of returns to shareholders, promotes achievement of long-term performance goals, and encourages executive retention.

For 2020, the Committee allocated the annual long-term incentive award to the Chief Executive Officer 60% as performance share units, 15% as stock options, and 25% as restricted stock units, and to the other Named Executive Officers 60% as performance share units, 10% as stock options, and 30% as restricted stock units. Executives were required to enter into an agreement not to engage in competing employment as a condition of receiving the 2020 award.

Performance Share Units. We use performance share units to reward the achievement of performance goals over a three-year period. Performance share units settle in shares of Norfolk Southern common stock after the Committee certifies the extent to which the performance goals were attained. At the time of grant, we use the estimated grant date fair values of the performance share unit awards for market comparison purposes.

For 2020, the Committee again established performance goals based directly on ROAIC, with TSR serving as a modifier. The Committee believes ROAIC is an important indicator to shareholders of a capital-intensive company such as Norfolk Southern. No payout will be made unless the threshold is achieved for the three-year ROAIC metric. For the 2020 awards, if a threshold payout is met for the ROAIC measure, then the payout will be modified based on our TSR as compared with the shareholder return of the other publicly-traded North American Class I railroads reflecting the return over the entire three-year period, as follows:

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Modifier for 2020–2022 Performance Share Units
Ranking NS 3-Year Total Shareholder Return vs. Class I Railroads	Performance Share Unit Multiplier
1st	1.250
2nd	1.125
3rd or 4th	No change to the award
5th	0.875
6th	0.750

Using TSR as a modifier, rather than a performance measure, reduces the impact of the performance rankings within our small group of Class I railroad peers on the determination of the units earned, while still ensuring that the final payout is reflective of our performance relative to our peers. Overall, the Committee believes that the use of the ROAIC measure, with the TSR modifier, promotes the enhancement of shareholder value and efficient utilization of corporate assets.

The performance share units will be forfeited if the recipient terminates from employment before October 1 of the year of grant, except in the case of death or disability.

To allow shareholders to assess the link between corporate performance and compensation, the Committee is committed to disclosing in this Compensation Discussion and Analysis the achievements for our performance share units at the end of each performance period. The Committee believes, however, that disclosing our long-term targets for ROAIC would give substantial insight into the Corporation’s confidential, forward-looking strategies, and could therefore place the Corporation and our shareholders at a competitive disadvantage.

Completed 2018-2020 Performance Share Unit Cycle: For the 2018-2020 performance cycle, the performance criterion was based on ROAIC shown in the table below, with TSR being used as a modifier consistent with the criteria in the above table.

Three-Year Average ROAIC 2018-2020	PSUs Earned Out
≥ 12.0%	200%
11.7%	140%
11.4%	100% Target Performance
10.2%	60%
10.0%	30%
<10.0%	0%

The three-year average ROAIC for the 2018-2020 performance cycle was 11.3%, resulting in an earnout at 95.0% of target. Our TSR for the period ranked third out of the six publicly-traded North American railroads so, as reflected in the chart above, that earnout was not further modified based on our TSR.

Based on the final earnout of 95.0% for the 2018-2020 performance share units, the Named Executive Officers received the following number of shares of stock of Norfolk Southern Corporation in early 2021, with the earned award reduced upon distribution as required for tax withholding:*

Named Executive Officer	PSU Award Granted (#)	PSU Earned Award (#)
James A. Squires	29,460	27,987
Ann A. Adams	850	807
Alan H. Shaw	5,890	5,595
Michael J. Wheeler	7,520	7,144

*	Neither Mr. George nor Ms. Sanborn received an earnout from the 2018-2020 performance share units as neither was employed by the Corporation in 2018. Mr. Scheib was ineligible for an earnout after his resignation.

Stock Options. We believe that use of stock options provides us with the ability to retain key employees and at the same time increase shareholder value since the value of the options is only realized if our stock price increases from the date on which the options are granted. For 2020, the Committee maintained a four-year cliff-vesting period to encourage retention of key employees and awarded dividend equivalent payments on options during the vesting period. The value of the option awarded is adjusted to recognize the effect of the dividend equivalents.

The Committee has never issued backdated option grants. Options are priced on the effective date of the grant at the higher of (i) the closing price or (ii) the average of the high and low price on the effective date of the grant. In addition, the Long-Term Incentive Plan prohibits repricing of outstanding stock options without the approval of shareholders.

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Under the terms of the Long-Term Incentive Plan, the effective date of a stock option grant is the date on which the Committee makes the grant or, if granted during a blackout period that precedes the release of our financial information for the prior calendar quarter, the first day on which the Corporation’s common stock is traded after a full trading day has elapsed following the release of the prior quarter’s financial information. This establishes a prospective effective date to price the options.

Restricted Stock Units. We believe that the use of time-based restricted stock units serves as a retention tool for valued members of management. For 2020, the Committee granted restricted stock units that vest ratably over four years beginning on the first anniversary of the date of grant and which settle in shares of Norfolk Southern common stock. The restricted stock units will be forfeited if the recipient terminates from employment with the Corporation before October 1 of the year of grant, except in the case of death or disability.

Special Inducement Grants

The Committee made certain new hire inducement grants to Ms. Sanborn, our new Executive Vice President and Chief Operating Officer. These cash and equity awards were special one-time inducements, the amounts of which are distinct from the salary, annual incentive, and regular annual long-term incentive awards described above. As we disclosed in the Form 8-K filed on July 27, 2020, the Committee approved, and the Board granted Ms. Sanborn a $500,000 signing bonus, and the Committee granted a $2,000,000 inducement equity award effective upon her hire. The equity award made to Ms. Sanborn was made in the form of restricted stock units distributable ratably over three years from 2022–2024, and she was required to execute a non-compete agreement to receive that award.

Retirement Plans and Programs

We believe that our Retirement Plan and Supplemental Benefit Plan provide us with the ability to retain key employees over a longer period. Our officers, including our Named Executive Officers, participate in the Retirement Plan, a tax-qualified defined benefit pension plan that is generally provided to all our employees who are not subject to a collective bargaining agreement. The Retirement Plan provides a benefit based on age, service, and a percentage of final average compensation. We also sponsor the Supplemental Benefit Plan, a non-qualified plan that restores the retirement benefit for amounts in excess of the Internal Revenue Code limitations for tax-qualified retirement plans, and provides a retirement benefit for salary or annual incentive that is deferred under our deferred compensation plans. In addition to supporting the goal to retain key employees, the Committee believes the Supplemental Benefit Plan maintains internal equity by ensuring that pension benefit levels are based on relative compensation levels of each participant. Further information on the Retirement Plan and Supplemental Benefit Plan may be found in the Narrative to Pension Benefits Table.

We maintain the Executives’ Deferred Compensation Plan (the “EDCP”) for the benefit of the Named Executive Officers and certain other employees. The purpose of the EDCP is to provide executives with the opportunity to defer compensation, as adjusted for earnings or losses, until retirement or another specified date or event. We do not make any company or matching contributions to the EDCP. Further information on the EDCP may be found in the Narrative to Nonqualified Deferred Compensation Table.

Other Benefits and Perquisites

We provide the Named Executive Officers with certain health and welfare benefits, relocation program benefits, and a tax-qualified 401(k) plan in the same manner that such benefits have been made available to other salaried employees of the Corporation. However, an Executive Officer is not eligible for an equity advance against the value of his or her residence, which is a benefit that is available to all other salaried employees of the Corporation under our relocation program.

The Named Executive Officers receive limited perquisites that the Committee believes are necessary to retain Executive Officers and to enhance their productivity.

Our Board of Directors has specifically directed and requires the Chief Executive Officer, and his family and guests when appropriate, to use Norfolk Southern’s aircraft whenever reasonably possible for air travel. The Board believes that such use of the corporate aircraft promotes the best interests of Norfolk Southern by generally ensuring the immediate availability of the Chief Executive Officer and by providing a prompt, efficient means of travel in view of the need for security in such travel. For the same reasons, our Board of Directors has determined that the Chief Executive Officer may authorize employees and their guests to use the corporate aircraft for purposes that further our business interests and when the aircraft is not otherwise needed for business use. Non-business use by our other Named Executive Officers is infrequent and is disclosed as necessary in the Summary Compensation Table.

Other perquisites may include executive physicals and certain approved spousal travel. We do not make tax gross-up payments on perquisites for the Named Executive Officers employed at the Executive Vice President level or above, except for tax gross-ups on certain relocation expenses and benefits consistent with our relocation programs for all management employees.

The Committee reviews perquisites periodically for both appropriateness and effectiveness. However, the value of any perquisites provided to any of the Named Executive Officers is a limited portion of any officer’s compensation; as such, the Committee does not consider perquisites in its analysis of the total compensation package granted to the Named Executive Officers.

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We believe that the benefits and perquisites described above are appropriate to remain competitive compared to other companies and to promote retention of these officers.

Severance Arrangements and Change-in-Control Agreements

Executive Severance Plan

The Board in 2020 adopted the Executive Severance Plan to meet the needs of the Corporation, its executives and prospective executives, by providing a severance arrangement similar to that offered by competitors for executive talent. The plan allows our executives to continue to exercise their judgment and perform their responsibilities without the potential for distraction that can arise from concerns regarding their personal circumstances. Executive vice presidents and selected senior vice presidents are eligible for benefits under the plan.

Benefits under the Executive Severance Plan include:

•	a payment equal to two times the executive’s salary, paid as a lump sum,
•	prorated annual incentive for time worked during the year in which they were severed,
•	either (i) for retirement eligible employees, favorable treatment of long-term incentives in accordance with terms of the Norfolk Southern Long-Term Incentive Plan, or (ii) for employees who are not retirement eligible, cash payment for the full value of restricted share units and stock options, and a prorated cash payment for the value of performance share units,
•	lump sum payments of $30,000 and $36,000 for outplacement services and health care coverage, respectively.

To receive the above-listed benefits, an executive must execute a release of any claims against the Corporation, and the release includes non-disparagement, non-competition and confidentiality covenants. The Executive Severance Plan does not provide any benefits in the event of a change in control.

The Executive Severance Plan eliminates the potential to exceed 2.99 times an executive’s pay plus annual incentive, so it will not be necessary to seek shareholder approval of future severance benefits for executives who receive benefits under the plan.

On June 1, 2020, we announced the departure of John Scheib as Executive Vice President and Chief Strategy Officer in connection with leadership and organizational changes. Mr. Scheib received benefits under the terms of the Executive Severance Plan.

Individual Agreement for Payment in Connection with Termination

We entered into an offer letter with Mr. George prior to his hire that provides certain benefits if Mr. George is terminated without “Cause” within sixty months following his November 1, 2019 hire date, as we disclosed in the Form 8-K filed on August 28, 2019. The Committee determined that it was appropriate to include this term in the offer letter to attract Mr. George to join us as our Executive Vice President Finance and Chief Financial Officer and leave his prior employment. For a summary of the material terms of this offer letter, see the discussion in the Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table section of this Proxy Statement, under the heading “Employment and Other Agreements.”

Change-in-Control Agreements

We have entered into change-in-control agreements with our Named Executive Officers to provide certain economic protections to executives in the event of a termination of employment following a change in control. The change-in-control agreements are intended to keep management intact and focused on the best interests of Norfolk Southern and its shareholders in pursuing a potential change-in-control transaction, while serving to eliminate potential management distraction related to the uncertainty of possible job and income loss. The Committee believes that the agreements are reasonable and appropriate. Benefits will not be paid under the agreements unless both a change in control occurs and the executive’s employment is terminated or constructively terminated following the change in control. The Committee believes this “double trigger” maximizes shareholder value because this structure would prevent an unintended windfall to management in the event of a change in control that does not result in the termination (or constructive termination) of employment of management.

A detailed description of the benefits provided under the change-in-control agreements may be found on page 62.

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Impact of the Tax Treatment of Awards on Norfolk Southern’s Compensation Policies

Our executive compensation program has been carefully considered in light of the applicable tax rules. Section 162(m) of the Internal Revenue Code generally provides that a publicly held company may not deduct compensation paid to certain of its executive officers to the extent such compensation exceeds $1 million per executive officer in any year. The Committee believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives, and that shareholder interests are best served if the Committee’s discretion and flexibility in awarding compensation is not restricted to deductible compensation. Therefore, the Committee has approved compensation for executive officers that was not fully deductible because of Section 162(m), and expects in the future to approve compensation that is not deductible for income tax purposes. We reserve and will continue to exercise our discretion in this area so as to serve the best interests of Norfolk Southern and its shareholders.

Share Ownership Guidelines for Officers

Our Board of Directors has established as part of its Corporate Governance Guidelines ownership guidelines for shares of Norfolk Southern stock for its officers, as shown in the table below. Officers may acquire such holdings over a five-year period. All officers currently meet this guideline or are expected to meet the guideline within the five-year period.

Position	Minimum Value
Chairman, President and Chief Executive Officer	5 times annual salary
Executive Vice Presidents	3 times annual salary
Senior Vice Presidents, Vice Presidents	1 times annual salary

Norfolk Southern common stock, stock equivalents held in Norfolk Southern’s 401(k) plan, and restricted stock units held in our Long-Term Incentive Plan are counted toward these holdings, but unexercised stock options or unvested performance share units are not counted. Please refer to the Beneficial Ownership of Stock table on page 73 for a summary of the number of common shares owned by our directors and Named Executive Officers as of March 1, 2021.

All Executive Officers of Norfolk Southern are required to clear any transaction involving its common stock with Norfolk Southern’s Corporate Secretary prior to engaging in the transaction, and pledging or hedging transactions will not be approved.

Anti-Pledging/Anti-Hedging Policy. All of our Executive Officers are prohibited from entering into pledging transactions or positions regarding the Corporation’s securities.

All of our officers (including Executive Officers) and directors are prohibited from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, exchange funds) that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Corporation’s securities, whether granted as part of the officer’s or director’s compensation or held, directly or indirectly, by the officer or director.

Policies and Decisions Regarding the Adjustment or Recovery of Awards

While we do not anticipate there would ever be circumstances where a restatement of earnings upon which incentive plan award decisions were based would occur, should such an unlikely event take place, the Committee has the discretion to take all actions necessary to protect the interests of shareholders up to and including actions to recover such incentive awards. The performance share awards include a clawback provision to permit the recovery of performance share awards following a material restatement of Norfolk Southern’s financial results. Similarly, the Executive Management Incentive Plan includes a clawback provision to permit recovery of annual incentives as a result of any material noncompliance with any financial reporting requirement under the securities laws. The long-term incentive award agreements further provide for forfeiture of awards, including after retirement, if the recipient engages in certain competing employment, or if it is determined that the recipient has committed fraud or theft in the course of the recipient’s employment with Norfolk Southern, or if the recipient discloses certain confidential information. Both the Long-Term Incentive Plan and the Executive Management Incentive Plan further allow for the reduction, forfeiture, or recoupment of any award as may be required by law.

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Executive Compensation Tables

Summary Compensation Table

The following table shows the total compensation awarded to, earned by, or paid to each Named Executive Officer during 2020 for service in all capacities to Norfolk Southern and our subsidiaries for the fiscal year ended December 31, 2020. The table also sets forth information regarding fiscal 2019 and 2018 compensation.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
James A. Squires	2020	1,100,000	272,250	6,672,645	1,177,278	507,375	4,330,908	64,823	14,125,279
Chairman, President and	2019	1,100,000	0	6,671,681	1,177,650	1,200,375	6,184,152	302,816	16,636,674
Chief Executive Officer	2018	1,100,000	0	6,162,974	1,087,536	2,833,875	2,957,616	129,984	14,271,985
Mark R. George	2020	600,000	89,100	1,575,728	174,916	166,050	98,436	33,167	2,737,397
Executive Vice President Finance and Chief Financial Officer	2019	100,000	400,000	900,298	100,170	65,475	10,296	8,222	1,584,461
Ann A. Adams Executive Vice President and Chief Transformation Officer	2020	600,000	89,100	1,394,242	155,015	166,050	927,816	9,975	3,342,198
Cynthia M. Sanborn[1] Executive Vice President and Chief Operating Officer	2020	200,000	529,700	2,000,660	0	55,350	16,248	87,670	2,889,628
Alan H. Shaw	2020	600,000	89,100	1,394,242	155,015	166,050	1,919,112	18,266	4,341,785
Executive Vice President	2019	600,000	0	1,395,560	155,074	392,850	2,182,500	18,694	4,744,678
and Chief Marketing Officer	2018	600,000	0	1,304,995	145,116	927,450	929,508	19,114	3,926,183
John M. Scheib[2]	2020	252,273	0	1,394,242	155,015	0	808,163	2,675,504	5,285,197
Former Executive Vice	2019	600,000	0	1,395,560	155,074	392,850	806,787	9,800	3,360,071
President and Chief Strategy Officer	2018	475,000	0	1,125,559	125,100	724,212	200,864	7,517	2,658,252
Michael J. Wheeler[3]	2020	450,000	66,825	1,755,080	194,816	124,538	2,595,468	76,108	5,262,835
Former Executive Vice	2019	600,000	0	1,756,114	195,212	392,850	2,969,436	185,015	6,098,627
President and Chief Operating Officer	2018	600,000	0	1,665,345	185,148	927,450	1,458,696	19,527	4,856,166

[1]	Ms. Sanborn joined the Corporation on September 1, 2020.
[2]	Mr. Scheib resigned effective June 1, 2020.
[3]	Mr. Wheeler retired effective October 1, 2020.

Salary (Column (c))

Reflects salary payable before reduction for elective deferrals to our 401(k) plan, non-qualified deferred compensation plan, or our other plans.

Bonus (Column (d))

For each of the Named Executive Officers other than Mr. Scheib, reflects the discretionary adjustment that the Compensation Committee made under the Executive Management Incentive Plan, as described in the Form 8-K filed on January 8, 2021, and as more fully described in the Compensation Discussion and Analysis. For Ms. Sanborn, also includes a $500,000 starting bonus paid upon her hire, as described in the Form 8-K filed on July 27, 2020.

Stock Awards (Column (e))

The amounts reported for Stock Awards are the full grant date fair values of the awards computed in accordance with FASB ASC Topic 718 “Compensation – Stock Compensation.” This column includes Performance Share Units and Restricted Stock Units. The awards shown for Mr. Scheib were forfeited upon his resignation.

For Performance Share Units, the full grant date fair value is determined consistent with the estimated full accounting cost to be recognized over the three-year performance period, determined as of the end of the month following the grant date under FASB ASC Topic 718. For discussions of the relevant assumptions made in calculating these amounts, see note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. For the grant date fair value of only those awards granted to the Named Executive Officers in 2020, see the Grants of Plan-Based Awards Table.

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The value of the Stock Awards reported in column (e), calculated in accordance with FASB ASC Topic 718 but assuming the highest level of performance would be achieved is as follows:

Year	J. A. Squires	M. R. George	A. A. Adams	C. M. Sanborn	A. H. Shaw	J. M. Scheib	M. J. Wheeler
2020	$13,737,795	$3,152,170	$2,788,047	$2,000,660	$2,788,047	$2,788,047	$3,510,954
2019	$13,736,544	$1,800,446			$2,790,853	$2,790,853	$3,512,176
2018	$12,688,069				$2,609,572	$2,250,728	$3,330,950

Option Awards (Column (f))

The amounts reported for Option Awards are the full grant date fair values of the awards computed in accordance with FASB ASC Topic 718. For discussions of the relevant assumptions made in calculating these amounts, see note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The award shown for Mr. Scheib was forfeited upon his resignation.

Non-Equity Incentive Plan Compensation (Column (g))

The amounts reported as Non-Equity Incentive Plan Compensation were paid under the Executive Management Incentive Plan, as more fully described in the Compensation Discussion and Analysis. Amounts reported in this column were earned in the indicated year, and may have been received on a current basis or deferred in accordance with our deferred compensation plans.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (h))

For all the Named Executive Officers, the amounts shown in this column solely represent the aggregate increase in the actuarial present value of the Named Executive Officers’ accumulated benefits under the Retirement Plan and the Supplemental Benefit Plan for 2020. In accordance with SEC rules, any increase or decrease in the present value of the benefits under our Retirement Plan is aggregated with any increase or decrease in the present value of the benefits under our Supplemental Benefit Plan.

Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual compensation, and the assumptions used to determine the present value, such as the discount rate and mortality assumptions. For 2020, each of the Named Executive Officers had an increase in the present value of his or her Retirement Plan and Supplemental Plan benefit as a result from increases in each individual’s years of service, final average compensation calculation, and age, and from a decrease in the discount rate assumptions.

All Other Compensation (Column (i))

The amounts reported as All Other Compensation for 2020 include: (i) matching contributions to our Thrift and Investment Plan as follows: $9,975 for each of Mr. Squires, Ms. Adams, Mr. Shaw, and Mr. Wheeler; $9,625 for Mr. George; $8,565 for Mr. Scheib; and $3,675 for Ms. Sanborn, (ii) premiums paid on individually owned executive life insurance policies under our Executive Life Insurance Plan as follows: Mr. Squires, $17,157; Mr. Shaw, $8,291; and Mr. Wheeler, $8,441, and (iii) payments for unused vacation made upon resignation or retirement in accordance with the Corporation’s Vacation Pay Program for management employees, as follows: Mr. Scheib, $48,461; and Mr. Wheeler, $57,692.

Norfolk Southern has different relocation programs that offer benefits on a uniform basis to similarly situated management employees who are required to relocate for their employment. Mr. George and Ms. Sanborn each relocated to Atlanta following hire in 2019 and 2020, respectively, and each received benefits under Norfolk Southern’s Relocation Program for Experienced New Hire Employees. The value of the allowances, reimbursements, and benefits in connection with relocation was $17,311 for Mr. George, and $74,000 for Ms. Sanborn, and these amounts are further included in the amounts reported as All Other Compensation for 2020.

The relocation programs provide tax gross-ups that are designed to partially offset the taxes an employee incurs on certain relocation benefits that are considered ordinary income under federal and state laws, and the amounts reported as All Other Compensation for 2020 include such tax gross-ups as follows: Mr. George, $6,230; and Ms. Sanborn, $9,995.

For Mr. Scheib, includes $2,618,478 paid in 2020 following his resignation pursuant to the Executive Severance Plan.

For Mr. Squires, the amount further includes perquisites during 2020 of $37,691, resulting from use of corporate aircraft. With regard to personal use of corporate aircraft, aggregate incremental cost is calculated as the weighted-average cost of fuel, aircraft maintenance, parts and supplies, landing fees, ground services, catering, and crew expenses associated with such use, including those associated with “deadhead” flights related to such use. Use of corporate aircraft includes use by the Named Executive Officers as permitted by resolution of the Board of Directors. The aggregate incremental cost for personal use of corporate aircraft by our Named Executive Officers is allocated entirely to the highest-ranking Named Executive Officer on the flight. Because corporate aircraft are used primarily for business travel, this calculation excludes fixed costs that do not change based on usage. Fixed costs include pilot salaries, the purchase or lease costs of the airplane, and the cost of maintenance not related to such personal travel.

All perquisites are valued on the basis of aggregate incremental cost to us. All the Named Executive Officers also participated in the Executive Accident Plan, for which there was no aggregate incremental cost.

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2020 Grants of Plan-Based Awards

Name (a)	Grant Date (b)	Committee Action Date[2]	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
James A. Squires	1/30/2020	1/27/2020	198,000	1,658,250	3,712,500
	1/30/2020	1/27/2020				4,961	22,050	55,125				4,710,101
	1/30/2020	1/27/2020							9,200			1,962,544
	1/30/2020	1/27/2020								22,480	214.50	1,177,278
Mark R. George	1/30/2020	1/27/2020	64,800	542,700	1,215,000
	1/30/2020	1/27/2020				1,107	4,920	12,300				1,050,961
	1/30/2020	1/27/2020							2,460			524,767
	1/30/2020	1/27/2020								3,340	214.50	174,916
Ann A. Adams	1/30/2020	1/27/2020	64,800	542,700	1,215,000
	1/30/2020	1/27/2020				979	4,350	10,875				929,204
	1/30/2020	1/27/2020							2,180			465,038
	1/30/2020	1/27/2020								2,960	214.50	155,015
Cynthia M. Sanborn	9/1/2020	7/26/2020	21,600	180,900	405,000
	9/1/2020	7/26/2020							9,380			2,000,660
Alan H. Shaw	1/30/2020	1/27/2020	64,800	542,700	1,215,000
	1/30/2020	1/27/2020				979	4,350	10,875				929,204
	1/30/2020	1/27/2020							2,180			465,038
	1/30/2020	1/27/2020								2,960	214.50	155,015
John M. Scheib	1/30/2020	1/27/2020	64,800	542,700	1,215,000
	1/30/2020	1/27/2020				979	4,350	10,875				929,204
	1/30/2020	1/27/2020							2,180			465,038
	1/30/2020	1/27/2020								2,960	214.50	155,085
Michael J. Wheeler	1/30/2020	1/27/2020	64,800	542,700	1,215,000
	1/30/2020	1/27/2020				1,233	5,480	13,700				1,170,583
	1/30/2020	1/27/2020							2,740			584,497
	1/30/2020	1/27/2020								3,720	214.50	194,816

[1]	The amounts shown represent the full-year threshold, target, and maximum opportunity payable for the annual incentive under the EMIP, as determined at the time that the Compensation Committee made the awards. As a result of Mr. Scheib’s resignation during 2020, he was ineligible for an EMIP award. Because Mr. Wheeler retired during the year, he was eligible only for a prorated award. As a result of Mr. Wheeler’s retirement effective October 1, 2020, his threshold, target and maximum prorated awards were $48,600, $407,025, and $911,250, respectively. The amount actually paid as an annual incentive under the EMIP is reported in the Non-Equity Incentive Plan Compensation (column (g)) of the Summary Compensation Table.
[2]	Consistent with past practice and the terms of LTIP, the Committee made all January 2020 equity awards to directors and executive officers effective on the day after a full trading day had elapsed following the release of our fiscal year financial results. Because the Committee meetings at which these awards were made occurred prior to the effective date of the awards, we have provided both dates in accordance with SEC rules. See our “Compensation Discussion and Analysis” section for further discussion of our equity award grant practices.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (EMIP) (Columns (c), (d), and (e))

These awards were made pursuant to our Executive Management Incentive Plan (“EMIP”) and had the potential to be earned upon the achievement of certain performance goals established by the Committee for the fiscal year ended December 31, 2020. For a discussion of the performance goals established by the Committee, see page 41 of our “Compensation Discussion and Analysis” section. The Committee targeted a payout of 67% in 2020 in setting the annual performance goals for EMIP incentive awards, and using an annual incentive opportunity equal to 225% of salary for the Chief Executive Officer and 135% of salary for an Executive Vice President. Consequently, the target amounts in column (d) assume that the Named Executive Officers earned 67% of the potential EMIP awards that they could have earned using these annual incentive opportunities. The threshold amounts in column (c) assume that the Named Executive Officers earned the minimum EMIP awards based on performance required to trigger any level of payment; if performance fell below performance goals required to earn the threshold amount, they would not have been entitled to any EMIP awards. The Named Executive Officers earned 20.5% of these EMIP awards based on our performance during 2020, and these incentive amounts are also included under “Non-Equity Incentive Compensation”

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in the Summary Compensation Table. The Committee used discretion to increase the payout under EMIP by 11% for the reasons described in the Compensation Discussion and Analysis section, and these amounts are reported as “Bonus” in the Summary Compensation Table.

Estimated Future Payouts Under Equity Incentive Plan Awards (PSUs) (Columns (f), (g), and (h))

These amounts represent grants of performance share units made pursuant to our Long-Term Incentive Plan (“LTIP”). These performance share units will be earned over the performance cycle ending December 31, 2022. For a discussion of the other material terms of these awards, see the narrative discussion which follows this table. LTIP does not provide a performance target for earning performance share units under this feature of the plan; however, the Committee targeted a payout of 100% in setting the performance goals for performance share unit awards. Consequently, the target amounts in column (g) assume that the Named Executive Officers will earn 100% of the maximum potential number of performance share units that can be earned under the awards. The threshold amounts in column (f) assume that the Named Executive Officers will earn the minimum number of performance share units based on performance required to trigger any level of payment; if the Corporation’s performance fell below performance goals required to earn the threshold amount, they would not receive any performance share units.

All Other Stock Awards (RSUs) (Column (i))

These amounts represent grants of restricted stock units made under LTIP. For a discussion of the material terms of these restricted stock unit awards, see the narrative discussion which follows this table.

All Other Option Awards (Stock Options) (Columns (j) and (k))

These non-qualified stock options are exercisable as of January 30, 2024. The Committee granted these options at an exercise price equal to the higher of the closing market price or the average of the high and low prices of our common stock on the effective date of the grant. The closing price was higher than the average price on the date of grant, so the exercise price shown is the closing price on the date of grant. The exercise price may be paid in cash or in shares of our common stock (previously owned by the participant for at least six months preceding the date of exercise) valued on the date of exercise. For a discussion of the other material terms of these option awards, see the narrative discussion which follows this table.

Grant Date Fair Value of Stock and Option Awards (Column (l))

The amounts reported in Column (l) represent the full grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. For awards that entitle the Named Executive Officers to dividends or dividend equivalents, those amounts are also computed in accordance with FASB ASC Topic 718.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Awards

Our Long-Term Incentive Plan (“LTIP”), as last approved by shareholders in 2015, allows for the award of equity-based awards, including nonqualified stock options, restricted stock units, and performance share units to non-employee directors, officers, and other employees of the Corporation.

Performance share units entitle a recipient to receive performance-based compensation at the end of a three-year performance cycle based on our performance during that three-year period. For awards made in 2020, the award cycle began on January 1, 2020, and ends December 31, 2022. Under the 2020 performance share unit awards, corporate performance is measured using three-year ROAIC. ROAIC for this purpose is calculated by dividing Norfolk Southern’s net operating profit after-tax (defined as net income excluding interest expense, and adjusted for the effect of capitalizing Norfolk Southern’s operating lease obligations) by the average invested capital (defined as the average of the current and prior year-end shareholders’ equity and total debt balances, which is then adjusted for the effect of capitalizing Norfolk Southern’s operating lease obligations). Target performance for the ROAIC measure translates into a 100% payout factor, while threshold performance for ROAIC results in a 30% payout factor and the maximum performance for ROAIC results in a 200% payout factor; however, if at least the threshold is achieved for the ROAIC measure, the number of units earned will be multiplied by a modifier between 0.75 and 1.25 based on the ranking of the three-year total return to the Corporation’s shareholders as compared with the total shareholder return on the publicly traded stocks of the other North American Class I railroads, with the shareholder return measurement reflecting the return over the entire three-year period and using a 20-day average to measure performance at the beginning and the end of the period. Additional discussion of the performance share units can be found beginning on page 44 of our “Compensation Discussion and Analysis” section. Performance share units that are earned are distributed in shares of our common stock.

The Compensation Committee met on January 27, 2020, to approve the option grants to be awarded in January 2020. In order to permit thorough dissemination of our financial results for the fiscal year ended December 31, 2019, the Committee made these grants effective January 30, 2020. See our “Compensation Discussion and Analysis” section for further discussion of our equity award grant practices.

These options become exercisable January 30, 2024, or if the Named Executive Officer retires or dies before that date, the later of one year after the grant date or the participant’s retirement or death. Dividend equivalent payments are paid in cash to active employees on unvested options until the option vesting date in an amount equal to, and commensurate with, regular quarterly dividends paid on our common stock. The exercise price may be paid in cash or in shares of our

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common stock valued at fair market value on the date of exercise. Except for capital adjustments such as stock splits, the exercise price of a stock option granted under LTIP may not be decreased after the option is granted, nor may any outstanding option be modified or replaced through cancellation if the effect would be to reduce the price of the option, unless the repricing, modification, or replacement is approved by our shareholders.

The restricted stock units awarded in January 2020 are distributable ratably over a four-year period beginning on the first anniversary of the grant date, and are settled in shares of our common stock. The restricted stock units awarded to Ms. Sanborn effective on her first day of employment, September 1, 2020, are distributable ratably in three installments beginning in January 2022. Dividend equivalent payments are paid in cash on restricted stock units in an amount equal to, and commensurate with, regular quarterly dividends paid on our common stock. During the restriction period, the holder of restricted stock units has no voting or investment power over the underlying common stock.

Receipt of an award under LTIP in 2020 was made contingent upon the participant’s execution of a non-competition agreement, and all awards are subject to forfeiture in the event the participant “engages in competing employment” within two years following retirement.

For 2020, awards to our Named Executive Officers under the Executive Management Incentive Plan (“EMIP”) were payable based on our performance relative to pre-determined performance measures for operating ratio and operating income. The performance metrics relative to these performance measures were established by the Committee in January 2020. A more detailed discussion of these performance measures can be found on page 41 of our “Compensation Discussion and Analysis” section.

The Committee set Mr. Squires’ 2020 incentive opportunity at 225% of his 2020 base salary and the Executive Vice Presidents at 135% of their 2020 base salaries. The 2020 corporate performance for the EMIP was 20.5%, which when multiplied by each officer’s incentive opportunity results in the amounts reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. The Committee used discretion to increase the payout under EMIP by 11% for the reasons described in the Compensation Discussion and Analysis section, and these amounts are reported as “Bonus” in the Summary Compensation Table.

For further discussion of our plans and how these LTIP and EMIP awards fit into our executive compensation program, see the “Compensation Discussion and Analysis” section.

Employment and Other Agreements

Mr. George was hired pursuant to an offer letter agreement dated August 26, 2019, which was filed in a Form 8-K on August 28, 2019, and which set forth his compensation and certain other benefits effective upon his appointment as Executive Vice President Finance and Chief Financial Officer (“George Offer Letter”). The George Offer Letter provides that although his employment is “at will,” if the Corporation terminates his employment without “Cause” (as defined below) within the first sixty months of his employment, he will receive the following, subject to his execution of a general release of claims against the Corporation:

•	All compensation due as of his termination date, including any applicable annual incentive awards, which awards would be prorated based on his actual employment during the year of termination (payable prior to March 1 of the year following termination); and
•	A waiver of the LTIP provision for termination of awards such that his outstanding LTIP awards would be treated as if he retired, with continued vesting of all unvested shares of LTIP previously granted as of his termination date.

For purposes of the George Offer Letter, “Cause” is defined to mean George’s (a) indictment, conviction or plea of nolo contendere to any felony, (b) theft, fraud, or embezzlement resulting in his gain or personal enrichment, or (c) his failure or refusal to substantially perform his duties for the Corporation.

We have no employment agreements or other employment arrangement with our Named Executive Officers.

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Outstanding Equity Awards at Fiscal Year-End 2020

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date[9]	Number of Shares or Units of Stock That Have Not Vested (#)[10]	Market Value of Shares or Units of Stock That Have Not Vested ($)[11]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)[10,12]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)[11]
James A. Squires	27,871		104.23	1/26/2025	45,118	10,720,488	33,731	8,014,823
	132,880		92.76	5/31/2025
	105,420		70.32	1/27/2026
		60,300[1]	120.25	1/25/2027
		26,080[2]	149.58	1/24/2028
		25,820[3]	165.79	1/27/2029
		22,480[6]	214.50	1/29/2030
Mark R. George		2,250[3]	189.92	1/27/2029	4,070	967,073	1,476	350,712
		3,340[6]	214.50	1/29/2030
Ann A. Adams	1,610		104.23	1/26/2025	5,863	1,393,107	4,203	998,675
	2,460		70.32	1/27/2026
		2,190[1]	120.25	1/25/2027
		940[4]	204.06	1/24/2028
		500[5]	173.00	1/27/2029
		2,960[6]	214.50	1/29/2030
Cynthia M. Sanborn					9,380	2,228,782
Alan H. Shaw	1,900		75.14	1/25/2022	9,989	2,373,486	6,660	1,582,483
	2,550		69.83	1/23/2023
	2,760		94.17	1/22/2024
	2,720		104.23	1/26/2025
	2,210		70.32	1/27/2026
		13,220[1]	120.25	1/25/2027
		3,480[2]	149.58	1/24/2028
		3,400[3]	165.79	1/27/2029
		2,960[6]	214.50	1/29/2030
John M. Scheib[7]
Michael J. Wheeler		3,720[8]	214.50	10/1/2025	11,856	2,817,104	7,230	1,717,920

[1]	These options vested on January 26, 2021.
[2]	These options vest on January 25, 2022, or, if the Named Executive Officer retires or dies before that date, the date of retirement or death.
[3]	These options vest on January 28, 2023, or, if the Named Executive Officer retires or dies before that date, the date of retirement or death.
[4]	These options vest on April 25, 2023, or, if the Named Executive Officer dies before that date, the date of death.
[5]	These options vest on August 16, 2023, or, if the Named Executive Officer dies before that date, the date of death.
[6]	These options vest on January 30, 2024, or, if the Named Executive Officer retires or dies before that date, the date of retirement or death.
[7]	Mr. Scheib did not have any outstanding equity awards at fiscal year-end, but is included in this table as required by SEC rules.
[8]	These options vested on January 30, 2021, following Mr. Wheeler’s retirement on October 1, 2020.
[9]	For each option award, an expiration date listed for 2026 or after expires on the earlier of the date listed or, if the Named Executive Officer retires before that date, five years after the Named Executive Officer retires.
[10]	The following table provides information with respect to the vesting of each Named Executive Officer’s restricted stock units as shown in the Number of Shares or Units of Stock That Have Not Vested column and unearned performance units as shown in the Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested column in the above table.

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Name	Unvested Restricted Stock Units	Unearned Performance Share Units	Unit Vest Date
James A. Squires	12,800		1/28/2021
	8,110		1/26/2022
	6,060		50% in Jan. 2021 and 2022
	8,948		33% in Jan 2021, 2022, and 2023
	9,200		25% in Jan. 2021, 2022, 2023, and 2024
		27,116	12/31/2021
		6,615	12/31/2022
Mark R. George	1,610		33% in Jan. 2021, 2022, and 2023
	2,460		25% in Jan 2021, 2022, 2023, and 2024
		1,476	12/31/2022
Ann A. Adams	500		1/28/2021
	570		1/26/2022
	630		50% in Jan 2021 and 2022
	1,983		33% in Jan 2021, 2022, and 2023
	2,180		25% in Jan. 2021, 2022, 2023, and 2024
		2,898	12/31/2021
		1,305	12/31/2022
Cynthia M. Sanborn	9,380		33% in Jan 2022, 2023, and 2024
Alan H. Shaw	2,450		1/28/2021
	1,780		1/26/2022
	1,456		50% in Jan 2021 and 2022
	2,123		33% in Jan 2021, 2022, and 2023
	2,180		25% in Jan. 2021, 2022, 2023, and 2024
		5,355	12/31/2021
		1,305	12/31/2022
Michael J. Wheeler	2,560		1/28/2021
	2,030		1/26/2022
	1,856		50% in Jan 2021 and 2022
	2,670		33% in Jan 2021, 2022, and 2023
	2,740		25% in Jan. 2021, 2022, 2023, and 2024
		5,025	12/31/2021
		2,205	12/31/2022

[11]	These values are based on the $237.61 closing market price of our common stock as of December 31, 2020.
[12]	These amounts represent (i) grants of performance share units made in 2019 pursuant to the Long-Term Incentive Plan (“LTIP”) that may be earned out over the three-year period ending December 31, 2021, and (ii) grants of performance share units made in 2020 pursuant to LTIP that may be earned out over the three-year period ending December 31, 2022. Because the number of performance share units earned is determined based on a three-year performance period for each cycle, in accordance with the SEC requirements for this table, the number of performance share units disclosed is determined by reporting performance based on achieving threshold performance goals, except that if performance during the last completed fiscal years over which performance is measured has exceeded the threshold, then the disclosure is based on the next highest performance measure (target or maximum) that exceeds the last completed fiscal years over which performance is measured. In accordance with this rule, the number of performance share units shown by each Named Executive Officer for these grants is 91.7% for the annual grant of performance share units made in 2019, and 30.0% for the annual grant of performance share units made in 2020, which represents (a) the actual percentage for the ROAIC for each completed year in the performance periods, (b) the target percentage for the uncompleted year in the 2019-2021 performance period, and (c) the threshold percentage for the uncompleted years in the 2020-2022 performance period.

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Option Exercises and Stock Vested in 2020

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)[1]	(#)[2]	($)[2]
James A. Squires	52,817	5,679,728	37,599	8,573,795
Mark R. George	0	0	0	0
Ann A. Adams	2,758	353,426	2,660	568,866
Cynthia M. Sanborn	0	0	0	0
Alan H. Shaw	2,000	241,841	7,690	1,749,346
John M. Scheib	5,710	725,363	1,674	197,479
Michael J. Wheeler	44,870	4,708,220	9,621	2,011,650

[1]	Represents the difference between the price of the underlying common stock on the day of exercise and the exercise price of the option(s).
[2]	Represents the aggregate number of (1) restricted stock units that vested and were distributed during fiscal 2020, multiplied by the average of the high and low of the market price of the underlying shares on the vesting date, and (2) performance share units that vested during fiscal 2020, which shares were distributed on February 1, 2021, multiplied by the average of the high and low of the market price of the underlying shares on the vesting date of December 31, 2020.

Retirement Benefits

2020 Pension Benefits Table

The following table shows, as of December 31, 2020, each Named Executive Officer’s years of credited service, present value of accumulated benefit, and benefits received, if any, under each of (i) the tax-qualified Retirement Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the “Retirement Plan”) and (ii) the nonqualified Supplemental Benefit Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the “SERP”).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James A. Squires	Retirement Plan	29.25	1,756,032	0
	SERP	29.25	19,763,976	0
Mark R. George	Retirement Plan	1.17	45,168	0
	SERP	1.17	63,564	0
Ann A. Adams	Retirement Plan	20.42	911,400	0
	SERP	20.42	1,458,408	0
Cynthia M. Sanborn	Retirement Plan	0.33	13,836	0
	SERP	0.33	2,412	0
Alan H. Shaw	Retirement Plan	27	1,429,644	0
	SERP	27	5,620,824	0
John M. Scheib	Retirement Plan	15	640,440	0
	SERP	15	1,642,103	0
Michael J. Wheeler	Retirement Plan	35.33	2,061,168	11,167
	SERP	35.33	8,874,804	213

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Narrative to Pension Benefits Table

The Retirement Plan is a defined benefit pension plan that covers substantially all of the management employees of Norfolk Southern Corporation. Benefits payable under the Retirement Plan are subject to current Internal Revenue Code limitations, including a limitation on the amount of annual compensation for purposes of calculating eligible compensation for a participant under a qualified retirement plan. The SERP is a restoration plan that generally provides for the payment of benefits in excess of the Internal Revenue Code limits, which benefits vest in the same manner that benefits vest under the Retirement Plan.

Under the Retirement Plan and the SERP, each Named Executive Officer can generally expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated years (for Mr. George and Ms. Sanborn, the five highest consecutive years) out of the last ten years of creditable service multiplied by a percentage equal to 1.5% times total years of creditable service, but not in excess of 40 years of creditable service (which would be equivalent to a maximum of 60% of such average compensation), less an offset for the annual Railroad Retirement Act annuity. Average compensation includes salary, awards under the Executive Management Incentive Plan and unused vacation amounts paid upon severance from employment. Under the Retirement Plan and the SERP, annual retirement benefits will be payable to each Named Executive Officer upon retirement (although there may be a six-month delay in payment of benefits that accrued under the SERP after January 1, 2005, if required by Section 409A of the Internal Revenue Code) and, upon the Named Executive Officer’s death, to his or her spouse on a joint-and-survivor-annuity basis.

The above table shows the number of years of credited service and the actuarial present value of each Named Executive Officer’s accumulated benefits under our defined benefit plans as of December 31, 2020, which is the pension plan measurement date we use for financial reporting purposes. For purposes of the table, we assume: a retirement age of 60 for Mr. Squires, Ms. Adams, and Mr. Shaw; and a retirement age of 62 for Mr. George and Ms. Sanborn. For each of these Named Executive Officers, the age listed is the earliest age at which each may retire under the plans without an age-based benefit reduction, and none of those officers had reached the listed age as of December 31, 2020. For Mr. Scheib, we similarly assume a retirement age of 60 for purposes of the Retirement Plan, since that is the earliest age at which he may take his benefit without an age-based reduction, but we assume a retirement age of 55 for purposes of the SERP since that is the age at which he must commence his SERP benefits. Neither Mr. George nor Ms. Sanborn is vested in the benefit shown in the table, since both have less than five years of service with Norfolk Southern Corporation, and the accrued benefit shown is subject to forfeiture until each officer has achieved five years of credited service. For a discussion of the other material assumptions applied in quantifying the present values of the above accrued benefits, see note 12 to our financial statements included with our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Mr. Squires is eligible for early retirement under the Retirement Plan and the SERP since he has reached age 55 and has 10 years of creditable service. If Mr. Squires chooses to retire prior to age 60, his benefits will be reduced by 1/360th for each month he is under age 60 at the time of retirement. Mr. Wheeler retired on October 1, 2020, and his benefits were reduced by 1/360th for each month he was under age 60 at the time of his retirement.

We have no policy with regard to granting extra years of credited service. However, as described below, our change-in-control agreement for Mr. Squires provides for additional years of credited service in limited circumstances.

Deferred Compensation

Our Named Executive Officers may have deferred the receipt of portions of their compensation under the Executives’ Deferred Compensation Plan (“EDCP”). The table and narrative below describe the material elements of the EDCP.

2020 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)[2]
James A. Squires	0	0	361,247	0	4,002,892
Mark R. George	0	0	0	0	0
Ann A. Adams	0	0	0	0	0
Cynthia M. Sanborn	0	0	0	0	0
Alan H. Shaw	0	0	3,524	0	23,093
John M. Scheib	203,993	0	280,803	0	1,150,165
Michael J. Wheeler	0	0	113,539	0	1,073,798

[1]	Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column(s) of the Summary Compensation Table.
[2]	Of these amounts, the following has previously been reported as compensation to the Named Executive Officer in our Summary Compensation Tables ending with the fiscal year ended December 31, 2020: Mr. Squires, $2,127,866, and Mr. Scheib, $238,990.

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Narrative to Nonqualified Deferred Compensation Table

The 2020 Nonqualified Deferred Compensation table presents amounts deferred under the EDCP. Amounts deferred are credited to a separate memorandum account maintained in the name of each participant. We do not make contributions to participants’ accounts.

Participants may defer up to 50% of base salary and 100% of annual incentive payments to the EDCP, and are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the participant. The hypothetical investment options include various mutual funds as crediting indices. With respect to each deferral, participants may choose to receive a distribution at the earliest of separation from service, disability, or a date that is at least five years but not more than 15 years after the deferral year has ended. The amounts credited to a participant will be distributed, in accordance with the participant’s elected distribution options, in one lump sum or a stream of annual cash payments.

Our commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance with executive officers as insureds under the policies. If the Board of Directors determines at any time that changes in the law affect our ability to recover the cost of providing the benefits payable under the EDCP, the Board, in its discretion, may reduce the earnings on deferrals. The adjusted rate may not be less than the lesser of one-half the rate of earnings otherwise provided for in the EDCP or 7%.

Potential Payments Upon a Change in Control or Other Termination of Employment

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our Named Executive Officers in the event of a termination of their employment with the Corporation.

Post Employment Benefits*

The benefits to be provided to our Named Executive Officers in the event of a termination due to retirement, involuntary separation, death, disability, or a change in control are quantified in the table below. As of December 31, 2020, Ms. Adams, Mr. George, Ms. Sanborn, and Mr. Shaw were not eligible to retire under our retirement plans, so figures listed for each of them under Retirement assume a voluntary separation as of that date. Mr. Scheib resigned effective June 1, 2020, and Mr. Wheeler retired effective October 1, 2020, and this table thus only reflects the amounts payable as a result of such resignation and retirement. Except as provided in this paragraph, this analysis assumes that on December 31, 2020,

•	for a Retirement, the executive retired as of that date;
•	for an Involuntary Separation, the executive’s employment was terminated as of that date (and the executive elected to retire if he or she is retirement eligible);
•	for a Death, the executive dies on that date;
•	for a Disability, the executive became disabled on that date; and
•	for a Change in Control, (i) a change in control of the Corporation occurred, as defined in the applicable change-in-control agreements, and (ii) each of the above Named Executive Officer’s employment with us was terminated without cause.

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Retirement $		Involuntary Separation $	Death $	Disability $	Change in Control $
James A. Squires
Severance Pay		550,000			14,437,500
Performance Share Units	10,645,938	10,645,938	10,645,938	10,645,938	18,609,585
Unvested Stock Options	11,746,536	11,746,536	11,746,536	11,746,536
Accelerated Dividends					673,219
Restricted Stock Units	10,720,488	10,720,488	10,720,488	10,720,488
Deferred Compensation Equivalent					1,660,314
Pension Enhancement					28,054,960
Health Benefits	128,811	128,811	43,409	128,811	33,884
Life Insurance Proceeds			3,300,000
Vacation Pay	105,769	105,769
TOTAL	33,347,541	33,897,541	36,456,370	33,241,772	63,469,462
Mark R. George
Severance Pay		1,266,000			3,009,000
Performance Share Units		1,689,407	1,689,407	1,689,407
Unvested Stock Options		184,490	184,490	184,490
Restricted Stock Units		967,073	967,073	967,073
Life Insurance Proceeds			1,000,000
TOTAL		4,106,970	3,840,970	2,840,970	3,009,000
Ann A. Adams
Severance Pay		5,056,509			3,009,000
Performance Share Units			1,528,486	1,528,486
Unvested Stock Options			389,266	389,266
Restricted Stock Units			1,393,107	1,393,107
Life Insurance Proceeds			1,000,000
TOTAL		5,056,509	4,310,859	3,310,859	3,009,000
Cynthia M. Sanborn
Severance Pay		3,494,782			3,009,000
Restricted Stock Units			2,228,782	2,228,782
Life Insurance Proceeds			1,000,000
TOTAL		3,494,782	3,228,782	2,228,782	3,009,000
Alan H. Shaw
Severance Pay		9,950,370			3,009,000
Performance Share Units			2,101,601	2,101,601
Unvested Stock Options			2,170,437	2,170,437
Restricted Stock Units			2,373,486	2,373,486
Health Benefits			354,873	488,967
Life Insurance Proceeds			1,800,000
TOTAL		9,950,370	8,800,398	7,134,492	3,009,000
John M. Scheib
Severance Pay		3,486,816
Vacation Pay		48,461
TOTAL		3,535,277

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Retirement $		Involuntary Separation $	Death $	Disability $	Change in Control $
Michael J. Wheeler
Performance Share Units	2,646,025
Unvested Stock Options	85,969
Restricted Stock Units	2,817,104
Health Benefits	212,206
Vacation Pay	57,692
TOTAL	5,818,996

*	This table does not include the pension benefits reflected in the Pension Benefits Table, or the deferred compensation amounts disclosed in the Nonqualified Deferred Compensation Table. In addition, this table does not quantify the benefits that would be payable under the Corporation’s Long-Term Disability Plan to any of our Named Executive Officers who terminated employment as a result of total disability.

Severance Pay

For an Involuntary Separation, for Mr. Squires, this amount represents one week of his annual base salary for each calendar year of service up to a maximum of 26 weeks. This amount would be payable under our Severance Pay Plan that is generally applicable to all of our management employees.

For an Involuntary Separation for each of Ms. Adams, Mr. George, Ms. Sanborn and Mr. Shaw, reflects an amount payable under our Executive Severance Plan, as described in the Compensation Discussion and Analysis. For Mr. Scheib, reflects amounts payable under the Executive Severance Plan through 2023 upon his satisfaction of the covenants set forth in the plan and the corresponding separation agreement.

For a Change in Control, these amounts represent the sum of each Named Executive Officer’s base salary plus target annual incentive pay times 2.99 for Ms. Adams, Mr. George, Ms. Sanborn, and Mr. Shaw, and times three for Mr. Squires.

Performance Share Units

For Retirement, Death, or Disability, these amounts represent the estimated dollar value of the annual grants of performance share units to be earned during the performance cycles ending December 31, 2021, and December 31, 2022, assuming an earnout of 90.0% for the grants of performance share units made in 2019 and 82.5% for the grants of performance share units made in 2020, and in each case multiplied by $237.61, the closing stock price on December 31, 2020, the last trading day of the Corporation’s fiscal year. Because the number of performance share units earned is determined based on a three-year performance period for each cycle, these percentages represent the actual percentage achieved for each completed year in the performance cycle for the ROAIC measure and the 100% target percentage achievement for each uncompleted year in the performance period. Estimated amounts for the performance cycles ending December 31, 2021, and December 31, 2022, are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for retirement or death benefit provisions under LTIP, we have included these awards here as well. If a participant retires, dies, or becomes disabled before the end of the performance period, the awards are calculated and earned at the end of the performance period as if the participant had not retired or died; however, these awards are subject to forfeiture in certain situations following retirement or disability including if the participant engages in competing employment or violates a confidentiality agreement.

For Involuntary Separation, Mr. Squires was eligible to retire as of December 31, 2020; accordingly, had his employment been terminated by us on that date, he would have been entitled to the retirement benefits described above. For an Involuntary Separation for Mr. George, the table reflects that his performance share units would be treated as if he retired as provided in his August 2019 offer letter.

For a Change in Control, this amount represents a cash payment to which Mr. Squires would not otherwise be entitled absent a change in control. Values based on (i) the $237.61 closing stock price on December 31, 2020, the last trading day of the Corporation’s fiscal year, and (ii) the average earnout for performance share units for the two most recently completed cycles of 91.25%, which is the assumed earnout required under his change-in-control agreement. Mr. Squires was fully vested in his performance share unit awards for the performance cycle ended December 31, 2020, and this award is excluded from the above amounts.

Unvested Stock Options

For Retirement and Death, these amounts represent the value of the 2017, 2018, and 2019 unvested stock options for the Named Executive Officer for which vesting is accelerated to the date of retirement or death. The amounts further represent the value of the unvested stock options for the Named Executive Officers for which vesting is not accelerated as a result of Retirement, Disability, or Death; however, because the Named Executive Officers would forfeit these

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awards but for the retirement, disability, or death provisions of LTIP and their LTIP award agreements, we have included the value of these unvested stock options as well. Amounts in these columns do not include the value of vested, unexercised stock options. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of each Named Executive Officer’s vested, unexercised options.

For Involuntary Separation, Mr. Squires was eligible to retire as of December 31, 2020; accordingly, had his employment been terminated by us or him on that date, he would have been entitled to the retirement benefit provisions under LTIP for his unvested stock options. For an Involuntary Separation for Mr. George, the table reflects that his unvested stock options would be treated as if he retired as provided in his August 26, 2019 offer letter.

For a Change in Control, this table does not report the value of vested options held by each Named Executive Officer as of December 31, 2020. Under the change-in-control agreement for Mr. Squires, in the event his employment with us is terminated in connection with a change in control, we are required to pay him the then current spread value of his vested options rather than require him to exercise them and sell the underlying shares. Based on the $237.61 closing stock price on December 31, 2020, the last trading day of the Corporation’s fiscal year, the values of those options were $63,244,891. See the Outstanding Equity Awards at Fiscal Year-End Table for more information regarding these options. Mr. Squires’ unvested options do not provide for accelerated vesting at the time of a change in control and would be forfeited if his employment is terminated for any reason other than retirement, disability, or death. Accordingly, options which were unvested as of December 31, 2020, are excluded from this amount.

Restricted Stock Units

For Retirement, Death, and Disability, these amounts represent the dollar value of restricted stock units based on the $237.61 closing stock price on December 31, 2020, the last trading day of the Corporation’s fiscal year. These amounts are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for retirement, death, or disability benefit provisions of LTIP and their LTIP award agreements, we have included these amounts here as well. If a participant retires or becomes disabled before the end of the restriction period, the awards are delivered at the end of the restriction period as if the participant had not retired or become disabled; however, these awards are subject to forfeiture in the event the participant “engages in competing employment” following retirement and before the end of the restriction period.

For Involuntary Separation, Mr. Squires was eligible to retire as of December 31, 2020; accordingly, had his employment been terminated by us or him on that date, he would have been entitled to the retirement benefit provisions under LTIP for his restricted stock units. For an Involuntary Separation for Mr. George, the table reflects that his restricted stock units would be treated as if he retired as provided in his August 26, 2019 offer letter.

For a Change in Control, the change-in-control agreements do not provide for the acceleration of any unvested restricted stock units held by Named Executive Officers at the time their employment with us is terminated or upon a change in control. Under the terms of the LTIP, they will forfeit any unvested restricted stock units if their employment is terminated for any reason other than retirement, disability, or death. The Committee has the authority under LTIP to waive any restrictions on restricted stock units.

Deferred Compensation Equivalent

For a Change in Control, this amount represents the cash payment that would have been payable when Mr. Squires reached age 65, as provided in his change-in-control agreement. This amount does not include the aggregate balance of Mr. Squires’ deferred compensation account as of December 31, 2020, in which he is vested.

Pension Enhancement

For a Change in Control, this amount represents the amount by which Mr. Squires’ pension benefit, as enhanced by his change-in-control agreement, exceeds the actuarial present value of his accumulated pension benefit as of December 31, 2020. The amount does not include the actuarial present value of his accumulated pension benefit as of December 31, 2020. See the Pension Benefits Table for a description of the pension benefits to which the Named Executive Officers are entitled upon their retirement.

Health Benefits

For Retirement or Disability, if the officer is eligible for retiree medical coverage, these amounts represent estimated retiree medical benefits for the Named Executive Officers and their eligible dependents. For Disability, we have not estimated the pre-retirement value of medical benefits for the Named Executive Officer and any eligible dependents.

For Involuntary Separation, as Mr. Squires was eligible to retire as of December 31, 2020, he could have elected to retire and receive the same benefits as shown under the “Retirement” column in accordance with the Corporation’s Severance Pay Plan. Accordingly, the amounts in this column represent the cost of his post-retirement medical coverage.

For Death, these amounts represent estimated medical benefits for the eligible dependents of the Named Executive Officer. For a Change in Control, this amount represents medical and dental benefits for a fixed period of time specified in Mr. Squires’ change-in-control agreement.

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Life Insurance Proceeds

These amounts represent the life insurance proceeds payable upon the death of the executive officer while employed. In addition to the amounts listed in the table, if a Named Executive Officer died or was totally and permanently disabled for at least 12 months, in either case as a result of an accident that was covered under the insurance policy that provides benefits under the Executive Accident Plan, then the Named Executive Officer (in the case of disability) or his or her beneficiary (in the case of death) would receive a $400,000 lump-sum payment from the insurance company.

Post-Retirement Life Insurance

Under our frozen Executive Life Insurance Plan, upon retirement, the remaining premiums on a participant’s life insurance policy must be paid in the minimum number of level annual premiums allowable. No premiums would have been required at the end of 2020 to fully fund Mr. Squires’ life insurance policy if he had retired as of that date. The retiree life insurance policy amounts are as follows: Mr. Squires, $345,000; Mr. Shaw, $87,000; and Mr. Wheeler, $54,100. The other Named Executive Officers are not covered by the Corporation’s Executive Life Insurance Plan.

In addition, Mr. Wheeler is eligible for $50,000 retiree life insurance coverage under the Corporation’s group life insurance program. The other Named Executive Officers are not eligible for retiree group life insurance coverage.

Vacation Pay

Under the Corporation’s Nonagreement Vacation Program, an employee who separates from employment on December 31 will not be paid for the following year’s vacation except in the case of retirement.

Change-in-Control Agreements

Generally

We have entered into change-in-control agreements with a number of key executives, including our Named Executive Officers employed as of the end of the fiscal year. A Named Executive Officer will only receive the benefits provided under these agreements if:

•	a change in control of Norfolk Southern occurs, and
•	within two years of the change in control, we terminate the Named Executive Officer’s employment for any reason other than for “cause,” death, total disability, or mandatory retirement, or the Named Executive Officer terminates his or her employment with us for “good reason.”

Definition of Change in Control

Generally, under these agreements, a change in control is defined as:

•	a merger, sale of all or substantially all of our assets, or similar fundamental transaction which results in our shareholders holding less than 80% of the voting power of the combined company;
•	a shareholder-approved consolidation or dissolution pursuant to a recommendation of our Board of Directors;
•	a change in the composition of the Board of Directors that results in less than a majority of Board members having either (i) served on the Board for at least two years or (ii) been nominated or elected to be a director by at least two-thirds of directors who had at least two years of service at the time of the director’s nomination or election;
•	any person or organization acquires more than 20% of our voting stock; or
•	a determination by the Board that an event similar to those listed above has occurred or is imminent.

Benefits Payable upon Termination Following a Change in Control

The Compensation Committee approved a form of change-in-control agreement in 2016 which limits new severance agreements with senior executives to 2.99 times the sum of the executives’ base salary plus annual incentive.

Norfolk Southern has entered into the new change-in-control agreement with each of Mr. George, Ms. Adams, Ms. Sanborn and Mr. Shaw.

Mr. Squires entered into a change-in-control agreement before 2016, and is generally entitled to receive the following benefits under his change-in-control agreement:

•	three times annual base salary plus incentive pay;
•	accrued but unpaid compensation;
•	a cash payment for unearned performance share units awarded and as to which the performance cycle has not been completed;
•	all dividend equivalents to which he would have been entitled had his employment not been terminated;
•	early payout of compensation that was deferred under our nonqualified deferred compensation plans and a cash payment equal to the present value of the deferred compensation that would have been payable if the participant retired at age 65, as provided by the change-in-control agreements;

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•	accrued pension benefits, as modified by years of service and average final compensation enhancements provided by the change-in-control agreements;
•	unused vacation for the year of termination, plus vacation for the following year;
•	continued payment of premiums on his life insurance policy under our Executive Life Insurance Plan as if he terminated due to retirement under the Executive Life Insurance Plan; and
•	continued medical and dental benefits for three years but subject to termination if he receives substantially similar benefits from another employer after the termination of employment.

Events Triggering Change-in-Control Payments

If a Named Executive Officer terminates employment with us within two years of a change in control for any of the following “good reasons,” we are required to pay the Named Executive Officer the benefits provided under the change-in-control agreement:

•	the Named Executive Officer is not elected or reelected to the office held immediately prior to the change in control, or if serving as a director he is removed as a director;
•	the Named Executive Officer’s salary or annual incentive opportunity is materially reduced below the amounts in effect prior to the change in control;
•	we terminate or materially reduce the value or scope of the Named Executive Officer’s perquisites, benefits, and service credit for benefits provided under any employee retirement income or welfare benefit policies, plans, programs, or arrangements in which he is participating immediately prior to the change in control and which have substantial value;
•	the Named Executive Officer determines in good faith that following the change in control, he has been rendered substantially unable to carry out or has suffered a substantial reduction in any of the substantial authorities, powers, functions, responsibilities, or duties attached to the position he or she held immediately prior to the change in control;
•	the successor to the change in control does not assume all of our duties and obligations under the change-in-control agreement;
•	we require that the Named Executive Officer relocate his principal location of work in excess of 50 miles from his employment location immediately prior to the change in control, or that the Named Executive Officer travel away from his office significantly more than was required immediately prior to the change in control; or
•	there is any material breach of the change-in-control agreement by us or our successor.

However, if we terminate a Named Executive Officer’s employment with us for “cause,” we will not be required to pay the benefits provided under his change-in-control agreement. “Cause” is defined as any of the following if the result of the same is materially harmful to us:

•	an intentional act of fraud, embezzlement, or theft in connection with the executive’s duties or in the course of his or her employment with us;
•	intentional wrongful damage to our property;
•	intentional wrongful disclosure of secret processes or of our confidential information; or
•	intentional violation of The Thoroughbred Code of Ethics or, as applicable, our Code of Ethical Conduct for Senior Financial Officers.

Requirement Not to Compete Following a Change in Control

In exchange for the benefits provided under the change-in-control agreements, the Named Executive Officers agreed that if they accept benefits payable or provided under the agreements, they may not engage in specified competing employment for a period of one year from the date they are terminated following the change in control.

Retirement

As of December 31, 2020, Mr. Squires was eligible to retire and choose to receive either (i) a temporary retirement benefit not to exceed $500 per month until reaching age 60, and thereafter the full amount of the accrued pension benefits disclosed in the Pension Benefits Table, or (ii) a reduced amount of the pension benefits disclosed in the Pension Benefits Table. Mr. Wheeler retired as of October 1, 2020, and he elected to receive reduced pension benefits under our retirement plans. None of the other Named Executive Officers were eligible to retire as of December 31, 2020. See “Termination for Any Other Reason” below for a discussion of the benefits to which Ms. Adams, Mr. George, Ms. Sanborn, or Mr. Shaw would have been entitled had any of them been terminated as of December 31, 2020. Each Named Executive Officer would have been entitled to receive the deferred compensation amounts disclosed in the Nonqualified Deferred Compensation Table.

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Death or Disability

Death

If any of the Named Executive Officers had died on December 31, 2020, that Named Executive Officer’s spouse would have been eligible for the pension benefits disclosed in the Pension Benefit Table (reduced on account of the Named Executive Officer’s death) and the Named Executive Officer’s designated beneficiaries would have been eligible for the deferred compensation benefits disclosed in the Nonqualified Deferred Compensation Table.

Disability

If Mr. Squires had become disabled on December 31, 2020, he could have elected to retire and receive the benefits set forth above under “Retirement.” For any other Named Executive Officer, each would be entitled to disability benefits under the Corporation’s Long-Term Disability Plan equal to one-half of the Named Executive Officer’s base salary reduced by disability, retirement, or sickness benefits paid from the Railroad Retirement Board and further reduced by other qualifying benefits as provided in the Long-Term Disability Plan.

Termination for Any Other Reason

As noted above, Mr. Squires was eligible to retire as of December 31, 2020; accordingly, had his employment been terminated by us or by him as of that date, he would have been entitled to the benefits set forth above under “Retirement.” If Ms. Adams or Mr. Shaw had terminated employment as of December 31, 2020, either would have been eligible for the accrued pension benefit disclosed in the Pension Benefits Table beginning at age 60. As Mr. Scheib resigned as of June 1, 2020, he will be eligible for the accrued pension benefit disclosed in the Pension Benefits Table beginning at age 60, and the SERP benefits will begin to be distributed upon his attaining age 55. Neither Ms. Sanborn nor Mr. George were eligible for the benefits shown in the Pension Benefits Table as neither had five years of service as of December 31, 2020.

In addition to these pension benefits, each Named Executive Officer would have been entitled to receive the deferred compensation benefits disclosed in the Nonqualified Deferred Compensation Table.

We have an Executive Severance Plan that is applicable to our Executive Vice Presidents and selected Senior Vice Presidents, as described in our Compensation Discussion and Analysis on page 47. The Executive Severance Plan provides the following severance benefits if an eligible executive’s employment is terminated other than for “cause” or for disability under our long-term disability plan, or is terminated by the executive for “good reason” (each term as defined in the Executive Severance Plan). Benefits under the Executive Severance Plan include:

•	a payment equal to two times the executive’s salary, paid as a lump sum,
•	either (i) for retirement eligible employees, the ability to retire and receive a prorated annual incentive for time worked during the year in which they were severed, in accordance with our Executive Management Incentive Plan, or (ii) for employees who are not retirement eligible, a prorated annual incentive for time worked during the year in which they were severed, calculated in accordance with the Executive Severance Plan,
•	either (i) for retirement eligible employees, favorable treatment of long-term incentives in accordance with terms of the Norfolk Southern Long-Term Incentive Plan, or (ii) for employees who are not retirement eligible, cash payment for the full value of restricted share units and stock options, and a prorated cash payment for the value of performance share units, and
•	lump sum payments of $30,000 and $36,000 for outplacement services and health care coverage, respectively.

If Mr. George’s employment had been terminated by us for a reason other than for “Cause”, then as provided in his August 2019 offer letter, he would have been treated as retirement-eligible for purposes of the Executive Severance Plan.

Our chief executive officer is not eligible for benefits under our Executive Severance Plan. Rather, Mr. Squires is eligible for benefits under our Severance Pay Plan that is generally applicable to all of our management employees. Under the Severance Pay Plan, if Mr. Squires’ employment had been terminated as of December 31, 2020, due to an involuntary separation, he would have been eligible for one week of annual base salary for each year of service up to a maximum of 26 weeks, with the amount capped at two times his salary paid in the 12-month period preceding his severance date.

Directors’ Charitable Award Program Benefit

In addition to the benefits described above, Mr. Squires is entitled to nominate one or more tax-exempt institutions to receive up to $500,000 from Norfolk Southern following his death. See “Non-Employee Director Compensation Table—Directors’ Charitable Award Program” above for more information regarding this program.

Requirement Not to Compete

In addition to restrictions imposed under our change-in-control agreements, awards under LTIP are subject to forfeiture in the event the Named Executive Officer “engages in competing employment” for a period of time following termination. For these purposes, “engages in competing employment” means working for or providing services to any of

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our competitors in North American markets in which we compete. See section captioned “Requirement Not to Compete Following a Change in Control” for a description of additional non-compete restrictions on our Named Executive Officers.

Future Severance Benefits Policy

In 2002, our Board of Directors agreed to abide by a shareholder-approved proposal that future severance agreements with senior executives that exceed 2.99 times the sum of the executive’s base salary plus bonus require shareholder approval. The Board in July 2020 revised the limit to specifically exclude retention of outstanding long-term incentive awards to be consistent with the newly adopted Executive Severance Plan.

Compensation Policy Risk Assessment

The Compensation Committee has assessed the risks arising from Norfolk Southern’s compensation policies and practices for all employees to determine whether such policies or practices are reasonably likely to have a material adverse effect on the Corporation. As part of this assessment, in 2021, the Committee engaged Pay Governance to conduct a compensation risk analysis and report its findings to the Committee. Based on the observations and findings of Pay Governance’s assessment, as well as its own considerations, the Committee determined that Norfolk Southern’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Corporation.

Pay Ratio Disclosure

The ratio of the annual compensation of James A. Squires, our Chairman, President and Chief Executive Officer (our “CEO”) to the median annual compensation of our other employees in 2020 is 138 to 1. The determination of the median employee is an estimate, and other companies may use different methodologies and assumptions in determining the median employee. The pay ratio for other companies may not be comparable to the ratio we present due to different methodologies and assumptions, different employee populations, and different compensation structures.

We used the following methodology to identify the estimated median employee, to determine the median employee’s annual compensation, and to determine annual compensation for our CEO:

•	We identified 19,066 U.S. employees of Norfolk Southern Corporation and its consolidated subsidiaries as recorded in our payroll records as of December 31, 2020, excluding our CEO and our non-U.S. employees, and determined our median employee based on the total Medicare wages reported on Form W-2 paid during the twelve-month period ended December 31, 2020. In determining the median employee, we did not annualize compensation for any employees that were employed for only part of 2020. The excluded non-U.S. employees consisted of 5 employees with primary residences or work locations in Canada, 3 employees in Mexico, and 1 employee in Switzerland, and they in aggregate represent less than 0.1% of our total population of 19,066 employees on December 31, 2020.
•	We calculated each element of the median employee’s compensation for 2020 in accordance with the SEC rules for reporting compensation in the Summary Compensation Table of the proxy. Under this calculation, the median of the annual total compensation of all employees of the Corporation, other than our CEO, was $102,637. We included in this calculation the value of the employer-provided health and welfare benefits provided under the Railroad Employees National Health and Welfare Plan, a collectively bargained multiemployer plan.
•	The terms and conditions of the median employee’s employment, including the rate of the employee’s pay and benefits, were established under a collective bargaining agreement negotiated between Norfolk Southern Corporation and a labor union. Approximately 80% of our employees are covered by collective bargaining agreements with various labor unions.
•	For the annual total compensation of Mr. Squires, we used the amount reported in the “total” column (column (j)) of our Summary Compensation Table included in our Proxy Statement, but increased that total by $12,011 to include the value of Mr. Squires’ employer-provided health and welfare benefits so as to maintain consistency between the annual total compensation of our CEO and the median employee. This resulted in annual compensation of $14,137,290 for Mr. Squires for purposes of determining the pay ratio. Information about the objectives of our executive compensation program and the process that the Compensation Committee of our Board of Directors used to establish Mr. Squires’ compensation for 2020, including the Committee’s engagement of an independent compensation consultant to assist in determining the appropriate level of pay, can be found in our “Compensation Discussion and Analysis” section which begins on page 33.

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Shareholder Proposals

ITEM 4

Shareholder Proposal Regarding Revisions to Ownership Requirements to Proxy Access

✗ The Board of Directors opposes the proposal for the reasons set forth in the “Board of Directors’ Statement in Opposition,” which appears directly after Mr. Chevedden’s supporting statement.

John Chevedden, whose address is 2215 Nelson Avenue, Redondo Beach, California, has notified the Corporation of his intention to present the proposal printed below for shareholder consideration at the Annual Meeting. Mr. Chevedden has furnished evidence of his ownership of 50 shares of the Corporation’s Common Stock, which he has owned for at least one year prior to the date he submitted his proposal.

We have printed verbatim the text of Mr. Chevedden’s proposal and his supporting statement. His proposal will be voted on at the Annual Meeting only if it is properly presented by or on behalf of Mr. Chevedden.

Text of Mr. Chevedden’s proposal and supporting statement:

Proposal 4 – Improve Our Catch-22 Proxy Access

Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to combine their shares to equal 3% of our stock owned continuously for 3-years in order to enable shareholder proxy access.

The current arbitrary ration of 20 shareholders to initiate shareholder proxy access can be called Catch-22 Proxy Access. In order to assemble a group of 20 shareholders, who have owned 3% of company stock for an unbroken 3-years, one would reasonably need to start with 60 activist shareholders who own 9% of company stock for an unbroken 3-years because initiating proxy access is a complicated process that is easily susceptible to errors. It is a daunting process that is also highly susceptible to dropouts.

The 60 activist shareholders could then be whittled down to 40 shareholders because some shareholders would be unable to timely meet all the paper chase requirements. After the 40 shareholders submit their paperwork to management — then management might arbitrarily claim that 10 shareholders do not meet the requirements (figuring that shareholders do not want a battle in court) and management might convince another 10 shareholders to drop out — leaving 20 shareholders. But the current bylaws do not allow 40 shareholders to submit their paperwork to management to end up with 20 qualified shareholders.

And 60 shareholders who own 9% of company stock for an unbroken 3-years might determine that they own 51% of company stock when length of unbroken stock ownership is factored out. If so a proxy access would be moot.

But how does one begin to assemble a group of 60 potential participants if potential participants cannot even be guaranteed participant status after following the tedious rules which are 3000-words of legalese — because a single shareholder always takes the risk that one will be the 21st shareholder that could be voted off the island after a substantial investment of time by the arbitrary ration of 20 shareholders.

More emphasis should be given to improving proxy access because of our limited right to call for a special shareholder meeting. Currently it takes the formal backing almost 30% of Norfolk Southern shares, that typically cast ballots at the annual meeting, to call a special shareholder meeting. Plus NSC shareholders have no right to act by written consent.

Plus the shareholder right to call a special meeting has taken a big hit due to the avalanche of online shareholder meetings that can be tightly controlled bare bones meetings where all challenging questions and comments are screened out by management.

Goodyear management even hit the mute button right in the middle of a formal shareholder proposal presentation at its 2020 shareholder meeting to bar constructive shareholder criticism.

Plus AT&T management would not allow any sponsors of shareholder proposals to speak at the 2020 AT&T online annual meeting.

Please vote yes:

Improve Our Catch-22 Proxy Access – Proposal 4

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Board of Directors’ Statement in Opposition

Your Board has carefully considered this proposal seeking to modify our proxy access bylaw provisions and believes it would not enhance shareholder value and is not in the best interests of the Corporation and all of its shareholders. We recommend that you vote AGAINST this proposal for the reasons discussed below.

Norfolk Southern’s proxy access provisions are consistent with current market standards and best practices.

Under our existing proxy access bylaw, a shareholder or group of up to and including 20 shareholders who own at least 3% of Norfolk Southern’s outstanding common stock continuously for three years may nominate candidates representing 20% of the Board (with a minimum of 2 nominees), and include those nominees in Norfolk Southern’s proxy materials, provided that the shareholders and the nominees satisfy the requirements specified in the Bylaws. Prior to adopting our proxy access bylaw, the Board carefully evaluated various terms concerning ownership thresholds, holding periods, the cap on board seats and aggregation limits among other factors. In addition, the Board considered the views of existing shareholders and Norfolk Southern’s institutional investor profile. The terms of our proxy access bylaw remain consistent with the vast majority of proxy access bylaws adopted to date, and the 20-shareholder aggregation limit has been adopted by more than 90% of the companies with proxy access. Our aggregation limit does not restrict the ability of institutional investors or other significant investors to make nominations because affiliated shareholders are counted as one shareholder for purposes of our aggregation requirement.

Our proxy access bylaw strikes the appropriate balance between promoting shareholder rights and protecting the interests of all shareholders.

Based on the Board’s assessment of the factors detailed above and our ongoing shareholder engagement, we continue to believe that our current form of proxy access, including the current group aggregation limit of 20 shareholders, reflects best practice and strikes the appropriate balance between enhancing shareholder rights and protecting the interests of all of our shareholders.

When a group of shareholders submits a director nominee through the proxy access right, Norfolk Southern is responsible for verifying that each shareholder in the group has met all procedural requirements and that each shareholder will continue to meet these requirements until the annual meeting. The aggregation limit, set at a reasonable and market standard of 20 shareholders, helps ensure that Norfolk Southern will not be overburdened by the administrative confirmation process for a potentially large number of shareholders. Undertaking this process for a large group of shareholders likely would cost Norfolk Southern significant time and resources, diverting them away from primary business functions and impeding the exercise of proxy rights by other shareholders. In addition, the aggregation limit prevents the abuse of proxy access by a group that includes shareholders that do not have a substantial economic stake in the Corporation or who may have special or short-term interests and who are not able to gain a threshold level of support.

Norfolk Southern has demonstrated an ongoing commitment to corporate governance best practices.

The Board has carefully considered evolving corporate governance practices and has adopted policies and practices that ensure shareholders have significant rights and protections. In this respect, our corporate governance program includes the following best practices:

•	Annual election of each member of the Board and a director majority voting policy;
•	A director resignation policy that requires any director who does not receive a majority of the votes cast for election to tender his or her resignation;
•	A clear mechanism that enables shareholders to communicate directly with the Board;
•	Ongoing review and refreshment of Board membership;
•	Robust lead independent director duties;
•	A special meeting bylaw provision; and
•	An annual say-on-pay vote.

More information about our governance practices is described in “Corporate Governance and the Board” beginning on page 9.

The Board and management also are committed to engaging with and listening to our shareholders on an ongoing basis. As described in “Shareholder Engagement” on page 18, in 2020, we continued our shareholder outreach program and met with many of our largest institutional investors. We maintain a two-way dialogue to clarify and deepen the Board’s understanding of shareholder concerns and provide shareholders with insight into the Board’s internal processes. Any feedback received from shareholders on topics relating to governance matters is presented to the Board or relevant Board committee, as appropriate.

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Norfolk Southern has a proxy access bylaw that strikes the appropriate balance between enhancing shareholder rights and protecting and serving the best interests of all of our shareholders. Norfolk Southern also has consistently demonstrated responsiveness to shareholders and maintains best practice corporate governance policies and practices. Accordingly, the modification requested by the proposal to our existing proxy access bylaw would not enhance shareholder value and is not in the best interests of the Corporation and all of its shareholders.

For the reasons stated above, the Board of Directors unanimously recommends that you vote AGAINST this proposal.

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ITEM 5

Shareholder Proposal Regarding a Report on Lobbying Activity Alignment with Paris Climate Agreement

✗ The Board of Directors opposes the proposal for the reasons set forth in the “Board of Directors’ Statement in Opposition,” which appears directly after Friends Fiduciary Corporation’s supporting statement.

Friends Fiduciary Corporation, whose address is 1700 Market Street, Suite 1535, Philadelphia, Pennsylvania, has notified the Corporation of its intention to present the proposal printed below for shareholder consideration at the Annual Meeting. Friends Fiduciary Corporation has furnished evidence of its ownership of at least $2,000 worth of shares of the Corporation’s Common Stock, which it has owned for at least one year prior to the date it submitted its proposal.

We have printed verbatim the text of Friends Fiduciary Corporation’s proposal and their supporting statement. Their proposal will be voted on at the Annual Meeting only if it is properly presented by or on behalf of Friends Fiduciary Corporation.

Text of Friends Fiduciary Corporation’s proposal and supporting statement:

Resolved:

Shareholders request that the Board of Directors conduct an evaluation and issue a report within the next year (at reasonable cost, omitting proprietary information) describing if, and how, Norfolk Southern Corporation’s lobbying activities (direct and through trade associations and other organizations) align with the goal of limiting average global warming to well below 2 degrees Celsius (the Paris Climate Agreement’s goal) and how the company plans to mitigate risks presented by any misalignment.

Supporting Statement:

According to the most recent annual “Emissions Gap Report” issued by the United Nations Environment Programme (November 26, 2019), critical gaps remain between the commitments national governments have made and the actions required to prevent the worst effects of climate change. Companies have an important and constructive role to play in enabling policymakers to close these gaps.

Corporate lobbying activities that are inconsistent with meeting the goals of the Paris Agreement present regulatory, reputational and legal risks to investors. These efforts present systemic risks to our economies, as delays in implementation of the Paris Agreement increase the physical risks of climate change, threaten economic stability, and introduce uncertainty and volatility into our portfolios. We believe that Paris-aligned climate lobbying helps to mitigate these risks and contributes positively to the long-term value of our investment portfolios.

Of particular concern are trade associations and other politically active organizations that speak for business but too often present unnecessary obstacles to progress in addressing the climate crisis.

As investors, we view fulfillment of the Paris Agreement’s agreed goal — to hold the increase in the global average temperature to “well below” 2 degrees Celsius above preindustrial levels, and to pursue efforts to limit the temperature increase to 1.5 degrees Celsius — as an imperative. We believe unabated climate change will have a devastating impact on the value of our portfolio. We see future “business as usual” scenarios of 3-4 degrees Celsius or greater as both unsustainable and unacceptable.

While we commend Norfolk Southern for setting short-term greenhouse gas emission goals and for considering a science-based reduction target,1 transporting coal represents one of its primary lines of business: in 2019 shipping coal represented 12 percent of its shipping volume and 15 percent of its revenue.2 According to press reports3, Norfolk Southern has supported its coal customers by funding lobbying organizations, such as the American Coalition for Clean Coal Electricity, which work to discredit climate science and oppose most federal climate policies.

We believe it is in the interest of shareholders that Norfolk Southern’s management and Board of Directors ensure that its lobbying activities, both directly and indirectly through its trade and other associations, align with the Paris Agreement’s goals and the company’s own climate risk mitigation actions (e.g. emissions targets). Misalignment squanders company resources and presents reputational and other risks.

Thus, we urge the Board and management to assess Norfolk Southern’s climate-related lobbying and report to shareholders.

[1]	http://nscorp.com/content/dam/nscorp/get-to-know-ns/about-ns/environment/Norfolk-Southern-2020-CDP-filing.pdf, p. 15
[2]	http://www.nscorp.com/content/dam/nscorp/get-to-know-ns/investor-relations/annual-reports/annual-report-2019.pdf, p. K20, K6
[3]	https://www.theatlantic.com/science/archive/2019/12/freight-railroads-funded-climate-denial-decades/603559/

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Shareholder Proposals | 2021 Annual Meeting and Proxy Statement

Board of Directors’ Statement in Opposition

Your Board has carefully considered this proposal seeking to require the Corporation to issue a report on the alignment of its lobbying activities with the goals of the Paris Climate Agreement and believes it would not enhance shareholder value and is not in the best interests of the Corporation and all of its shareholders. We recommend that you vote AGAINST this proposal for the reasons discussed below.

Norfolk Southern provides extensive public disclosure on its lobbying and political contributions and is recognized as a transparency leader in this area.

We are committed to transparency in our lobbying and political activities. Norfolk Southern’s lobbying activities are subject to federal law, which requires the Corporation to file regular, publicly available and detailed reports with the U.S. Senate and House of Representatives disclosing lobbying activities undertaken on our behalf. In addition, we also provide reports with further detail on our political activities for the past ten years.

As a result of these efforts, among others, Norfolk Southern is recognized as a “Trendsetter” in the most recent Center for Political Accountability-Zicklin Index of Political Accountability and Disclosure and has been recognized as a corporate leader by CPA-Zicklin since 2012.

We believe that our extensive public disclosures sufficiently address the concerns outlined in the proposal and that using additional funds to generate the report requested by the proposal would be an unnecessary use of corporate resources and therefore not in the best interests of the Corporation and all of our shareholders.

The political process significantly impacts Norfolk Southern through government policies, legislation and regulatory decisions. We believe that it is in the best interests of the Corporation and all of its shareholders to participate in the political process by engaging in a government relations program.

Additionally, while we may not agree with all of the positions of every industry, trade or policy organization in which we participate, Norfolk Southern believes continued participation with these organizations has the best opportunity to influence their positions in a manner that aligns with the long-term interests of all of our shareholders. Moreover, our political activities report discloses the amount paid to any such organization which is nondeductible and exceeds both $10,000 and 10% of the tax-deductible amount paid to the organization. Engaging only with groups that already align with our positions would undermine the Corporation’s ability to build and expand coalitions in support of our positions, including our positions on sustainability.

Norfolk Southern is a recognized leader in environmental sustainability.

We are committed to operating an environmentally sustainable business and, as such, sustainability is embedded into our daily operations in ways that advance the Corporation’s business goals and honor our environmental and social commitments as a responsible corporate citizen. For example, Norfolk Southern’s business of moving freight by rail produces fewer greenhouse gas emissions compared to other forms of freight transportation. Indeed, studies show that trains, on average, are three to four times more fuel-efficient and produce 75% fewer greenhouse gas emissions than trucks.

Our commitment to continued sustainability progress also includes the following sustainability efforts, among others:

Reducing Greenhouse Gases through Efficiency

•	Since we began tracking locomotive fuel efficiency in 1987, it has improved by more than 25%.

•	Over the past decade, we have reduced our emissions intensity, measured by grams of CO2 per revenue ton-mile of freight, by 14%.
•	We have invested extensively in converting older DC locomotives with more reliable and efficient AC technology.

Reducing CO2

•	Every year, we help customers avoid almost 15 million metric tons of carbon emissions through shipping by rail rather than truck. This prevents the use of the equivalent of approximately 1.5 billion gallons of truck diesel.
•	Our Trees and Trains 10,000-acre reforestation project has captured over 240,000 metric tons of CO2 from the atmosphere and is removing another 50,000 metric tons annually.

Waste and Recycling

•	We joined the Operation Clean Sweep Pledge to eliminate plastic pollution, aiming for zero loss of plastic resin into the environment.

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Company and Board Oversight and Focus

•	We were the first Class I railroad to appoint a Chief Sustainability Officer back in 2007.
•	Our Governance and Nominating Committee’s charter includes oversight of sustainability initiatives.

Based on these efforts and many others, the Corporation was recognized in 2020 as one of The Wall Street Journal’s 100 Most Sustainably Managed Companies in the World. More information about our sustainability practices is described in “Corporate Responsibility” beginning on page 5.

In summary, Norfolk Southern already is committed to transparency in its lobbying and political activities and a recognized leader in environmental sustainability. Accordingly, the report requested by the proposal would not enhance shareholder value and is not in the best interests of the Corporation and its shareholders.

For the reasons stated above, the Board of Directors unanimously recommends that you vote AGAINST this proposal.

Shareholder Proposal Deadlines

Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with SEC regulations and with our Bylaws. Any such proposal for the 2022 Annual Meeting of Shareholders must comply with applicable regulations and be received by the Corporate Secretary, Norfolk Southern Corporation, 650 W. Peachtree St., NW, Atlanta, Georgia 30308, as follows:

To be eligible for inclusion in our Proxy Statement and form of proxy, shareholder proposals must be received no later than December 1, 2021. To be eligible to be presented from the floor for vote at the meeting, shareholder proposals must be received during the period that begins November 1, 2021, and ends December 1, 2021.

Shareholder Recommendations and Nominations

The Governance and Nominating Committee will consider director candidates recommended by shareholders. Any such recommendation should include:

•	biographical information on the candidate, including all positions held as an employee, officer, partner, director, or ten percent owner of all organizations, whether for profit or not-for-profit, and other relevant experience;
•	a description of any relationship between the candidate and the recommending shareholder;
•	a statement requesting that the Board consider nominating the individual for election as a director;
•	written consent of the proposed candidate to being named as a nominee; and
•	proof of the recommending shareholder’s stock ownership.

Recommendations by shareholders must be in writing and addressed to the Chair of the Governance and Nominating Committee, c/o Corporate Secretary, Norfolk Southern Corporation, 650 W. Peachtree St., NW, Atlanta, Georgia 30308. To ensure that the Governance and Nominating Committee will have adequate time to consider all candidates, shareholder recommendations must be received no later than December 1, 2021, in order to be considered for nomination for election at the 2022 Annual Meeting of Shareholders.

A shareholder may directly nominate an individual for election as director instead of (or in addition to) recommending a candidate for the Governance and Nominating Committee’s consideration. Unless allowed under our “Proxy Access for Director Nominations” bylaw provision, which was adopted by our Board in 2016, or required by SEC regulations, shareholder nominees will not appear in our Proxy Statement or on the proxy card for the annual meeting. Our proxy access bylaw provision permits a group of shareholders holding 3% of our outstanding shares for at least 3 years, and who otherwise comply with the Corporation’s Bylaws, to nominate up to 20% of the Board of Directors (with a minimum of 2 nominees), with up to 20 shareholders permitted to aggregate their holdings to reach the 3% threshold.

Shareholders wishing to nominate an individual for election as a director at an annual meeting must comply with our “Nominations of Directors” Bylaw provision. A copy of our Bylaws is available on our website, www.norfolksouthern.com, on the “Invest in NS” page under “Corporate Governance Documents.” For such nominations to be eligible for inclusion on the ballot at the 2022 Annual Meeting of Shareholders, the nominations must comply with the “Nomination of Directors” Bylaw provision and must be received during the period that begins November 1, 2021, and ends December 1, 2021.

As described in the Corporate Governance Guidelines, the Governance and Nominating Committee considers potential candidates to be nominated for election as directors, whether recommended by a shareholder, director, member of management, or consultant retained to identify, evaluate, and recommend potential candidates for election to the Board. The Governance and Nominating Committee reviews the current biography of the potential candidate and additional information provided by the individual or group that recommended the candidate for consideration. The Governance and Nominating Committee fully considers the qualifications of all candidates including how the nominee will contribute to the diversity of the Board, and recommends the nomination of individuals who, in the Governance and

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Shareholder Proposals | 2021 Annual Meeting and Proxy Statement

Nominating Committee’s judgment, will best serve the long-term interests of all shareholders. In the judgment of the Governance and Nominating Committee and the Board, all director nominees recommended by the Governance and Nominating Committee should, at a minimum:

•	be of high ethical character and have personal and professional reputations consistent with our image and reputation;
•	have experience as senior executives of public companies or leaders of large organizations, including charitable and governmental organizations, or have other experience at a strategy or policy setting level that would be beneficial to us;
•	be able to represent all of our shareholders in an objective and impartial manner; and
•	have time available to devote to board activities.

It is the intent of the Governance and Nominating Committee and the Board that at least one director on the Board will qualify as an “audit committee financial expert,” as that term is defined in regulations of the SEC.

Other Matters

The Board of Directors does not know of any other matters to be presented at the 2021 Annual Meeting, other than as noted elsewhere in this Proxy Statement. If other matters are properly brought for a vote before the 2021 Annual Meeting or at any postponement or adjournment thereof, your proxy gives authority to the persons named as proxies on the proxy card or voting instruction form to vote on these matters in accordance with their best judgment. The Chairman may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted.

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Stock Ownership Information

Applicable SEC rules require that we furnish you the following information relating to the oversight and management of Norfolk Southern and to certain matters concerning our Board of Directors and officers who are designated by our Board of Directors as executive officers for purposes of the Securities Exchange Act of 1934 (“Executive Officers”).

Beneficial Ownership of Stock

Based solely on our records and our review of the most recent Schedule 13G filings with the SEC, the following tables show information concerning the persons or groups known to Norfolk Southern to be beneficial owners of more than five percent of our common stock, our only class of voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	The Vanguard Group[1] 100 Vanguard Blvd., Malvern, PA 19355	18,819,645[1]	7.41%[1]
Common Stock	BlackRock, Inc.[2] 55 East 52nd Street, New York, NY 10055	16,582,816[2]	6.5%[2]
Common Stock	JPMorgan Chase & Co.[3] 383 Madison Ave., New York, NY 10179	15,925,798[3]	6.2%[3]

[1]	The Vanguard Group reported in its Schedule 13G/A that it beneficially owned 7.41% of our common stock as of December 31, 2020, and that as of that date, it had sole voting power with respect to none of these shares, shared voting power with respect to 513,637 of these shares, sole investment power with respect to 17,618,960 of these shares, and shared investment power with respect to 1,200,685 of these shares.
[2]	BlackRock, Inc. reported in its Schedule 13G/A that it beneficially owned 6.5% of our common stock as of December 31, 2020, and that as of that date, it had sole voting power with respect to 14,255,465 of these shares, shared voting power with respect to none of these shares, and sole investment power with respect to all of these shares.
[3]	JP Morgan Chase & Co. reported in its Schedule 13G/A that it beneficially owned 6.2% of our common stock as of December 31, 2020, and that as of that date it had sole voting power with respect to 14,932,291 of these shares, shared voting power with respect to 34,764 of these shares, sole investment power with respect to 15,692,180 of these shares, and shared investment power with respect to 211,658 of these shares.

The following table shows, as of March 1, 2021, the beneficial ownership of our common stock for:

(1)	each director and each nominee;
(2)	our principal executive officer, our principal financial officer, each of the other three most highly compensated Executive Officers based on total compensation for 2020 plus two other Executive Officers who would have been included but for their resignation or retirement during the year (collectively, the “Named Executive Officers”); and
(3)	all directors and Executive Officers as a group.

Unless otherwise indicated by footnote to the table, all such shares are held with sole voting and investment power, and no director or Executive Officer beneficially owns any Norfolk Southern equity securities other than our common stock. Each individual director and each Executive Officer, as well as all the directors and Executive Officers together as a group, beneficially own less than 1% of the shares of our common stock outstanding as of March 1, 2021.

Name	Shares of Common Stock[1]		Name	Shares of Common Stock[1]
Thomas D. Bell, Jr.	25,362	[2]	Jennifer F. Scanlon	3,418	[2]
Mitchell E. Daniels, Jr.	4,384	[2]	James A. Squires	470,333	[3]
Marcela E. Donadio	4,411	[2]	John R. Thompson	13,250	[2]
John C. Huffard, Jr.	792	[2]	Ann A. Adams	10,941	[4]
Christopher T. Jones	724	[2]	Mark R. George	831
Thomas C. Kelleher	1,834	[2]	Cynthia M. Sanborn	0
Steven F. Leer	80,562	[2]	Alan H. Shaw	73,751	[5]
Michael D. Lockhart	4,542	[2]	John M. Scheib	9,399	[6]
Amy E. Miles	13,095	[2]	Michael J. Wheeler	12,691
Claude Mongeau	13,072	[2]
21 Directors and Executive Officers as a group (including the persons named above)				833,965	[7]

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Stock Ownership Information | 2021 Annual Meeting and Proxy Statement

[1]	Each director and each Executive Officer has sole voting and investment power with respect to his or her shares, except with respect to: 27 shares over which Ms. Donadio has shared voting and investment power through other accounts; 68 shares held in two trusts in which Mr. Huffard had disclaimed beneficial ownership; 38,992 shares owned by Mr. Squires’ spouse and attributable to Mr. Squires; 43,274 shares held in two irrevocable trusts for the benefit of Mr. Squires’ children over which Mr. Squires has disclaimed beneficial ownership; and 22,278 shares over which Mr. Shaw has shared voting and investment power.
[2]	For directors elected to the Board before January 2015, includes a one-time grant of 3,000 restricted shares to each non-employee director when that director was first elected to the Board. These grants were made pursuant to the Directors’ Restricted Stock Plan; the director may vote these shares, but has no investment power over them until they are distributed. The amounts reported also include restricted stock units which are vested and would be distributable within 60 days of a director leaving the Board: Mr. Bell, 21,552; Mr. Daniels, 4,384; Ms. Donadio, 4,384; Mr. Huffard, 724; Mr. Jones, 724; Mr. Kelleher, 1,834; Mr. Leer, 76,752; Mr. Lockhart, 0; Ms. Miles, 10,095; Mr. Mongeau; 1,072; Ms. Scanlon, 2,893; and Mr. Thompson, 10,095. These restricted stock units will be settled in stock. While the directors have neither voting power nor investment power over the shares underlying these restricted stock units, the directors are entitled to receive the shares immediately upon leaving the Board. See “Non-Employee Director Compensation Table—Long-Term Incentive Plan” for more information regarding these restricted stock units. The amounts reported also include shares credited to certain directors’ accounts in a Dividend Reinvestment Plan. The amounts reported do not include 720 restricted stock units awarded pursuant to the Long-Term Incentive Plan to directors who were serving on the Board on January 28, 2021, which will ultimately be settled in shares of common stock upon the satisfaction of applicable vesting requirements but which do not vest within 60 days of March 1, 2021. In addition, the amounts reported do not include restricted stock units awarded under the Long-Term Incentive Plan for Mr. Lockhart, which units will ultimately be settled in shares of common stock; because Mr. Lockhart has elected to have those awards distributed in ten annual installments beginning in the January after he ceases to be a director, the stock would not be issuable within 60 days of March 1, 2021, and thus is not considered common stock that is beneficially owned for SEC disclosure purposes.
[3]	lncludes 163 shares credited to Mr. Squires’ account in our Thrift and Investment Plan; 326,471 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Squires has the right to acquire beneficial ownership within 60 days of March 1, 2021; 38,992 shares owned by Mr. Squires’ spouse and attributable to Mr. Squires; and 43,274 shares held in irrevocable trusts for the benefit of Mr. Squires’ children and for which Mr. Squires has disclaimed beneficial ownership.
[4]	Includes 3,800 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Ms. Adams has the right to acquire beneficial ownership within 60 days of March 1, 2021.
[5]	lncludes 1,752 shares credited to Mr. Shaw’s account in our Thrift and Investment Plan; and 43,360 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Shaw has the right to acquire beneficial ownership within 60 days of March 1, 2021.
[6]	lncludes 67 shares credited to Mr. Scheib’s account in our Thrift and Investment Plan.
[7]	Includes 1,982 shares credited to Executive Officers’ individual accounts under our Thrift and Investment Plan. Also includes: 394,141 shares subject to stock options granted to Executive Officers pursuant to our Long-Term Incentive Plan with respect to which the participant has the right to acquire beneficial ownership within 60 days of March 1, 2021; and the shares attributable to Mr. Squires described above. For officers, this amount does not include restricted stock units which will ultimately be settled in shares of common stock upon the satisfaction of applicable vesting requirements but which do not vest within 60 days of March 1, 2021.

Additional Ownership

Our directors hold additional instruments that are not reported in the Beneficial Ownership of Stock table above but that represent additional financial interests in the Corporation that are subject to the same market risk as ownership of our common stock. The following table shows, as of March 1, 2021:

•	the shares of common stock (and restricted stock units to be settled in shares of common stock) beneficially owned;
•	the restricted stock units which will be settled in shares of common stock but which are not considered common stock that is beneficially owned for SEC disclosure purposes; and
•	the number of NS stock units credited to those non-employee directors who have made elections under the Directors’ Deferred Fee Plan to defer all or a portion of compensation and have elected to invest such amounts in phantom units of our common stock.

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A more detailed discussion of director compensation can be found in Non-Employee Director Compensation. A stock unit represents the economic equivalent of a share of our common stock and serves to align the directors’ individual financial interests with the interests of our shareholders because the value of the directors’ holdings fluctuates with the price of our common stock. These stock units ultimately are settled in cash.

Name	Shares of Common Stock Beneficially Owned[1]	Number of RSUs not counted toward Beneficial Ownership[2]	Number of NS Stock Units[3]	Total
Thomas D. Bell, Jr.	25,362	720		26,082
Mitchell E. Daniels, Jr.	4,384	720		5,104
Marcela E. Donadio	4,411	720		5,131
John C. Huffard, Jr.	792	720	607	2,119
Christopher T. Jones	724	720		1,444
Thomas C. Kelleher	1,834	720	1,193	3,747
Steven F. Leer	80,562	720	40,608	121,890
Michael D. Lockhart	4,542	27,610	14,497	46,649
Amy E. Miles	13,095	720		13,815
Claude Mongeau	13,072	720		13,792
Jennifer F. Scanlon	3,418	720		4,138
John R. Thompson	13,250	720		13,970

1	Figures in this column are based on the beneficial ownership that appears on page 73.
2	Restricted Stock Units (RSUs) are bookkeeping units, the value of each of which corresponds to one share of our common stock. RSUs are granted to non-employee directors on an annual basis. The RSUs will be settled in shares of our common stock. For each of the directors, the amount in this column includes the 720 RSUs awarded to directors serving on the Board on January 28, 2021, which will ultimately be settled in shares of common stock upon the satisfaction of applicable vesting requirements but which do not vest within 60 days of March 1, 2021. For Mr. Lockhart, the amount in this column also includes RSUs which will ultimately be settled in shares of common stock but which would not be issuable within 60 days of March 1, 2021, as he has elected to have the awards distributed in annual installments beginning in the January after he ceases to be a director.
3	Represents NS stock units credited to the accounts of non-employee directors who have elected under the Directors’ Deferred Fee Plan to defer all or a portion of compensation and have elected to invest such amounts in “phantom” units whose value is measured by the market value of shares of our common stock, but which ultimately will be settled in cash, not in shares of common stock.

Delinquent Section 16(a) Reports

Section 16 of the Securities Exchange Act of 1934 requires our directors and Executive Officers (and any persons beneficially owning more than 10 percent of a class of our stock) to file reports of beneficial ownership and changes in beneficial ownership on Forms 3, 4, and 5, as appropriate, with the SEC. Based solely on our review of copies of Forms 3, 4, and 5 available to us, or written representations that no Forms 5 were required, we believe that all required Forms concerning beneficial ownership were filed on time by all directors and Executive Officers with respect to transactions during 2020 with the exception of one Form 4 for Mr. Alan Shaw in connection with a stock swap option exercise transaction, and eight Form 4s for Mr. Shaw in connection with ten transactions in a managed account owned by a relative of Mr. Shaw over which the broker had trading discretion. In addition, we identified two Form 4s for Mr. Shaw that were not timely filed in January 2021 with respect to four transactions in the same managed account. The transactions with respect to the relative’s account occurred due to a clerical error that has since been corrected.

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Voting and Proxies

This Proxy Statement and the proxy card relate to the Board of Directors’ solicitation of your proxy for use at our Annual Meeting of Shareholders to be held on May 13, 2021. The following questions and answers provide guidance on how to vote your shares.

We Want to Hear From You – Vote Today.

Who can vote?

Shareholders who are record owners of our common stock as of the close of business on March 5, 2021, are entitled to notice of and to vote at the 2021 Annual Meeting.

As of the close of business on the Friday, March 5, 2021, record date, 271,393,348 shares of our common stock were issued and outstanding. Of those shares, 251,072,571 shares were owned by shareholders entitled to one vote per share. The remaining 20,320,777 shares were held by our wholly owned subsidiaries, which are not entitled to vote those shares under Virginia law.

What will I be voting on?

Shareholders will be voting (i) to elect directors of Norfolk Southern (Item 1); (ii) to ratify the appointment of KPMG LLP as our independent registered public accounting firm (Item 2); (iii) on an advisory basis, on executive compensation as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and other related tables and disclosures in this Proxy Statement (Item 3); (iv) a shareholder proposal regarding revisions to ownership requirements for proxy access, if properly presented at the meeting (Item 4); and (v) a shareholder proposal regarding a report on lobbying activity alignment with Paris Climate Agreement, if properly presented at the meeting (Item 5). Item 3 is being provided as required by Section 14A of the Securities Exchange Act of 1934.

Our Board of Directors is recommending that shareholders vote FOR Items 1, 2 and 3, and AGAINST Items 4 and 5.

How will these matters be decided at the Annual Meeting?

Voting Item	Voting Standard	Treatment of Abstentions and Broker Non-Votes	Board Recommendation
1. Election of the 13 directors named in the proxy statement for a one-year term	Majority of votes cast	Not counted as votes cast and therefore no effect.	FOR EACH NOMINEE
2. Ratification of appointment of independent registered public accounting firm	Majority of votes cast	Abstentions are not counted as votes cast and therefore no effect. Brokers have discretionary authority to vote without direction from the beneficial owner. If cast, the votes count.	FOR
3. Approval of advisory resolution on executive compensation	Majority of votes cast	Not counted as votes cast and therefore no effect.	FOR
4. Shareholder proposal regarding revisions to ownership requirements for proxy access	Majority of votes cast	Not counted as votes cast and therefore no effect.	AGAINST
5. Shareholder proposal regarding a report on lobbying activity alignment with Paris Climate Agreement	Majority of votes cast	Not counted as votes cast and therefore no effect.	AGAINST

If you sign and return the proxy card without specifying your vote on a particular voting item, your shares will be voted in accordance with the Board Recommendation unless you revoke your proxy before the shares are voted.

We have a majority voting standard for election of directors. Each director nominee who receives a majority of the votes cast will be elected. Any current director who does not meet this standard must, pursuant to our Bylaws, promptly tender resignation to the Board of Directors for consideration by our Governance and Nominating Committee.

How many shares are needed at the Annual Meeting to constitute a quorum?

The presence of the holders of a majority of the outstanding shares of our common stock entitled to vote at the 2021 Annual Meeting is necessary to constitute a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for the transaction of all business. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

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Voting and Proxies | 2021 Annual Meeting and Proxy Statement

Who is soliciting my proxy?

The Board of Directors is soliciting your proxy to vote your shares at the 2021 Annual Meeting. If you give the Board of Directors your proxy, your shares will be voted in accordance with the selections you indicate on the proxy card.

Who is paying for this solicitation?

Norfolk Southern pays the cost of preparing proxy materials and soliciting proxies, including the reimbursement, upon request, of trustees, brokerage firms, banks, and other nominee record holders for the reasonable expenses they incur to forward proxy materials to beneficial owners. Our officers and other employees may solicit proxies by telephone, facsimile, electronic mail, or personal interview; they receive no additional compensation for doing so. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated cost of $17,500, plus reasonable out-of-pocket expenses.

What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company LLC, you are considered a “shareholder of record” with respect to those shares. If your shares are held in a brokerage account or bank, broker, or other nominee, you are considered the “beneficial owner” of such shares.

How do I vote if I am a shareholder of record?

If you are the record owner of any shares of our common stock (the shares are registered in your name) and received your materials by mail, you may vote your shares by completing, signing, and dating the proxy card and mailing it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

You also may vote by telephone or the Internet in the manner described on the proxy card or the Notice of Internet Availability.

Finally, you may attend the Annual Meeting via the Internet and vote during the Annual Meeting. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/NSC2021 and entering the 16-digit number that is printed in the box marked by an arrow included in the proxy card or voting instruction card mailed to you. Please have your notice in hand when you access the website and then follow the instructions. Even if you plan to participate in the Annual Meeting, we recommend that you vote by proxy prior to the Annual Meeting so that your vote will be counted if you later decide not to participate in the Annual Meeting.

How do I vote if I am a beneficial owner of the shares?

If you are the beneficial owner of any shares (the shares are held in street name by a broker, bank, or other nominee), which is therefore the record holder of your shares), you may submit your voting instructions to the record holder using the voting instruction card if you requested these materials by mail or in the manner described on the Notice of Internet Availability. The record holder will then vote your shares in accordance with your voting instructions. You can only vote online during the virtual Annual Meeting if you have a legal proxy from the record holder (the broker, bank, or other nominee that holds your shares) assigning its voting authority to you. Please promptly contact the record holder that holds your shares for instructions on how to obtain a legal proxy if you intend to vote online during the virtual Annual Meeting.

Shares held in street name by a broker may be voted on certain matters even if the beneficial owner does not provide the broker with voting instructions; brokers have the authority under New York Stock Exchange Listing Standards to vote shares for which their customers — the beneficial owners — do not provide voting instructions on certain “routine” matters. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Item 2) is considered a routine matter for which brokers may vote shares they hold in street name, even in the absence of voting instructions from the beneficial owner. The election of directors (Item 1), approval of advisory resolution on executive compensation (Item 3), the shareholder proposal regarding revisions to ownership requirements for proxy access (Item 4), and the shareholder proposal regarding a report on lobbying activity alignment with Paris Climate Agreement (Item 5) are not considered routine matters, and a broker cannot vote shares it holds in street name on these items if it has not received voting instructions from the beneficial owner of the shares with respect to these items.

How do I vote if I own common stock through an employee plan?

If shares are credited to your account in the Norfolk Southern Corporation Thoroughbred Retirement Investment Plan or the Thrift and Investment Plan, you will receive a voting instruction form from the trustee of that plan. Your instructions submitted by mail, over the telephone, or by Internet serve as voting instructions for the trustee of the plans, Vanguard Fiduciary Trust Company. If your instructions are not received by the trustee by 11:59 P.M. Eastern Daylight Time on May 10, 2021, the trustee will vote your shares for each item on the proxy card in the same proportion as the shares that are voted for that item pursuant to the voting instructions received by the trustee from the other participants in the respective plan. While employee plan participants may instruct the trustee how to vote their plan shares, employee plan participants cannot vote their plan shares during the Annual Meeting.

What if I change my mind after I vote?

Any shareholder of record may revoke a previously submitted proxy at any time before the shares are voted by: (a) giving written notice of revocation to our Corporate Secretary; (b) submitting new voting instructions over the telephone or the Internet; (c) delivering a new, validly completed, later-dated proxy card; or (d) joining the 2021 virtual

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Voting and Proxies | 2021 Annual Meeting and Proxy Statement

Annual Meeting and voting during the meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, or other nominee, or, if you have obtained a legal proxy from your broker, bank, or other nominee giving you the right to vote your shares, by joining the Annual Meeting via the Internet and voting during the Annual Meeting. Employee plan participants may change their voting instructions by submitting new voting instructions to Broadridge Financial Solutions, Inc. prior to 11:59 P.M. Eastern Daylight Time on May 10, 2021.

How do I participate in the Annual Meeting?

The Annual Meeting will be a virtual shareholder meeting through which you can listen to the meeting, submit questions and vote online. Only shareholders or their legal proxies may participate in the Annual Meeting. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/NSC2021 and entering the 16-digit number that is printed in the box marked by an arrow included in the proxy card or voting instruction card mailed to you. We recommend that you log in a few minutes before the Annual Meeting to ensure you are logged in when the meeting starts. Online access will begin at 8:15 A.M. Eastern Daylight Time. There will be no physical location for in-person attendance at the Annual Meeting.

The virtual meeting is supported across different online browsers and devices (desktops, laptops, tablets and cell phones). Please be certain you have the most updated version of the applicable software and plugins. Also, you should ensure that you have a strong internet connection from wherever you intend to participate in the Annual Meeting.

Although the Board of Directors is mindful of the continuing public health circumstances that led to our again having a virtual meeting format in 2021, based on the success of last year’s meeting, we are excited to again host a virtual annual meeting. The virtual meeting format will provide an opportunity for participation by all of our shareholders from around the globe, and the virtual meeting format aligns with our broader sustainability goals.

What if I need technical assistance accessing or participating in the virtual Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Technical support will be available starting at 8:00 A.M. Eastern Daylight Time on May 13, 2021.

Can I ask questions at the Annual Meeting?

This year’s virtual Annual Meeting will include questions submitted online both live and in advance. Questions that are not relevant to the business of the Annual Meeting will be addressed in the Q&A portion of the Annual Meeting.

You may submit a question in advance of the meeting at www.proxyvote.com by logging in with the 16-digit number printed in the box marked by an arrow included in your proxy card or voting instruction card. Once you are past the login screen, click on “Questions for Management,” type in your question and click “Submit.”

Live questions may be submitted online beginning shortly before the start of the meeting by typing your question in the “Ask a Question” box in the Annual Meeting portal, at www.virtualshareholdermeeting.com/NSC2021 and clicking submit.

We will try to answer all shareholder questions, subject to time constraints. We ask that you limit your written question to a brief item that is relevant to the Annual Meeting or our business. Questions may be ruled as out of order if they are, among other things, profane, irrelevant to our business, related to pending or threatened litigation, disorderly, or repetitious of statements already made. To avoid repetition, we may group questions by topic with a representative question read aloud and answered.

What is householding?

As permitted by the Securities Exchange Act of 1934, we may deliver a single copy of the Annual Report and Proxy Statement, or the Notice of Internet Availability, to multiple record shareholders sharing an address. This is known as householding. Upon request, we will promptly deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. If you would like a separate copy of this Proxy Statement or the 2020 Annual Report now or in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you may contact: Denise W. Hutson, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510 (telephone 757-823-5567).

Are votes confidential? Who counts the votes?

We have policies in place to safeguard the confidentiality of proxies and ballots. Broadridge Financial Solutions, Inc., Edgewood, NY, which we have retained to tabulate all proxies and ballots cast at the 2021 Annual Meeting, is bound contractually to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

None of our employees or members of our Board of Directors have access to completed proxies or ballots and, therefore, do not know how individual shareholders vote on any matter. However, when a shareholder writes a question or comment on a proxy or ballot, or when there is a need to determine the validity of a proxy or ballot, our management and/or their representatives may be involved in providing the answer to the question or in determining such validity.

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Voting and Proxies | 2021 Annual Meeting and Proxy Statement

Who can I call with questions?

You may contact:

Denise W. Hutson, Corporate Secretary
Norfolk Southern Corporation

Three Commercial Place
Norfolk, Virginia 23510

Telephone 757-823-5567

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Non-GAAP Reconciliation

Reconciliation of Non-GAAP Financial Measures

For 2020, our financial statements are presented in accordance with U.S. generally accepted accounting principles (GAAP). However, information included within this Proxy Statement includes non-GAAP financial measures, as defined by Securities and Exchange Commission Regulation G.

For purposes of period-over-period comparability, GAAP financial results are adjusted below to exclude the effects of two non-cash charges: (1) a $385 million loss on asset disposal related to the sale of 703 locomotives, and (2) an other-than-temporary impairment to the carrying value of an equity method investment in the amount of $99 million, which is included in “Purchased services and rents” on the 2020 Consolidated Statements of Income. The income tax effects of the non-GAAP adjustments were calculated based on the applicable tax rates to which the non-GAAP adjustments relate. We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our business, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry by excluding the effects of the locomotive and impairment charges.

Free cash flow is a non-GAAP financial measure which, as used here, is a function of cash provided by operating activities reduced by current period property additions. It is a measure of cash available for other investing and financing activities, primarily including payment of dividends, repurchases of common stock and repayments of debt. Management believes that this non-GAAP financial measure provides useful supplemental information to investors regarding the Company’s ability to generate cash flows after taking into consideration cash necessary to cover operations and maintain and grow our capital base.

These non-GAAP financial measures are being provided as supplemental information to our GAAP financial measures, and we believe these measures provide investors with additional meaningful financial information regarding our operational performance. We also use these non-GAAP measures as supplemental measures to evaluate our business and performance.

Consolidated Statements of Income – excluding loss on asset disposal and impairment of investment1

($ in millions except per share amounts)

	Year Ended December 31
	2020 (GAAP)	Loss on asset disposal and impairment of investment	2020 excluding impact of charges (Non-GAAP)
Railway operating expenses
Compensation and benefits	$2,373	$—	$2,373
Purchased services and rents	1,687	(99)	1,588	[1]
Fuel	535	—	535
Depreciation	1,154	—	1,154
Materials and other	653	—	653
Loss on asset disposal	385	(385)	—	[1]
Total railway operating expenses	$6,787	$(484)	$6,303	[1]
Income from railway operations	$3,002	$484	$3,486	[1]
Income before income taxes	$2,530	$484	$3,014	[1]
Income taxes	$517	$122	$639	[1]
Net income	$2,013	$362	$2,375	[1]
Earnings per share – diluted	$7.84	$1.41	$9.25	[1]
Railway operating ratio (%)	69.3	(4.9)	64.4	[1]

Free Cash Flow ($ in millions)
Year Ended December 31, 2020
Net cash provided by operating activities	3,637
Property additions	(1,494)
Free cash flow	2,143
Property sales and other transactions	333
Investment purchases	(13)
Investment sales and other transactions	(1)
Net cash used in financing activities	(1,927)
Net increase in cash, cash equivalents, and restricted cash	$535

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## YOUR VOTE IS IMPORTANT.

Please vote your proxy card
or voting instruction form.

© 2021 Norfolk Southern Corporation
All Rights Reserved
11.032021.142050.PRINT

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Daylight Time on Wednesday, May 12, 2021. Have this form in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. Then follow the instructions. During The Meeting - Go to www.virtualshareholdermeeting.com/NSC2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Daylight Time on Wednesday, May 12, 2021. Have this form in hand when you call and then follow the instructions. VOTE BY MAIL Complete, sign, and date this form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NORFOLK SOUTHERN CORPORATION ATTN: JOSEPH C. WOLFE THREE COMMERCIAL PLACE NORFOLK, VA 23510 D41675-P52047-Z79379 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. NORFOLK SOUTHERN CORPORATION The Board of Directors recommends you vote FOR items 1-3: 1. Election of Directors Against For Abstain Nominees: ! ! ! 1a. Thomas D. Bell, Jr. Abstain Against For 2. Rati f icat ion of the appointment of KPMG LLP, independent registered public accounting firm, as Norfolk Southern's independent auditors for the year ending December 31, 2021. ! ! ! ! ! ! 1b. Mitchell E. Daniels, Jr. ! ! ! 1c. Marcela E. Donadio 3. Approval of the advisory resolution on executive compensation, as disclosed in the proxy statement for the 2021 Annual Meeting of Shareholders. ! ! ! ! ! ! 1d. John C. Huffard, Jr. ! ! ! 1e. Christopher T. Jones For Abstain Against The Board of Directors recommends you vote AGAINST items 4 and 5: ! ! ! ! ! ! 4. Proposal regarding revisions to ownership requirements for proxy access. 1f. Thomas C. Kelleher ! ! ! ! ! ! 5. Proposal regarding a report on lobbying activity alignment with Paris Climate Agreement. 1g. Steven F. Leer ! ! ! NOTE: In addition, in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. 1h. Michael D. Lockhart ! ! ! 1i. Amy E. Miles ! ! ! 1j. Claude Mongeau ! ! ! 1k. Jennifer F. Scanlon ! ! ! 1l. James A. Squires ! ! ! 1m. John R. Thompson Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Date Signature (Joint Owners)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D41676-P52047-Z79379 PROXY NORFOLK SOUTHERN CORPORATION THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510 PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 13, 2021 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints and authorizes Vanessa Allen Sutherland, Denise W. Hutson, and Nabanita Chaterjee Nag, and each or any of them, proxy for the undersigned, with full power of substitution, to represent and vote all shares of Norfolk Southern Corporation common stock held by the undersigned with the same force and effect as the undersigned at the Annual Meeting of Shareholders of Norfolk Southern Corporation to be held virtually at www.virtualshareholdermeeting.com/NSC2021on Thursday, May 13, 2021, at 8:30 a.m., Eastern Daylight Time, and at any adjournments, postponements, or rescheduling thereof, upon the matters more fully set forth in the Proxy Statement dated March 31, 2021, and to transact such other business as properly may come before the meeting. The undersigned acknowledges receipt of the Notice and Proxy Statement dated in each case March 31, 2021. All other proxies heretofore given by the undersigned to vote shares of Norfolk Southern Corporation common stock are expressly revoked hereby. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS, AND APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, AND "AGAINST" THE SHAREHOLDER PROPOSALS REGARDING PROXY ACCESS AND CLIMATE LOBBYING. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. (Continued and to be signed on the reverse side.)